Exhibit 99.8

Section A

OVERVIEW

1. Overview	A.3

1.1 Strengthening our health care system	A.8

1.2 Supporting Quebecers and our economy	A.10

1.3 Restarting the economy	A.12

1.4 A better economic situation than forecast in June	A.14

1.5 A budgetary deficit of $15 billion still forecast for 2020-2021	A.21

1.6 Budgetary outlook for the years 2020-2021 to 2022-2023	A.23

1.7 Return to a balanced budget	A.25

APPENDIX: Adjustments since budget 2020-2021 and economic outlook	A.27

1. OVERVIEW

❏ A historical health and economic crisis

The world is in the midst of a historical health crisis. No region has been spared from the COVID-19 pandemic. Since last March, Québec has faced unprecedented health and economic challenges that have had a significant fallout on its economic and financial situation.1

The government had to make difficult choices and impose major restrictions on the population and businesses in order to address the pandemic and contain the spread of the virus. The vast majority of Quebecers have followed the Santé publique and government guidelines. Moreover, it is thanks to Quebecers' engagement that the restrictions could be eased and people could enjoy the summer. The Québec government also took decisive action last March to manage the impact of the health crisis on Quebecers while supporting the economy.

◼ Sustained government action

Since the onset of the crisis, the government has rolled out varying measures to adequately address the realities of individuals and businesses. The measures were carefully planned to, in particular, respect Quebecers' ability to pay and complement the action taken by the federal government.

- The measures to strengthen our health care system, support Quebecers and restart our economy amount to $12.7 billion. They represent economic interventions amounting to $35.2 billion, or 8.0% of GDP.

TABLE A.1

Financial impacts of the initiatives to manage the crisis and restart the economy since March 2020

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
Strengthening our health care system	-165.8	-4 861.3	-	-	-5 027.1	5 437
Supporting Quebecers and our economy	-141.0	-5 038.0	-448.7	-237.1	-5 864.8	24 673
Restarting the economy	-	-594.6	-977.9	-273.7	-1 846.2	5 123
TOTAL	-306.8	-10 493.9	-1 426.6	-510.8	-12 738.1	35 232
Note: Totals may not add due to rounding.

____________________________________

1     Unless otherwise indicated, this document is based on data available as at October 22, 2020. The budgetary data presented for 2019-2020 are preliminary results. Those for 2020-2021 and subsequent years are forecasts.

Overview	A.3

The second wave of COVID-19 is creating great uncertainty and difficult, but necessary, decisions are again called for in order to protect Quebecers.

The government is thus continuing its efforts to strengthen our health care system during the pandemic, support Quebecers and our economy as well as accelerate economic recovery.

In this regard, measures totalling $5.8 billion have been announced since last June:

- $1.8 billion for new initiatives announced in the fall 2020 Update on Québec's Economic and Financial Situation;

- $4.0 billion for measures rolled out since the June 2020 snapshot, Québec's Economic and Financial Situation.

TABLE A.2

Financial impacts of the initiatives to manage the crisis and restart the economy since March 2020

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
New initiatives in the November 2020 update
Supporting Quebecers and our economy	-	-177.5	-109.2	-	-286.7	295
Restarting the economy	-	-521.6	-832.9	-128.7	-1 483.2	2 222
Subtotal	-	-699.1	-942.1	-128.7	-1 769.9	2 516
Measures since the June 2020 snapshot	-	-3 759.7	-150.0	-100.0	-4 009.7	4 621
Measures presented in the June 2020 snapshot	-306.8	-6 035.1	-334.5	-282.1	-6 958.5	28 095
TOTAL	-306.8	-10 493.9	-1 426.6	-510.8	-12 738.1	35 232

A.4	Update on Québec’s Economic and Financial Situation

◼ Actions that are showing results

And the actions taken are producing results. The economic and fiscal outlook for 2020-2021 is rosier than in June.

- Québec's real gross domestic product (GDP) is now projected to contract by 6.0%, compared to a 6.5% contraction forecast in June.

- The budgetary balance for 2020-2021 is stable relative to the situation forecast in June and amounts to −$15.0 billion. A provision of $4.0 billion is still made to offset risks related to the health crisis and fund support and recovery measures.

- The outlook is improving and shows gradual deficit reduction. The budgetary balance will show a deficit of $7.0 billion in 2022-2023.

Of all the Canadian provinces, Québec has injected the most into its economy to tackle the public health crisis.

TABLE A.3

Amounts injected into the economy of the provinces and Canada in response to the health crisis

(billions of dollars, unless otherwise indicated)
	Direct interventions	% of GDP	Injections into the economy	% of GDP
Federal(1)	318.4	14.8	403.4	18.7
Québec(2)	21.1	4.8	35.2	8.0
British Columbia	9.6	3.4	15.8	5.5
Alberta	9.9	3.3	15.2	5.1
Saskatchewan	2.7	3.6	3.4	4.5
Prince Edward Island	0.2	2.8	0.3	4.2
Ontario	18.7	2.2	30.0	3.6
Manitoba	2.1	2.9	2.2	3.0
Nova Scotia	nd	nd	nd	nd
New Brunswick	nd	nd	nd	nd
Newfoundland and Labrador	nd	nd	nd	nd

Note: Direct interventions include support expenditure, infrastructure investment, and loans to individuals and businesses. Amounts injected into the economy include the preceding direct interventions and the various payment deferral measures.

(1) Amounts do not include interventions by Canada Mortgage and Housing Corporation and the Office of the Superintendent of Financial Institutions.

(2) Amounts cover the period from 2019-2020 to 2022-2023.

Source: Ministère des Finances calculations based on documents published by the provinces.

Overview	A.5

❏ A global pandemic

As of October 30, over 45 million COVID-19 cases have been confirmed across 190 countries since the onset of the health crisis. A total of 1.2 million deaths worldwide have been attributed to the virus.

The pandemic touched Québec later: the first confirmed case was reported on February 28. As of October 30, nearly 105 000 Quebecers have contracted the virus. There have been just over 6 000 deaths.

- More specifically, people between the ages of 20 and 49 account for 44.5% of confirmed cases in Québec, but just 0.5% of deaths. By contrast, people aged 70 and older account for 19.8% of infections, but pay a heavier toll, accounting for 91.4% of total deaths.

The Ministère de la Santé et des Services sociaux is making screening one of its key strategies for minimizing the spread of the virus. Since September, nearly 25 000 tests, on average, are conducted every day in Québec.

◼ An unprecedented recession

The rapid spread of COVID-19 around the world called for immediate and concerted action to protect the public and slow the spread of the pandemic.

The public health measures paralyzed the global economy, triggering a simultaneous supply and demand shock.

As a result, the economic outlook for 2020 has dimmed rapidly since March, in Québec and elsewhere in the world. The pandemic has caused a global recession.

- Global real GDP is projected to shrink by 4.6% in 2020. During the most recent economic crisis, in 2008, it fell by 0.1%.

- In Québec, a 6.0% contraction in real GDP is expected in 2020, compared to a 5.5% decline in Canada.

◼ Impact on public finances

The fall 2020 Update on Québec's Economic and Financial Situation is an opportunity to take stock of the pandemic's impact on Québec's public finances and economy.

Québec's public finances have deteriorated sharply over the past few months. While the favourable situation at the start of 2020 enabled the government to act swiftly, the consequences of the pandemic for the economy remain significant.

In such a situation, choices will have to be made, but the government is determined to remain present and take the necessary steps to support Quebecers.

A.6	Update on Québec’s Economic and Financial Situation

TABLE A.4

Additional measures announced in the November 2020 update

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
Supporting Quebecers and our economy
Invest in mental health	-	-15.8	-84.2	-	-100.0	100
Ensure safe subsidized childcare services	-	-25.0	-25.0	-	-50.0	50
Further enhancement to support volunteering	-	-10.0	-	-	-10.0	10
Adapt educational settings and foster distance learning	-	-57.0	-	-	-57.0	57
Support the tourism sector	-	-60.0	-	-	-60.0	68
Extend the tax credit in respect of the employer contributions to the Health Services Fund	-	-9.7	-	-	-9.7	10
Subtotal - Supporting Quebecers and our economy	-	-177.5	-109.2	-	-286.7	295
Restarting the economy
Help get Quebecers back into the labour market	-	-283.6	-175.4	-	-459,0	459
Spur economic growth(1)	-	-163.0	-302.5	-11.5	-477.0	1 096
Ensure a greener recovery	-	-	-200.0	-100.0	-300.0	300
Promote Québec production and buying local	-	-75.0	-155.0	-17.2	-247.2	367
Subtotal - Restarting the economy(2)	-	-521.6	-832.9	-128.7	-1 483.2	2 222
TOTAL	-	-699.1	-942.1	-128.7	-1 769.9	2 516

(1) Corresponds to the financial impact of the measures to spur economic growth excluding the amounts to enhance the 2030 Plan for a Green Economy.

(2) Acceleration of $2.9 billion in investments under the Québec Infrastructure Plan in 2020-2021 will have an additional financial impact of $363 million by 2022-2023, raising the measures to restart Québec's economy to a total of $1 846.2 million.

Overview	A.7

1.1 Strengthening our health care system

As early as last March, the Québec government swiftly took important steps to limit the spread of the pandemic and strengthen the health care system.

It is continuing its efforts to further support Québec's health care system and address the second wave of the COVID-19 pandemic.

❏ $5.0 billion in actions since the onset of the crisis

Since March 13, 2020, the government will have invested an additional $5.0 billion for the years 2019-2020 to 2022-2023 to strengthen the health care system:

- $1.9 billion to acknowledge the extra efforts of health workers;

- $2.2 billion to provide the supplies and personal protective equipment needed to tackle the crisis;

- $1.0 billion for other measures, including the increase in the daily processing capacity for screening tests.

Furthermore, in the event that additional expenditure pressures arise due to the pandemic, the government has included provisions in its financial framework.

- The provisions amount to $4.0 billion in 2020-2021, $3.0 billion in 2021-2022 and $1.0 billion in 2022-2023.

TABLE A.5

Financial impact of the actions to strengthen our health care system since March 2020

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
Acknowledge the extra efforts of health workers	-77.3	-1 803.3	-	-	-1 880.5	1 881
Ensure the necessary supply of equipment to tackle the crisis	-15.0	-2 151.9	-	-	-2 166.9	2 577
Secure funding of other health and social services support measures	-73.6	-906.1	-	-	-979.7	980
TOTAL	-165.8	-4 861.3	-	-	-5 027.1	5 437
Note: Totals may not add due to rounding.

A.8	Update on Québec’s Economic and Financial Situation

❏ An additional $1.3 billion in health spending since June

Since last June, another $1.3 billion has been earmarked for 2020-2021 to strengthen our health care system. The bulk of the spending is going toward rolling out the action plan for the second wave of the pandemic.

More specifically, the additional sums allow for more screening and reduce the risks incurred for residents of seniors' living environments.

TABLE A.6

Financial impact of the actions to strengthen our health care system since June 2020

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
Acknowledge the extra efforts of health workers(1)	-	-1 002.1	-	-	-1 002.1	1 002
Ensure the necessary supply of equipment to tackle the crisis(2),(3)	-	214.9	-	-	214.9	195
Secure funding of other health and social services support measures(4)	-	-551.7	-	-	-551.7	552
TOTAL	-	-1 338.9	-	-	-1 338.9	1 749

Note: Totals may not add due to rounding.

(1) These amounts include the continuation of bonuses and the extension of specific support until December 31, 2020, as well as the remuneration of new patient-care attendants until March 31, 2021.

(2) These amounts include the personal protective equipment (PPE) needed until March 31, 2021, estimated on the basis of projected annual consumption. The government's goal is to have 25% of PPE made in Québec.

(3) The downward adjustment to the financial impact is attributable to the $410-million decrease in PPE needs for 2020-2021.

(4) These amounts include the cost of testing and laboratory analysis, support for community organizations and exceptional expenditures by health and social services institutions.

Overview	A.9

1.2 Supporting Quebecers and our economy

Several measures have been implemented over the past few months to help Quebecers get through the health crisis. They are designed to respond to the exceptional situation we are facing and help Quebecers deal with the new realities of the labour market, lost income and access to certain services.

❏ Actions totalling $5.9 billion since the onset of the crisis

For the years 2019-2020 to 2022-2023, the actions taken by the government since March 2020 to support Quebecers through the health crisis total $5.9 billion.
In particular:

- $1.9 billion has been invested to support Quebecers;

- The government's actions aim to foster adjustment to the new context, including by granting assistance to childcare services and vulnerable population groups, as well as improving support for students and school staff.

- $3.9 billion has been invested to mitigate the pandemic's impact on the economy.

- Amounts have been earmarked to provide additional support to hard-hit businesses, particularly in the tourism sector, and support municipal services.

These actions represent economic interventions amounting to $24.7 billion since last March.

TABLE A.7

Financial impact of the actions to support Quebecers and our economy since March 2020

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
Support Quebecers	-70.8	-1 182.8	-448.7	-237.1	-1 939.4	6 767
Mitigate the impact of the pandemic on the economy	-70.2	-3 855.2	-	-	-3 925.4	17 905
TOTAL	-141.0	-5 038.0	-448.7	-237.1	-5 864.8	24 673

A.10	Update on Québec’s Economic and Financial Situation

❏ An additional $3.0 billion to support Quebecers and our economy since June

Since June, additional measures totalling $3.0 billion have been provided for so as to continue offering support to Quebecers and boosting the economy. In particular:

- $0.9 billion has been committed to support Quebecers;

- $2.0 billion has been earmarked to mitigate the impact of the pandemic on the economy.

In particular, the fall 2020 Update on Québec's Economic and Financial Situation includes additional support in the amount of:

- $100 million over two years to provide access to mental health services and help Quebecers experiencing psychological distress;

- $65 million in 2020-2021 to help tourism businesses weather the crisis and prepare for the recovery;

- $57 million in 2020-2021 to enable the education system to adapt learning environments and improve distance learning conditions;

- $1.9 billion to maintain municipal services for the population, including $800 million for public transit authorities. This amount is in addition to the $400 million announced in June, raising the total assistance to $2.3 billion.

In addition, the government announced an enhancement to student financial assistance as well as initiatives to improve student support services, totalling $540 million over three years.

TABLE A.8

Financial impact of the actions to support Quebecers and our economy since June 2020

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
Support Quebecers	-	-573.6	-259.2	-100.0	-932.8	1 130
Mitigate the impact of the pandemic on the economy	-	-2 024.7	-	-	-2 024.7	2 037
TOTAL	-	-2 598.3	-259.2	-100.0	-2 957.5	3 167

Overview	A.11

1.3 Restarting the economy

Several sectors of activity have been severely affected by the current situation and many economic players are having to review their practices in order to adapt to the new context.

The fall 2020 Update on Québec's Economic and Financial Situation presents the initial concrete actions being taken by the government to accelerate economic recovery and improve Québec's economic outlook. The actions aim to:

- help Quebecers get back into the labour market;

- spur economic growth;

- ensure a greener recovery;

- promote Québec production and buying local.

In addition, the government announced in May that it was moving up nearly $3.0 billion in investments under the 2020-2030 Québec Infrastructure Plan (QIP) to accelerate Québec's economic recovery.

- Bill 66, An Act respecting the acceleration of certain infrastructure projects, provides for the acceleration of several projects, primarily in the health, education, road transportation and public transit sectors.

These actions will amount to more than $1.8 billion from 2020-2021 to 2022-2023.

TABLE A.9

Financial impact of the measures to restart the economy since March 2020

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
Accelerate infrastructure investments(1)	-	-73.0	-145.0	-145.0	-363.0	2 901
Help get Quebecers back into the labour market	-	-283.6	-175.4	-	-459.0	459
Spur economic growth(2)	-	-163.0	-302.5	-11.5	-477.0	1 096
Ensure a greener recovery	-	-	-200.0	-100.0	-300.0	300
Promote Québec production and buying local	-	-75.0	-155.0	-17.2	-247.2	367
TOTAL	-	-594.6	-977.9	-273.7	-1 846.2	5 123

(1) Measure announced in the June 2020 snapshot, Québec's Economic and Financial Situation.

(2) Corresponds to the financial impact of the measures to spur economic growth excluding the amounts to enhance the 2030 Plan for a Green Economy.

A.12	Update on Québec’s Economic and Financial Situation

Call to academic economists: Important input to deliberations on economic recovery and the return to sound public finances

Last June, Québec's Minister of Finance appealed to university economists to propose, through their research, priority initiatives to accelerate economic recovery, ensure sustainable economic growth, revitalize Québec's regions and absorb the budget deficit stemming from the COVID-19 pandemic, while maintaining adequate funding for health and education.

The invitation was extended to all Québec university economics departments as well as research groups. Several academic economists, from various universities, answered the call.

To ensure transparency, the research documents and proposals submitted to the Minister are available on the website of the Ministère des Finances du Québec (consultations.finances.gouv.qc.ca/RelanceEconomique/index_en.html).

The many themes addressed include:

- the role of government spending in economic recovery;

- the economic outlook in the context of uncertainty related to the pandemic;

- investment in human capital and public infrastructure;

- the labour shortage: a challenge for businesses with investment projects;

- a digital approach to regional economic development;

- buying local;

- the green economy;

- returning to balanced budgets and reducing the debt burden.

Against the backdrop of the government's desire to make sure that the measures put in place will contribute to economic recovery, increase Québec's economic potential and ensure sound public finances again, the call put out to academic economists will provide important input to government deliberations.

Overview	A.13

1.4 A better economic situation than forecast in June

❏ Like other economies, Québec has entered a recession

Last spring, the global economy fell into a deep recession brought on by the COVID-19 pandemic. The International Monetary Fund (IMF) estimates that 85% of the world economy was in lockdown for several weeks. The public safety measures put in place caused a sharp contraction in economic activity.

- For 2020 as a whole, global real GDP is projected to shrink by 4.6%. In comparison, it fell by 0.1% during the 2008 financial crisis.

- The U.S. economy is expected to contract by 4.2%.

Québec has not been spared by the pandemic. Nearly 40% of the economy was shut down in March and April due to public health measures, triggering an unprecedented recession.

- Although the economy bounced back quickly following the gradual resumption of activities starting in May, Québec will record a 6.0% contraction in real GDP for the full year 2020.

- This is the biggest decline in real GDP since 1981, the year compilation of economic accounts' statistics began.

Outlook clouded by uncertainty

Very high uncertainty is currently weighing on forecasts. The economic outlook will depend on the epidemiological situation in Québec and around the world. A significant increase in the virus' spread could dampen growth temporarily.

How the pandemic will evolve and the impact of the health crisis on economic activity are therefore hard to assess with certainty. Consequently, the forecast scenario is based on a number of assumptions. More specifically, in Québec:

- the forecast scenario considers the possibility that more waves of COVID-19 by the end of 2021 might put a temporary drag on economic recovery;

- a broad shutdown of the economy like in the spring is not planned. Future public health measures should be less restrictive and targeted at specific sectors and regions of Québec.

A.14	Update on Québec’s Economic and Financial Situation

To mitigate the effects of the pandemic, authorities acted swiftly and took unprecedented steps to stabilize the economy and help households and businesses during this time of economic upheaval.

- Budgetary and fiscal policies provided households and businesses with financial assistance as well as preserved economies' production capacity to prevent the temporary shutdown from becoming a permanent shock.

- In addition, central banks adopted monetary measures to support credit and ensure the smooth functioning of financial markets. As part of its quantitative easing program, the Bank of Canada makes large-scale purchases of federal government bonds to support economic recovery.

These measures held the global economy's decline in check and will support recovery. In fact, the economy will gradually pick up in the coming quarters.

- Global real GDP is projected to grow by 4.7% in 2021.

- Québec should see a 5.0% rebound in economic activity.

Furthermore, there are still a number of risks associated with the evolving health crisis.

- In particular, a larger-than-anticipated wave of infection might call for more-restrictive measures, which would curtail the projected recovery in 2021.

- On the other hand, if the health measures are less restrictive than anticipated or if a vaccine becomes rapidly and widely available, the recovery could be even more robust than projected.

TABLE A.10

Economic growth

(real GDP, percentage change)
	2019	2020	2021
Québec	2.6	-6.0	5.0
- June 2020	2.7	-6.5	6.0
Canada	1.7	-5.5	4.5
- June 2020	1.7	-6.1	5.5
United States	2.2	-4.2	3.6
- June 2020	2.3	-6.0	6.2
World	2.8	-4.6	4.7
- June 2020	2.9	-3.5	5.0
Sources: Institut de la statistique du Québec, Statistics Canada, International Monetary Fund, IHS Markit, Datastream, Eurostat and Ministère des Finances du Québec.

Overview	A.15

❏ Economic activity has already started to pick up

Last spring, governments acted swiftly to help households and businesses during this time of economic upheaval. The severity of the shock called for a robust response from authorities.

The actions taken are producing results. The economic outlook for 2020 is not as gloomy as it was in June.

- Québec's real GDP is now projected to contract by 6.0%, compared to a 6.5% contraction forecast in June.

- This adjustment stems, in particular, from a smaller-than-expected decline in output in the second quarter, with the government measures having attenuated the economic downturn.

In addition, the support measures provided a strong foundation for economic recovery. In fact, the majority of monthly economic indicators have rebounded considerably since May.

- As a result, the economy is forecast to return to growth starting in 2021. Real GDP growth of 5.0% is now expected.

CHART A.1 Economic growth in Québec
(real GDP, percentage change)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

A.16	Update on Québec’s Economic and Financial Situation

❏ Governments' contribution will lessen the economic shock
in 2020

In 2020, domestic demand will see an unprecedented decline of 4.5%.

- The temporary shutdown of non-essential activities by government decree in March led to temporary closure of numerous businesses, shops, plants and construction sites. The shutdown, which lasted for eight weeks, led to a significant downturn in household consumption expenditure as well as residential and non-residential business investment.

- The anticipated decline in domestic demand will nevertheless be mitigated by an increase in total spending by public administrations. In particular, substantial government transfers mitigated the impact of the crisis on household and corporate finances. However, these transfers are not recorded as government spending in calculating GDP. Despite the recession, Quebecers' disposable income has risen by 9.6% in 2020.

The impact of the health crisis on foreign demand for goods and services and on supply chains will cause exports to fall. Imports will also decline due to weaker domestic demand.

Despite the historic declines recorded in 2020, recovery has already begun. The economy began to pick up in May with the end of the lockdown. All GDP components are thus expected to recover in 2021.

- The second wave of infection recently prompted the Québec government to reintroduce restrictive measures. However, the measures are targeted at specific sectors and regions. Consequently, they will have a much smaller negative impact on economic growth than in the spring.

TABLE A.11

Real GDP and its major components in Québec

(percentage change and, in brackets, contribution in percentage points)
	2019	2020	2021
Domestic demand	2.3 (2.4)	−4.5 (−4.7)	5.9 (6.2)
- Household consumption	1.6 (0.9)	−6.7 (−4.0)	6.9 (4.0)
- Residential investment	3.9 (0.3)	−2.9 (−0.2)	1.8 (0.1)
- Non-residential business investment	2.1 (0.2)	−9.8 (−0.8)	6.5 (0.5)
- Government spending and investment	3.1 (0.8)	0.6 (0.2)	5.1 (1.5)
External sector	(0.4)	(0.0)	(−1.8)
- Exports	1.7 (0.8)	−8.9 (−4.1)	5.9 (2.6)
- Imports	0.8 (−0.4)	−8.3 (4.1)	9.2 (−4.4)
Inventories	(−0.1)	(−1.1)	(0.7)
REAL GDP	2.6	−6.0	5.0
Note: Totals may not add due to rounding. Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

Overview	A.17

❏ The government is pursuing its goal of increasing Québec's economic potential

The public health crisis has shaken Québec's economy and public finances. The government is nevertheless maintaining its objectives of creating wealth and increasing Québec's economic potential.

Therefore, Québec must count on its employment rate improving.

- In 2019, the employment rate hit an all-time high of 61.5% and gains were harder to make in this regard.

- Then the public health crisis rocked the labour market and, in April, the employment rate fell to a low of 50.1%. Despite climbing since May, the employment rate is projected to stand at 58.6% in December 2020.

- Consequently, significant gains in this component are possible in the short term.

In the longer term, economic recovery, wealth creation and enhancement of economic potential must continue to be underpinned by strong productivity growth.

- The average annual rate of productivity growth, that is, real GDP per job, was 0.5% from 2009 to 2018. In 2019, a trend change occurred and productivity jumped by 0.8%.

- The faster growth in productivity improved the standard of living, with real GDP per capita rising by 1.4% in Québec in 2019. In comparison, Ontario's standard of living rose by just 0.1% over the same period.

TABLE A.12

Contribution of economic growth factors

(average annual percentage change and contribution in percentage points)
	2009-2018	2019	2020	2021	2022
Real GDP	1.5	2.6	-6.0	5.0	3.0
Pool of potential workers(1)	0.2	0.2	0.2	-0.1	-0.1
Employment rate(2)	0.7	1.6	-5.3	3.8	1.3
Productivity(3)	0.5	0.8	-0.9	1.3	1.8
STANDARD OF LIVING(4)	0.7	1.4	-6.8	4.4	2.4

Note: Totals may not add due to rounding.

(1) Population aged 15-64.

(2) The employment rate corresponds to the total number of workers over the population aged 15-64.

(3) Productivity as measured by real GDP per worker.

(4) Standard of living as measured by real GDP per capita.

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

A.18	Update on Québec’s Economic and Financial Situation

◼ A slow return to pre-pandemic levels

The lockdown measures last spring drastically reduced economic activity and employment.

- Between the peak and trough of the economic cycle, that is, between the fourth quarter of 2019 and the second quarter of 2020, output declined by 14.5% and employment, by 12.6%.

Although the economy has already begun to recover, output and employment will not return to their pre-pandemic levels for a long time.

- Real GDP is not expected to recover to its fourth quarter 2019 level before the first quarter of 2022.

- Employment is not expected to recover to its pre-pandemic level before the second quarter of 2023.

In particular, full recovery of activities will be harder in the service sectors, especially the accommodation and food services and travel sectors, which are normally labour-intensive.

- Services occupy a large share of the economy. In 2019, they represented 72.8% of output and 79.6% of jobs.

- Given that output accounts for a slightly smaller share of the service sector than employment, output will recover its pre-pandemic level faster than employment.

Furthermore, the government hopes to achieve 2.5% GDP growth annually as of 2022 in order to reach the GDP level forecast in the last budget by 2025-2026.

CHART A.2 Change in output and employment in Québec
(index, 4th quarter 2019 = 100)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

Overview	A.19

◼ Slower recovery in certain sectors

The shutdown of 40% of the economy in the spring hit employment hard in several sectors of activity.

- Between February and April, 820 500 jobs were shed in Québec. The biggest job losses were in the accommodation and food services (−133 400), trade (−131 900) and manufacturing (−115 000) industries.

The gradual upturn in economic activity led to a gain of 706 900 jobs between May and September. Employment was up across almost all sectors of the economy.

- More specifically, the trade (+141 500), manufacturing (+99 600) and construction (+98 300) industries saw the biggest job gains since May.

As a result, in September employment was back up to 97.4% of the level in February. However, some labour-intensive industries were still seeing lower employment levels than in February.

- Activities have been picking up more slowly in the accommodation and food services (in September, 85.2% of the employment level in February), information, culture and recreation (90.1%) and transportation and warehousing (92.5%) industries.

The tightening of containment measures in Québec since October will likely cause another decline in employment, particularly in sectors where physical distancing is harder to maintain. The number of jobless people will remain high in these sectors. As a result, it will be a while before Québec sees an unemployment rate as low as in February (4.5%).

CHART A.3 Proportion of jobs in September relative to February, Québec
(per cent)

Sources: Statistics Canada and Ministère des Finances du Québec.

A.20	Update on Québec’s Economic and Financial Situation

1.5 A budgetary deficit of $15 billion still forecast
for 2020-2021

The budgetary deficit for 2020-2021 is stable relative to the situation forecast in June and amounts to $15.0 billion before use of the stabilization reserve.

Improvements amounting to $4.4 billion have been reported since June:

- own-source revenue is $2.5 billion higher due to faster-than-anticipated improvement in the economic situation;

- federal transfer revenues are up by $515 million, mainly due to transfers to offset the financial impacts of the pandemic;

- debt-servicing costs are down by $731 million due to lower-than-expected interest rates.

These improvements are sufficient to fund both:

- the additional $1.3 billion in health spending arising mainly from the extension of temporary bonuses for health care staff and the increase in COVID-19 testing capacity;

- the support and recovery measures to strengthen the current rebound in economic activity.

Thus, the provision of $4.0 billion in 2020-2021 included in the financial framework in the June snapshot, to mitigate potential economic risks and fund additional support and recovery measures, can be maintained.

TABLE A.13

Adjustments to the budgetary balance for 2020-2021

(millions of dollars)
2020-2021
BUDGETARY BALANCE(1) - JUNE 2020	-14 940
ECONOMIC AND BUDGETARY SITUATION
Own-source revenue excluding revenue from government enterprises	2 503
Revenue from government enterprises	290
Federal transfers	515
Portfolio expenditures	446
Debt service	731
Other	-86
Subtotal - Economic and budgetary situation	4 399
Support and recovery measures	-4 459
BUDGETARY BALANCE(1) - NOVEMBER 2020	-15 000
Including: provision for economic risks and other support and recovery measures	-4 000
Note: Totals may not add due to rounding. (1) Budgetary balance within the meaning of the Balanced Budget Act, before use of the stabilization reserve.

Overview	A.21

❏ The resilience of the economy results in higher
own-source revenue

The forecasts of the economic situation have improved since the release of the June 2020 snapshot, Québec's Economic and Financial Situation. The change in real GDP in 2020 has been adjusted upward from −6.5% to −6.0%.

A smaller contraction in GDP than forecast in June has had a positive impact on the government's own-source revenue over the period of the financial framework. A positive adjustment has been made to the main economic indicators influencing the revenue bases on which taxes are collected in 2020:

- 1.8 percentage points to wages and salaries;

- 8.7 percentage points to the net operating surplus of corporations;

- 2.4 percentage points to household consumption excluding food expenditures and shelter.

The impact of these adjustments coupled with the enhancement of federal worker support programs 2  results in an upward adjustment of $2.5 billion to own-source revenue for 2020-2021.

CHART A.4 Change in real GDP and selected economic indicators - 2020	CHART A.5 Adjustment to own-source revenue since June 2020
(percentage change)	(millions of dollars)

Notes: Wages: wages and salaries; NOSC: net operating surplus of corporations; Consum: household consumption excluding food expenditures and shelter.	Notes: OSR: own-source revenue excluding revenue from government enterprises; PIT: personal income tax; CT: corporate taxes; COT: consumption taxes; Other: other revenue.

____________________________________

2     Refers to extension of the Canada Emergency Response Benefit, as well as introduction of the Canada Recovery Benefit, the Canada Recovery Sickness Benefit and the Canada Recovery Caregiving Benefit.

A.22	Update on Québec’s Economic and Financial Situation

1.6 Budgetary outlook for the years 2020-2021 to 2022-2023

Since last March, Québec has been facing unprecedented health and economic challenges that have severely impacted its financial situation.

For 2020-2021, the budgetary balance as defined in the Public Accounts is a deficit of $12.3 billion. Deposits of dedicated revenues in the Generations Fund, totalling $2.7 billion, result in a budgetary deficit of $15.0 billion before use of the stabilization reserve.

- The budgetary deficit will be less than $3.0 billion in 2020-2021 following the use of the stabilization reserve.

The budgetary outlook will gradually improve in the coming years due to a gradual decline in the prevalence of COVID-19 and its impact on the economy and expenditures.

- Declining budgetary deficits of $8.3 billion in 2021-2022 and $7.0 billion in 2022-2023 are currently forecast.

- For the same years, the financial framework makes provisions for economic risks and other support and recovery measures totalling $3.0 billion and $1.0 billion, respectively.

- Furthermore, deposits in the Generations Fund stand at $3.0 billion in 2021-2022 and will reach $3.2 billion in 2022-2023.

$32-million budgetary surplus in 2019-2020

The budgetary surplus for 2019-2020 amounts to $32 million, a downward adjustment of $3.0 billion relative to the June 2020 snapshot, Québec's Economic and Financial Situation attributable to:

- $1.4 billion due to sustainable losses in value and other provisions for losses on loans, investments and loan guarantees (including $434 million estimated additional losses on the CSeries investment and $378 million for Ciment McInnis);

- $642 million in own-source revenue, in particular tax revenue, mainly due to the public health emergency declared in mid-March;

- $250 million due to the increase in the provision for doubtful accounts related to the impact of the pandemic.

Overview	A.23

TABLE A.14

Summary financial framework - November 2020

(millions of dollars)
	2019-2020	2020-2021	2021-2022	2022-2023	AAGR(1)
Revenue
Own-source revenue	91 744	88 437	94 477	98 709
% change	0.1	-3.6	6.8	4.5	1.9
Federal transfers	25 228	30 296	26 639	25 772
% change	9.1	20.1	-12.1	-3.3	2.8
Total revenue	116 972	118 733	121 116	124 481
% change	1.9	1.5	2.0	2.8	2.1
Expenditure
Portfolio expenditures	-105 621	-119 507	-114 576	-117 959
% change	8.1	13.1	-4.1	3.0	4.8
Debt service	-7 676	-7 573	-8 806	-9 303
% change	-12.0	-1.3	16.3	5.6	1.6
Total expenditure	-113 297	-127 080	-123 382	-127 262
% change	6.4	12.2	-2.9	3.1	4.6
Estimated losses on the CSeries investment	-1 037	-	-	-
Provision for economic risks and other support and recovery measures	-	-4 000	-3 000	-1 000
SURPLUS (DEFICIT)	2 638	-12 347	-5 266	-3 781
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	-2 606	-2 653	-2 984	-3 219
BUDGETARY BALANCE BEFORE USE OF THE STABILIZATION RESERVE	32	-15 000	-8 250	-7 000
Use of the stabilization reserve	-	12 009	-	-
BUDGETARY BALANCE(2)	32	-2 991	-8 250	-7 000
(1) Average annual growth rate from 2019-2020 to 2022-2023. (2) Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

A.24	Update on Québec’s Economic and Financial Situation

1.7 Return to a balanced budget

Québec's public finances have deteriorated sharply over the past few months. While the favourable situation at the start of 2020 enabled the government to act swiftly, the consequences of the pandemic for the economy and public finances remain significant.

- The structural deficit that has to be offset in order to balance the budget lies between $5.5 billion and $7.0 billion.

❏ Principles for restoring fiscal balance responsibly

Public finances will continue to be under pressure in 2021-2022. Measures to prevent the spread of the virus are likely to continue and exert pressure on the health care system, as well as on Québec's economic situation. These observations will influence the approach adopted to restore fiscal balance responsibly while demonstrating transparency.

Reducing the debt burden remains a priority. In the coming months, the government will examine whether there is a need to review the Act to reduce the debt and establish the Generations Fund, particularly with regard to the achievement of the targets set for 2025-2026.

The challenges in restoring fiscal balance will obviously reflect the extent of the health crisis' impact on public finances since last March. The government will have to control spending growth while maintaining funding for services.

To ensure that fiscal balance is restored responsibly within five years, as required by the Balanced Budget Act, the government's balanced budget plan will be based on the following principles:

- the government's commitment not to increase the tax burden;

- spending growth tied to revenue growth, and therefore in line with taxpayers' ability to pay;

- an increase in Québec's economic potential;

- continuation of debt reduction efforts;

- greater federal health care funding.

Getting back to a balanced budget is important. In the current context, the government must ease uncertainty in order to increase economic players' confidence and ensure that investment projects that will contribute to growth recovery are foreseeable.

Overview	A.25

Increase in the Canada Health Transfer to 35% of provincial health spending

The federal government contributes to provincial and territorial health spending through the Canada Health Transfer (CHT).

In 2020-2021, the CHT for Canada as a whole will stand at $41.9 billion, while provincial and territorial health spending, excluding the impact of the pandemic, will amount to $188.6 billion.

As a result, the federal government will contribute to only 22.2% of provincial and territorial health spending in 2020-2021. This is less than in the past even though Québec is confronted with an unprecedented public health crisis and an aging population, as well as growing health care costs tied, in particular, to the emergence of new medications and access to new cutting-edge technologies.

Like the other provinces and the territories, Québec is asking for an immediate increase in the CHT so that the provinces and territories have the means they need to fully shoulder their responsibilities.

The CHT envelope for Canada as a whole should correspond to 35% of provincial and territorial health spending.

To that end, the CHT should increase from $42 billion in 2020-2021 to $70 billion in 2021-2022, which represents an injection of $28 billion.

- Each province would receive the same amount per capita. For Québec, this increase would represent $6.2 billion in 2020-2021.

Thereafter, this share of 35% would be maintained. In this way, the CHT would grow in pace with provincial and territorial health spending.

This increase in the CHT will be used to support the funding of initiatives already implemented in Québec, such as the training and hiring of patient-care attendants. It will also be used to hire nurses, enhance home care, improve access to mental health services and fund seniors' homes.

A.26	Update on Québec’s Economic and Financial Situation

APPENDIX: ADJUSTMENTS SINCE
BUDGET 2020-2021
AND ECONOMIC OUTLOOK

TABLE A.15

Budget adjustments 2019-2020 and 2020-2021 since March 2020

(millions of dollars)
	2019-2020	2020-2021
BUDGETARY BALANCE(1) - MARCH 2020	1 900	-
ECONOMIC AND BUDGETARY SITUATION
Own-source revenue excluding revenue from government enterprises
- Tax revenue	-623	-4 327
- Other revenue	-175	-1 289
Subtotal	-798	-5 616
Revenue from government enterprises	-274	-1 208
Subtotal - Own-source revenue	-1 072	-6 824
Federal transfers	131	4 604
Subtotal - Revenue	-941	-2 220
Portfolio expenditures	-382	945
Debt service	169	693
Subtotal - Expenditure	-213	1 638
Estimated additional losses on the CSeries investment	-434	-
Deposits of dedicated revenues in the Generations Fund	27	76
TOTAL ADJUSTMENTS TO THE ECONOMIC AND BUDGETARY SITUATION	-1 561	-506
INITIATIVES
Strengthening our health care system	-	-1 339
Supporting Quebecers and our economy	-	-2 598
Restarting the economy	-	-522
Subtotal - Initiatives in November 2020	-	-4 459
Actions to manage the public health crisis and support the economy - Initiatives in June 2020	-307	-6 035
TOTAL INITIATIVES	-307	-10 494
Provision for economic risks and other support and recovery measures	-	-4 000
BUDGETARY BALANCE BEFORE USE OF THE STABILIZATION RESERVE	32	-15 000
Use of the stabilization reserve	-	12 009
BUDGETARY BALANCE(1) - NOVEMBER 2020	32	-2 991
Note: Totals may not add due to rounding. (1) Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

Overview	A.27

TABLE A.16

Economic outlook for Québec

(percentage change, unless otherwise indicated)
	2019	2020	2021	2022
Output
Real gross domestic product	2.6	-6.0	5.0	3.0
- Budget 2020-2021	2.8	2.0	1.5	1.4
Nominal gross domestic product	4.5	-4.6	6.9	4.7
- Budget 2020-2021	4.7	4.1	3.4	3.2
Nominal gross domestic product (billions of dollars)	459.0	437.7	467.8	489.7
- Budget 2020-2021	459.9	478.6	495.0	510.8
Components of GDP (in real terms)
Household consumption	1.6	-6.7	6.9	3.1
- Budget 2020-2021	1.8	1.9	1.6	1.5
Government spending and investment	3.1	0.6	5.1	1.4
- Budget 2020-2021	3.7	1.9	0.9	1.0
Residential investment	3.9	-2.9	1.8	-0.5
- Budget 2020-2021	3.1	0.9	0.3	0.0
Non-residential business investment	2.1	-9.8	6.5	5.2
- Budget 2020-2021	2.0	2.6	2.3	2.1
Exports	1.7	-8.9	5.9	4.0
- Budget 2020-2021	1.6	1.9	1.8	1.8
Imports	0.8	-8.3	9.2	2.9
- Budget 2020-2021	0.2	1.4	1.7	1.7
Other economic indicators (in nominal terms)
Job creation (thousands)	77.7	-222.6	154.1	51.0
- Budget 2020-2021	77.7	37.2	25.8	21.2
Unemployment rate (per cent)	5.1	9.3	7.8	7.0
- Budget 2020-2021	5.1	5.0	4.9	4.9
Household consumption excluding food expenditures and shelter	3.0	-10.5	10.6	5.5
- Budget 2020-2021	2.9	3.3	3.3	2.9
Wages and salaries	6.2	-0.7	4.6	3.3
- Budget 2020-2021	5.9	4.8	3.7	3.1
Household income	5.8	6.1	-0.7	2.8
- Budget 2020-2021	5.9	4.6	3.6	3.3
Net operating surplus of corporations	0.8	-1.7	0.8	0.7
- Budget 2020-2021	4.0	3.6	3.5	3.5
Consumer price index	2.1	0.8	1.6	2.1
- Budget 2020-2021	2.1	2.2	2.2	2.0
Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

A.28	Update on Québec’s Economic and Financial Situation

Exhibit 99.8

Section B

MANAGING THE CRISIS AND RESTARTING
THE ECONOMY

Summary	B.3

1. Strengthen our health care system	B.7

1.1 Acknowledge the extra efforts of health care workers	B.9

1.2 Ensure the necessary supply of equipment to tackle the crisis	B.11

1.3 Secure funding of other health and social services support measures	B.13

2. Supporting Quebecers and our economy	B.17

2.1 Supporting Quebecers	B.19

2.1.1 Invest in mental health	B.21

2.1.2 Help childcare services weather the pandemic	B.25

2.1.3 Mitigate the impact of the pandemic on vulnerable clienteles	B.27

2.1.4 Support students and school staff	B.30

2.1.5 Measures presented in the June 2020 snapshot to support workers and individuals	B.33

2.2 Mitigate the economic impact of the pandemic	B.34

2.2.1 Provide additional assistance to businesses	B.35

2.2.2 Support municipal services	B.39

2.2.3 Measures presented in the June 2020 snapshot to mitigate the pandemic's economic impact	B.41

3. Restart the economy	B.43

3.1 Accelerating infrastructure investments	B.45

3.2 Help get Quebecers back into the labour market	B.46

3.3 Spur economic growth	B.52

3.4 Promoting Québec products and buying local	B.63

APPENDIX: Initiatives to address the public health crisis across Canada	B.67

B.1

SUMMARY

The world is in the midst of a historical health crisis. No region has been spared from the COVID-19 pandemic. The government is responding quickly and in keeping with the scale of these events.

The fall 2020 Update on Québec's Economic and Financial Situation presents a portrait of the government interventions implemented since the beginning of the COVID-19 pandemic.

Since March, these measures, which have a total financial impact of $12.7 billion, are injecting into the economy over $35 billion 1 , or 8.0% of the GDP.

From now to 2022-2023, the initiatives for Québec implemented by the government since March 2020 represent investments of:

- $5.0 billion to strengthen our health care system;

- $5.9 billion to support Quebecers and our economy;

- $1.8 billion to restart the economy.

TABLE B.1

Financial impact of the initiatives to manage the crisis and restart the economy since March 2020

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
Strengthen our health care system	-165.8	-4 861.3	-	-	-5 027.1	5 437
Support Quebecers and our economy	-141.0	-5 038.0	-448.7	-237.1	-5 864.8	24 673
Restart the economy	-	-594.6	-977.9	-273.7	-1 846.2	5 123
TOTAL	-306.8	-10 493.9	-1 426.6	-510.8	-12 738.1	35 232
Note: Totals may not add due to rounding.
  ___________________________________

1  The amounts injected into the economy include direct interventions and the various measures for deferring amounts due. The direct interventions include support expenditures, investment in infrastructure and loans to individuals and businesses.

Managing the Crisis and Restarting the Economy	B.3

The government is thus continuing its efforts to strengthen our health care system during the pandemic, to support Quebecers and our economy, and to accelerate economic recovery.

In this regard, measures totalling $5.8 billion have been announced since last June, including:

- $1.8 billion for new initiatives as part of the fall 2020 update;

- $4.0 billion for measures implemented since the June 2020 snapshot, including:

- an additional $1.3 billion to manage the public health crisis and strengthen our health care system,

- $2.7 billion to support Quebecers and our economy.

The new initiatives and those introduced since the June snapshot will inject more than $7.1 billion in additional funds into the economy.

TABLE B.2

Financial impact of the initiatives to manage the crisis and restart the economy since March 2020

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
New initiatives in the November 2020 update
Support Quebecers and our economy	-	-177.5	-109.2	-	-286.7	295
Restart the economy	-	-521.6	-832.9	-128.7	-1 483.2	2 222
Subtotal	-	-699.1	-942.1	-128.7	-1 769.9	2 516
Measures since the June 2020 snapshot	-	-3 759.7	-150.0	-100.0	-4 009.7	4 621
Measures presented in the June 2020 snapshot	-306.8	-6 035.1	-334.5	-282.1	-6 958.5	28 095
TOTAL	-306.8	-10 493.9	-1 426.6	-510.8	-12 738.1	35 232
Note: Totals may not add due to rounding.

B.4	Update on Québec’s Economic and Financial Situation

TABLE B.3

Financial impact of the additional measures announced in
the November 2020 update

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
Support Quebecers and our economy
Invest in mental health	-	-15.8	-84.2	-	-100.0	100
Ensure safe subsidized childcare services	-	-25.0	-25.0	-	-50.0	50
Further enhancement to support volunteering	-	-10.0	-	-	-10.0	10
Adapt educational settings and foster distance learning	-	-57.0	-	-	-57.0	57
Support the tourism sector	-	-60.0	-	-	-60.0	68
Extension of the tax credit in respect of employer contributions to the Health Services Fund	-	-9.7	-	-	-9.7	10
Subtotal - Support Quebecers and our economy	-	-177.5	-109.2	-	-286.7	295
Restart the economy
Help get Quebecers back into the labour market	-	-283.6	-175.4	-	-459.0	459
Spur economic growth(1)	-	-163.0	-302.5	-11.5	-477.0	1 096
Ensure a greener recovery	-	-	-200.0	-100.0	-300.0	300
Promote Québec production and buying local	-	-75.0	-155.0	-17.2	-247.2	367
Subtotal - Restart the economy(2)	-	-521.6	-832.9	-128.7	-1 483.2	2 222
TOTAL	-	-699.1	-942.1	-128.7	-1 769.9	2 516

(1) Financial impact of the measures to drive economic growth, excluding funding to enhance the 2030 Plan for a Green Economy.

(2) The acceleration of the Québec Infrastructure Plan by $2.9 billion in 2020-2021 leads to an additional financial impact of $363 million between now and 2022-2023, bringing the total amount of the measures to drive the Québec economy to $1 846.2 million.

Managing the Crisis and Restarting the Economy	B.5

1. STRENGTHEN OUR HEALTH CARE SYSTEM

The arrival of the pandemic in Québec has made it necessary to put in place exceptional measures to strengthen our health care system to deal with the public health crisis. Since March 13, 2020, the government has invested an additional $5.0 billion in 2019-2020 and 2020-2021:

- $1.9 billion to acknowledge the extra efforts of health workers;

- $2.2 billion to provide the supplies and personal protective equipment needed to tackle the crisis;

- $1.0 billion for other measures, in order to allow for more screening, reduce the risks incurred by residents of living environments for seniors, and provide greater protection for vulnerable people.

Furthermore, in the event that additional expenditure pressures arise due to the pandemic, the government has included provisions in its financial framework.

- These provisions amount to $4.0 billion in 2020-2021, $3.0 billion in 2021-2022 and $1.0 billion in 2022-2023.

TABLE B.4

Financial impact of the actions to strengthen our health care system since March 2020

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
Acknowledge the extra efforts of health workers(1)	-77.3	-1 803.3	-	-	-1 880.5	1 881
Ensure the necessary supply of equipment to tackle the crisis(2),(3)	-15.0	-2 151.9	-	-	-2 166.9	2 577
Ensure funding for other health and social support measures(4)	-73.6	-906.1	-	-	-979.7	980
TOTAL	-165.8	-4 861.3	-	-	-5 027.1	5 437

Note: Totals may not add due to rounding.

(1) These amounts include the continuation of bonuses and the extension of specific support until December 31, 2020, as well as the remuneration of new patient-care attendants until March 31, 2021.

(2) These amounts include the personal protective equipment (PPE) needed until March 31, 2021, estimated on the basis of projected annual consumption. The government's goal is to have 25% of PPE made in Québec.

(3) The downward revision of the financial impact is due to the decrease in PPE consumption requirements by $410 million for 2020-2021 compared to what was forecast in June 2020.

(4) These amounts include the cost of COVID-19 testing and laboratory analysis, support for community organizations and exceptional expenditures by health and social services institutions.

Managing the Crisis and Restarting the Economy	B.7

Financial impact of actions to strengthen our health care system since June 2020

Over the past few months, the government has increased its support to strengthen the health care system. The fall 2020 update provides for additional expenditures of $1.3 billion in 2020-2021, compared to last June. The bulk of the spending is going toward rolling out the action plan for the second wave of the pandemic. The additional expenditures result in particular from:

- the extension of temporary bonuses for health care workers, totalling $1.0 billion;

- an increase in the daily processing capacity for laboratory screening tests, totalling $266 million.

Compared to the estimate in the June 2020 snapshot, the consumption of personal protective equipment supplies necessary to meet the needs of the year 2020-2021 has been revised, i.e. $410 million from the original estimate. These needs now amount to $1.9 billion.

- The additional protective equipment available in Québec will make it possible to create a permanent reserve to meet a demand equivalent to six months of supply, which represents approximately $1 billion of equipment.

Financial impact of the actions to strengthen our health care system since June 2020

(millions of dollars)
2020-2021
Acknowledge the extra efforts of health care workers
Extension of bonuses for patient-care attendants working in private facilities	-200.2
Extension of 8% bonus for staff who are in permanent contact with COVID-19 patients and 4% bonus for all other employees(1)	-278.6
Extension of temporary lump sum payments to encourage full-time work	-315.1
Training and remuneration of new patient-care attendants	-204.0
Extension of bonuses for other private-sector employment groups (CHSLDs, residences for senior citizens, and RI-RTFs)	-4.4
Subtotal	-1 002.1
Ensure the necessary supply of equipment to tackle the crisis
Adjustment of expected consumption of equipment supplies (gowns, masks, etc.)	410.1
Protective and safety measures for health workers	-195.2
Subtotal	214.9
Secure funding of other health and social services support measures
Increase in the daily processing capacity for laboratory screening tests	-266.0
Support for community organizations, community or private resources and youth	-87.6
Other measures(2)	-198.1
Subtotal	-551.7
TOTAL	-1 338.9

Note: Totals may not add due to rounding.

(1) These bonuses are for employees in the health and social services network.

(2) This amount includes, in particular, wage bonuses for other health sector employment groups.

B.8	Update on Québec’s Economic and Financial Situation

1.1 Acknowledge the extra efforts of health care workers

The government acknowledges the challenges faced by the health and social services sector, particularly in recruiting workers in various fields.

Since the start of the pandemic, several temporary wage increases have been granted and will be maintained during the public health emergency.

- Among other things, lump sums were granted to encourage clinical staff in the health network (nurses, clinical nurses, nursing assistants and patient-care attendants) to work full-time throughout Québec.

- These lump sums can range from $400 per month for employees working in zones without patients with COVID-19, to over $3 000 per month for employees of the health care system who are transferred to regions considered hot zones.2

The government is also maintaining its commitment to train 10 000 new patient-care attendants to assist employees in health care facilities.

- In mid-June, a first cohort of students were trained to become patient-care attendants. Nearly 7 000 people have now joined the public system as a result of this training. A second and third cohort of future patient-care attendants are currently undergoing accelerated training.

- With the addition to the base wage of the various pandemic-related lump sums and bonuses, the hourly wage for patient-care attendants reaches $26 per hour.

In total, compared to March 2020, close to $1.9 billion have been allocated to acknowledge the extra efforts of health workers, including:

- a wage increase for patient-care attendants working in private facilities;

- an 8% bonus for employees in the health and social services system who are in permanent contact with COVID-19 patients and a 4% bonus for all other employees in the network;

- temporary lump sum payments to encourage full-time work;

- the training and remuneration of new patient-care attendants.

__________________________________

2 A bonus of $1 000 per month is offered to caregiving staff working full-time in "hot zones" in the Greater Montreal area, in addition to a second bonus of $2 000 per month for staff from other regions who volunteer to transfer to "hot zones" in the Greater Montreal area.

Managing the Crisis and Restarting the Economy	B.9

TABLE B.5

Financial impact of the actions to acknowledge the extra efforts of health workers since March 2020

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
Enhanced bonuses for patient-care attendants working in private facilities	-14.7	-308.4	-	-	-323.1	323
8% bonus for staff who are in permanent contact with COVID-19 patients and 4% bonus for all other employees(1)	-38.8	-446.8	-	-	-485.6	486
Temporary lump sum payments to encourage full-time work	-	-377.7	-	-	-377.7	378
Training and remuneration of new patient-care attendants	-	-541.0	-	-	-541.0	541
Other tailored support measures	-23.8	-129.5	-	-	-153.3	153
TOTAL	-77.3	-1 803.3	-	-	-1 880.5	1 881
Note: Totals may not add due to rounding. (1) These bonuses are for employees in the health and social services system.

B.10	Update on Québec’s Economic and Financial Situation

1.2 Ensure the necessary supply of equipment to tackle the crisis

Since the start of the pandemic, the government has invested massively in the purchase of equipment to protect health and social services workers on the front lines of the fight against COVID-19.

In the context of the second wave of the pandemic, and to the extent that all current precautions will need to be maintained until a COVID-19 vaccine is available, the government has ensured that it has the necessary protective equipment until March 31, 2021.

In this regard, the government has provided health and social services institutions with nearly $2.2 billion in equipment to deal with the crisis, including:

- N95 masks, surgical masks, gowns, gloves, visors, personal, other personal protective equipment and hand sanitizer for a total of $1.9 billion;

- equipment and other protective and safety devices to make the working environments of health care staff safer, such as safety enclosures to prevent the dispersion of aerosols, decontamination and cleaning of rooms, as well as certain adjustments to staff working conditions, for a total of $275 million.

In addition, the government is currently working to set up a reserve of protective equipment needed to meet a demand equivalent to six months' supply, which corresponds to approximately $1 billion in equipment.

TABLE B.6

Financial impact of the measures to ensure the necessary equipment to tackle the crisis since March 2020

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
Equipment supplies (gowns, masks, etc.)(1)	-	-1 885.9	-	-	-1 885.9	2 296
Protective and safety measures for health workers	-15.0	-260.0	-	-	-275.0	275
Equipment for the Greater Montréal public transit system	-	-6.0	-	-	-6.0	6
TOTAL	-15.0	-2 151.9	-	-	-2 166.9	2 577
(1) The amounts injected into the economy represent purchases made for PPE as presented in the June 2020 snapshot.
Managing the Crisis and Restarting the Economy	B.11

A purchasing policy for protective equipment in Québec

When the June 2020 snapshot was published, the government estimated that $2.3 billion in supplies and personal protective equipment (PPE) (gowns, masks, etc.) would be required to meet the needs of the year 2020-2021. More recent estimates now show the need for $1.9 billion by March 31, 2021.

The surplus equipment acquired so far will contribute to the establishment of a $1 billion reserve of protective equipment.

- This reserve will make it possible, among other, to secure the necessary supplies for the year 2021-2022, where applicable.

A target of 25% of purchases in Québec

In the urgency of last spring, PPEs were acquired where supply was available.

However, Québec quickly initiated a local supply process by securing Québec manufacturing contracts. This process now allows the province to be increasingly autonomous for the main PPEs, particularly for procedure masks, washable gowns, N95 masks and visors.

Overall, the government wishes to ensure that at least 25% of supply comes from Québec.

- This goal has been achieved and even surpassed for hand sanitizer, visors and washable gowns. In addition, the contracts signed will make it possible to reach the target and maintain supplies from local sources in the coming years for N95 masks and procedure masks.

B.12	Update on Québec’s Economic and Financial Situation

1.3 Secure funding of other health and social services support measures

The COVID-19 pandemic and confinement have led to an increase in psychological distress in the general population, as well as exhaustion among people working in health and social services institutions.

- With the second wave, the population's needs remain pressing, particularly among vulnerable clienteles.

In addition, in order to better control the spread of the virus, the number of screening tests has been significantly increased.

- Since September, nearly 25 000 tests, on average, are conducted every day in Québec.

Thus, since March 2020, nearly $1.0 billion have been allocated, including:

- $466.0 million to increase processing capacity for laboratory screening tests, including an additional $266 million since June;

- $107.6 million to community organizations to provide the support people need;

- $31.1 million to offer an enhanced range of psychosocial services.

Managing the Crisis and Restarting the Economy	B.13

TABLE B.7

Financial impact of the measures to secure funding for other health and social services support measures since March 2020

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
Increase in the daily processing capacity for laboratory screening tests(1)	-	-466.0	-	-	-466.0	466
Support for community organizations, community or private resources and youth	-	-107.6	-	-	-107.6	108
Greater mental health support	-	-31.1	-	-	-31.1	31
Addition of beds for alternative care services	-	-27.0	-	-	-27.0	27
Employee Assistance Program	-	-14.0	-	-	-14.0	14
Assistance for women who are victims of domestic violence	-2.5	-	-	-	-2.5	3
Other measures	-71.1	-260.4	-	-	-331.5	332
TOTAL	-73.6	-906.1	-	-	-979.7	980

Note: Totals may not add due to rounding.

(1) The government plans to invest $1.3 billion in 2020-2021 for a screening care system, including $466 million to increase daily screening capacity. This system includes the identification of target populations to be tested, the promotion of tests, screening clinics, laboratory analyses, information processing and contact with users and the population.

B.14	Update on Québec’s Economic and Financial Situation

Expenditures of $52.5 billion on health and social services in 2020-2021

Initially forecast at $47.8 billion in the last Budget, health and social services expenditures now reach $52.5 billion in 2020-2021. These expenditures are divided into three main areas of intervention:

- services provided to the population through direct service or support programs;

- programs administered by the Régie de l'assurance maladie du Québec (RAMQ);

- financing of infrastructure and various related activities.

The majority of these services are provided or administered by:

- health and social services institutions, which are responsible for providing a full range of services to the population and for the fair distribution of resources allocated to the various programs;

- the RAMQ, which serves nearly 8 million people covered by the Québec Health Insurance Plan. Of that number, approximately 3.7 million people are also registered for the Public Prescription Drug Insurance Plan.

Health and social service expenditures are largely funded by general and income taxes, but also by external contributions, including from the federal government and users, by way of transfers to service providers or direct assistance to recipients through the tax system.

Breakdown of total expenditures on health and social services

Source: Ministère des Finances du Québec calculation based on 2020-2021 Expenditure Budget data.

Managing the Crisis and Restarting the Economy	B.15

2. SUPPORTING QUEBECERS AND OUR ECONOMY

The pandemic had major consequences on the lives of Quebecers, communities and economic activity.

The actions deployed by the government since March 2020 to support Quebecers and our economy will inject nearly $25 billion into the economy.

The financial impacts of these initiatives represent $5.9 billion by 2022-2023, namely:

- $1.9 billion to support Quebecers;

- $3.9 billion to mitigate the economic impact of the pandemic.

TABLE B.8

Financial impact of the actions to support Quebecers
and our economy since March 2020

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
Support Quebecers	-70.8	-1 182.8	-448.7	-237.1	-1 939.4	6 767
Mitigate the economic impact of the pandemic	-70.2	-3 855.2	-	-	-3 925.4	17 905
TOTAL	-141.0	-5 038.0	-448.7	-237.1	-5 864.8	24 673
Note: Totals may not add due to rounding.

Managing the Crisis and Restarting the Economy	B.17

Over the past few months, the government has increased its support to Quebecers, in particular to assist people in vulnerable situations, and businesses hard hit by the rules attributable to the second wave of the COVID-19 pandemic.

The government's additional support for Quebecers totalled $3.0 billion:

- $286.7 million for new initiatives in the fall 2020 update;

- $2.7 billion for measures deployed since the June 2020 snapshot.

TABLE B.9

Financial impact of the actions to support Quebecers
and our economy since March 2020

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
New initiatives in the November 2020 update
Support Quebecers	-	-107.8	-109.2	-	-217.0	217
Mitigate the economic impact of the pandemic	-	-69.7	-	-	-69.7	78
Subtotal	-	-177.5	-109.2	-	-286.7	295
Measures implemented since the June 2020 snapshot	-	-2 420.8	-150.0	-100.0	-2 670.8	2 872
Measures presented in the June 2020 snapshot	-141.0	-2 439.7	-189.5	-137.1	-2 907.3	21 506
TOTAL	-141.0	-5 038.0	-448.7	-237.1	-5 864.8	24 673

B.18	Update on Québec’s Economic and Financial Situation

2.1 Supporting Quebecers

The Québec government acted swiftly to support Quebecers in these difficult times.

Since June, the investments related to government actions to support Quebecers represent $932.8 million over three years:

- $100 million to invest in mental health;

- $65.8 million to help childcare services weather the pandemic;

- $15 million to mitigate the impact of the pandemic on vulnerable clienteles;

- $752 million to support students and staff in schools.

These actions are in addition to measures to support workers and individuals, totalling $1 billion, presented in the June 2020 snapshot.

In total, the government actions represent support of more $1.9 billion over four years.

Managing the Crisis and Restarting the Economy	B.19

TABLE B.10

Financial impact of the actions to support Quebecers since March 2020

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
New initiatives in the November 2020 update
Invest in mental health	-	-15.8	-84.2	-	-100.0	100
Help childcare services weather the pandemic	-	-25.0	-25.0	-	-50.0	50
Mitigate the impact of the pandemic on vulnerable clienteles	-	-10.0	-	-	-10.0	10
Support students and school staff	-	-57.0	-	-	-57.0	57
Subtotal	-	-107.8	-109.2	-	-217.0	217
Measures since the June 2020 snapshot
Help childcare services weather the pandemic	-	-15.8	-	-	-15.8	16
Mitigate the impact of the pandemic on vulnerable clienteles	-	-5.0	-	-	-5.0	16
Support students and school staff	-	-445.0	-150.0	-100.0	-695.0	882
Subtotal	-	-465.8	-150.0	-100.0	-715.8	913
Measures presented in the June 2020 snapshot	-70.8	-609.2	-189.5	-137.1	-1 006.6	5 637
TOTAL	-70.8	-1 182.8	-448.7	-237.1	-1 939.4	6 767
Note: Totals may not add due to rounding.

B.20	Update on Québec’s Economic and Financial Situation

2.1.1 Invest in mental health

The circumstances of the pandemic and containment create several risk factors for mental health deterioration and an increase in distress. To fight these risks and their impact, the government is investing $100 million over two years in support of mental health, including:

- $35 million to improve access to specialized services;

- $29 million to strengthen community support;

- $36 million to integrate mental health and psychosocial needs into mainstream services.

TABLE B.11

Financial impact of the measures to invest in mental health since June 2020

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
New initiatives in the November 2020 update
Improve access to specialized services	-	-9.3	-25.7	-	-35.0	35
Strengthen community support	-	-3.8	-25.2	-	-29.0	29
Integrate mental health and psychosocial needs into mainstream services	-	-2.7	-33.3	-	-36.0	36
TOTAL	-	-15.8	-84.2	-	-100.0	100

Note: The funding will be allocated to the Ministère de la Santé et des Services sociaux, excluding $3.0 million in 2020-2021 and $7.0 million in 2021-2022 that will be allocated to the Ministère de l'Éducation et de l'Enseignement supérieur.

Managing the Crisis and Restarting the Economy	B.21

❏ Improve access to specialized services

Access to specialized mental health services is essential in the current context of the pandemic. Waiting lists are getting longer and attracting, retaining and supporting new skilled workers are major challenges for institutions in several sectors.

To improve access to specialized mental health services and thus reduce waiting lists, $35 million over two years will be provided. Of this amount:

- $25 million will aim to promote access to private mental health services for people waiting in the public system;

- $10 million will be allocated to the Ministère de l'Éducation et de l'Enseignement supérieur to improve access to mental health services for clients of higher education institutions.

These funds will enable integrated health and social services centres (CISSS), integrated university health and social services centres (CIUSSS) and higher education institutions to sign service agreements with specialized mental health resources licensed to provide psychotherapy services (e.g. psychologists, social workers, psychoeducators).

Higher education institutions will also be able to use the money to hire new mental-health resources.

B.22	Update on Québec’s Economic and Financial Situation

❏ Strengthen community support

Part of the vulnerable clientele is more difficult to reach through the health and social services network. These people are likely to suffer from more serious mental disorders.

In order to reach this clientele further away from the network, teams of scouts will be created to go into the community to meet vulnerable clienteles.

- These teams will be made up of outreach workers (community organizers, health promotion counsellors, psychosocial workers) and their mandate will include ensuring the prevention, detection and early intervention of psychosocial problems (e.g. domestic violence, suicide, addiction).

The contribution of community organizations is essential to enable people in highly vulnerable situations to access support or mutual-aid services.

Thus, $29 million over two years will be devoted to strengthening community support:

- $19 million for the establishment of local scouting teams;

- $10 million to the Support Program for Community Organizations to further support community mental-health organizations.

❏ Integrate mental health and psychosocial needs
into mainstream services

Faced with the anticipated increase in demand for psychosocial needs, particularly those related to grief in a pandemic, it is necessary to ensure that the new demands of the public do not add to the waiting times currently observed in the network.

To ensure the capacity to respond to the public's new demands, including those of teachers, the additional staff hired in the first wave will be maintained. In addition, digital online or telephone support will be enhanced.

An amount of $36 million over two years is planned for the integration of mental health and psychosocial needs into mainstream services:

- $31 million to retain the 300 professional resources hired in the network during the first wave of the pandemic;

- $5 million to speed up the rollout of the digital suicide prevention strategy in order to improve the response capacity of the 1-866-APPELLE line and make online intervention services accessible at all times.

Managing the Crisis and Restarting the Economy	B.23

Accelerated rollout of the digital suicide prevention strategy and upgrade of the 1-866-APPELLE line

Digital suicide prevention strategy

The digital suicide prevention strategy (DSPS) aims to address the needs of vulnerable people who would not otherwise be reachable.

The intervention service of the suicide.ca website was launched on October 15. Access to the chat room from a mobile phone, as well as to the emotional health self-management tools will be available around mid-November.

1-866-APPELLE line

The rollout of the digital suicide prevention strategy must be combined with an increase in the response capacity of the 1-866-APPELLE line, especially in the mandated suicide prevention centres. The Suicide.ca website and chat activities will encourage users to seek help through the 1-866-APPELLE line.

In 2019, 56 465 calls were made to the 1-866-APPELLE line.

Reminder of actions already announced for psychosocial services in Budget 2020-2021 during the pandemic

In Budget 2020-2021, the government announced investments of $261.4 million over five years to increase mental health initiatives, including $69.8 million in 2020-2021.

Following the state of public health emergency order of March 13, 2020, the government quickly determined the priority actions to be deployed to ensure that the psychosocial needs observed and anticipated in the population were met.

For example, the government has invested $123.7 million in the following actions:

- $31.1 million as part of its action plan: psychosocial and mental-health services in the context of COVID-19 for the enhancement of psychosocial and mental-health services;

- $30.0 million for school-based youth mental-health and addiction prevention projects;

- $25.0 million to increase the hours worked by staff providing mental-health services for youth, young adults, their families and loved ones;

- $20.0 million to support community organizations that offer priority services in their communities, particularly in the areas of food, housing, volunteer transportation assistance, and physical and mental health;

- $17.6 million to support community mental-health organizations to enhance their services to the public.

B.24	Update on Québec’s Economic and Financial Situation

2.1.2 Help childcare services weather the pandemic

Childcare services had to adapt to the new pandemic context, first by closing, then by gradually reopening over the summer while implementing new public health measures.

- As part of the fall 2020 update, the government is announcing an additional $50 million to ensure safe subsidized childcare.

- In addition, $15.8 million was allocated to support childcare services in hot zones during the gradual reopening period this summer.

In total, the investments to help childcare services represent $65.8 million.

TABLE B.12

Financial impact of the measures to help childcare services weather the pandemic since June 2020

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
New initiative in the November 2020 update
Ensure safe subsidized childcare services	-	-25.0	-25.0	-	-50.0	50
Measures since the June 2020 snapshot
Support childcare services	-	-15.8	-	-	-15.8	16
TOTAL	-	-40.8	-25.0	-	-65.8	66

Managing the Crisis and Restarting the Economy	B.25

❏ Ensure safe subsidized childcare services

Implementing adequate measures for meeting new public health requirements under COVID-19 has been a challenge for subsidized childcare services.

In this context, the government is announcing assistance for childcare services to help them make the required organizational changes and carry out the needed cleaning and disinfection activities.

To support subsidized childcare services, the government is allocating $50 million to help them comply with new public health requirements.

❏ Support childcare services

The Québec government allocated an additional $15.8 million to support childcare services in hot zones during the gradual reopening this summer.

B.26	Update on Québec’s Economic and Financial Situation

2.1.3 Mitigate the impact of the pandemic on vulnerable clienteles

Vulnerable clienteles were heavily affected by the COVID-19 crisis. To provide them with additional support, the government is announcing $10 million in funding to further support for volunteering.

Furthermore, the government recently:

- adopted a moratorium on recovering sums owed under social assistance programs and the Québec Parental Insurance Plan;

- invested $5 million for initiatives to support crime victims and improve access to justice during the pandemic.

TABLE B.13

Financial impact of the measures to mitigate the impact of the pandemic on vulnerable clienteles since June 2020

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
New initiative in the November 2020 update
Further support volunteering	-	-10.0	-	-	-10.0	10
Measures since the June 2020 snapshot
Suspend the repayment of debt to social assistance and parental insurance(1)	-	-	-	-	-	11
Support crime victims	-	-5.0	-	-	-5.0	5
Subtotal	-	-5.0	-	-	-5.0	16
TOTAL	-	-15.0	-	-	-15.0	26
(1) Does not entail any financial impact since the debt is still recoverable and takes the form of a payment deferral.

Managing the Crisis and Restarting the Economy	B.27

❏ Further support volunteering

Through the fall 2020 update, the government wants to provide more support to communities in the context of the public health crisis.

To that end, it is increasing the Soutien à l'action bénévole program by $10 million in 2020-2021 to meet local needs in the area of recreation, sport and community action.

- This program allows Members from all parties to provide financial support to community organizations in their district.

- This investment is in addition to the $10-million increase announced in April, bringing the total envelope to $30 million in 2020-2021.

❏ Suspend the repayment of a social assistance or parental insurance debt

The economic consequences of the COVID-19 public health crisis affect everyone, including those who are less well off.

This is why the government has recently adopted a moratorium on recovering sums due under social assistance programs and the Québec Parental Insurance Plan. This moratorium applies for three months beginning in November 2020, for the months of November, December and January.

The deferred sums for the three months are roughly $10.6 million.

❏ Support crime victims

The pandemic context has highlighted several needs, especially as regards modernizing the accessibility and offer of services to crime victims.

An amount of $5 million in 2020-2021, announced on September 7, will fund projects to organizations that offer direct services to crime victims. This amount will allow the organizations to modernize their services, facilities and intervention tools to offer support better adapted to the needs of their clienteles.

B.28	Update on Québec’s Economic and Financial Situation

Canada-Québec Housing Agreement

On October 6, 2020, the Québec Minister of Municipal Affairs and Housing and the federal Minister of Families, Children and Social Development signed the Canada-Québec Housing Agreement. Through this agreement, the Québec government will obtain a share of the funding provided for under the National Housing Strategy, which was announced on November 22, 2017, namely a little over $1.8 billion over nine years.

In return, the Québec government will invest an equivalent amount, bringing total investments to nearly $3.7 billion for the same period.

These amounts will be used for the three major components covered by the agreement:

- finance Québec's housing priorities, which include accessibility, repairs, and the construction of affordable housing;

- preserve, regenerate and increase the social and community housing stock, including units reserved for indigenous communities in urban areas;

- fund or enhance any program designed to increase housing affordability for households, paid directly to households, such as the shelter allowance program.

Over the coming weeks, discussions will take place between the Société d'habitation du Québec and the Canada Mortgage and Housing Corporation (CMHC) to determine the terms and conditions for receiving the funding.

Furthermore, Quebec stakeholders in the housing sector will continue to have access to the CMHC's National Housing Co-Investment Fund. Québec will be able to direct the funding provided by the fund by choosing investments in line with its priorities.

Managing the Crisis and Restarting the Economy	B.29

2.1.4 Support students and school staff

Since the beginning of the public health crisis, the education sector has been dealing with huge challenges. During the summer, schools worked on adapting to the new public health measures for the return to school of students.

For students, the government implemented direct support and enhanced the financial assistance allocated to them.

The government acted quickly to allow the education network and higher education institutions to adapt to ensure a safe return to school for students and staff.

In order to provide increased support, the Québec government announced additional funding of $695 million over four years:

- $540 million to increase Student Financial Assistance and improve student support services;

- $85 million to strengthen the support and safety of students and school staff;

- $70 million to relaunch physical, sports, recreational and nature activities.

In addition, the government is investing an additional $57 million through the fall 2020 update for the digital conversion in teaching.

B.30	Update on Québec’s Economic and Financial Situation

TABLE B.14

Financial impacts of actions to support students
and school staff since June 2020

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
New initiative in the November 2020 update
Adapt educational settings and foster distance learning	-	-57.0	-	-	-57.0	57
Measures since the June 2020 snapshot
Increase Student Financial Assistance and improve student support services	-	-290.0	-150.0	-100.0	-540.0	727
Strengthen the support and safety of students and school staff	-	-85.0	-	-	-85.0	85
Promote physical, sports, recreational and outdoor activities	-	-70.0	-	-	-70.0	70
Subtotal	-	-445.0	-150.0	-100.0	-695.0	882
TOTAL	-	-502.0	-150.0	-100.0	-752.0	939

❏ Adapt educational settings and foster distance learning

The pandemic is prompting the education system to review its methods in order to comply with the public health measures dictated by the Santé publique.

Additional investments totalling $57 million will be made to adapt educational settings and promote conditions for distance teaching.

This funding will help some 240 000 young people in secondary 3, 4 and 5 benefit from in-person and distance teaching, so as to offset the lack of space and teaching staff.

The required equipment will be deployed in close to 10 000 secondary school classes and in one class per primary school to provide younger students with a similar experience.

Furthermore, these investments will provide students with easier access to speakers, specialized courses and training, regardless of their social environment or geographic location.

Managing the Crisis and Restarting the Economy	B.31

❏ Increase Student Financial Assistance and improve student support services

The government has announced an additional $540 million in financial assistance over three years to support students.

First, Student Financial Assistance was temporarily increased by $200 million for the 2020-2021 school year, in order to meet the needs resulting from the unusual COVID-19 situation.

- In addition, the Student Financial Assistance program was permanently enhanced by $265 million over three years to allow Québec students to benefit from additional financial support while in school.

Lastly, the government has also provided $75 million in 2020-2021 to invest more heavily in direct support to college and university students.

- This increase will be used to implement measures to improve educational support as well as material and psychosocial provided to the student community.

❏ Strengthen the support and safety of students
and school staff

In order to bolster school retention and the safety of students and staff in the current pandemic context, additional investments of $85 million in 2020-2021 were announced on September 26, 2020.

- This funding was used to train and hire school staff, develop distance learning, enhance school transportation services and increase ventilation system maintenance services.

❏ Promote physical, sports, recreational and outdoor activities

On October 15, 2020, the government announced a $70-million assistance plan in 2020-2021 to support sports, recreational and outdoor activity stakeholders.

This assistance will enable varied activities for all publics to be maintained, especially for clienteles who are less likely to participate in such activities, including young people, girls and women, seniors, and low-income or disabled persons.

- This assistance boosts the funding provided to sports federations by 60% under the support programs for Québec sports federations and the development of excellence (Programme de soutien aux fédérations sportives québécoises and Programme de soutien au développement de l'excellence respectively).

- A $5-million increase was also allocated to deploy the Accès-Loisirs Québec program across the province.

B.32	Update on Québec’s Economic and Financial Situation

2.1.5 Measures presented in the June 2020 snapshot to support workers and individuals

Since the beginning of the public health crisis, the Québec government has implemented a series of measures to provide Quebecers with additional financial support.

For the 2019-2020 to 2022-2023 period, the Québec government will make many investments to support workers and individuals, including:

- $181.8 million to implement the Incentive Program to Retain Essential Workers (PIRTE), which will benefit about 139 000 Québec workers;

- $507.2 million for the implementation of a single school tax rate;

- $82.4 million to support childcare services during the shutdown and gradual reopening.

The government has also announced other measures aimed at supporting all Quebecers and helping retain jobs:

- extension of filing deadline for personal income tax returns;

- moratorium on student loan repayments;

- reduction of 25% in the mandatory minimum withdrawal from a registered retirement income fund (RRIF);

- financial support for households awaiting their residence;

- support measures to help low-income tenants pay their rent;

- allocation of 1 800 new units under the Emergency Rent Supplement program;

- implementation of the Temporary Aid for Workers Program (PATT);

- further support for volunteering;

- assistance for day camps;

- an incentive measure for agricultural workers.

In total, the Québec government has invested about $1 billion to support workers and individuals.

Managing the Crisis and Restarting the Economy	B.33

2.2 Mitigate the economic impact of the pandemic

Like other regions of the world, Québec has not been spared by the COVID-19 pandemic, which has had significant impact its economy.

In total, government injections into the economy since the beginning of the pandemic to limit the economic impacts amount to $17.9 billion and represent a financial impact of $3.9 billion.

The government was attentive to the effects of the pandemic on the economy and acted to support the sectors most affected by the Santé publique orders, by presenting measures totalling $1.9 billion in the June 2020 snapshot.

The government is continuing its action with additional support of $2.0 billion:

- $69.7 million, in the November 2020 update, for new initiatives to provide additional assistance to businesses;

- $2.0 billion for measures implemented since June to mitigate the economic impact of the pandemic.

TABLE B.15

Financial impact of measures to mitigate the economic impact of the pandemic since March 2020

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
New initiative in the November 2020 update
Provide additional assistance to businesses	-	-69.7	-	-	-69.7	78
Measures since the June 2020 snapshot
Provide additional assistance to businesses	-	-55.0	-	-	-55.0	59
Support municipal services	-	-1 900.0	-	-	-1 900.0	1 900
Subtotal	-	-1 955.0	-	-	-1 955.0	1 959
Measures presented in the June 2020 snapshot	-70.2	-1 830.5	-	-	-1 900.7	15 869
TOTAL	-70.2	-3 855.2	-	-	-3 925.4	17 905
Note: Totals may not add due to rounding.

B.34	Update on Québec’s Economic and Financial Situation

2.2.1 Provide additional assistance to businesses

In order to mitigate the impact of the pandemic on businesses, the government quickly provided financial support adapted to the situation of businesses in certain sectors.

The government, through the fall 2020 update, provides for additional assistance:

- an additional $60 million for the tourism sector to provide businesses with the required liquidities to maintain a quality tourism offering;

- These actions bring to $65 million the funding made available to the Ministère du Tourisme since June.

- $9.7 million to extend the tax credit in respect of employer contributions to the Health Services Fund for employees on paid leave.

Over the past few months, additional financial support has been offered to businesses affected by the current situation:

- an increase in the Concerted Temporary Action Program for Businesses (PACTE) and Emergency Assistance Program for Small and Medium-Sized Businesses (PAUPME) for businesses forced to close during the second wave of COVID-19;

- a $50-million envelope to support the cultural sector to preserve the cultural offering in show venues and theatres.

Managing the Crisis and Restarting the Economy	B.35

TABLE B.16

Financial impact of the measures designed to further support businesses since June 2020

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
New initiatives in the November 2020 update
Support the tourism sector(1)	-	-60.0	-	-	-60.0	68
Extend the tax credit in respect of employer contributions to the Health Services Fund	-	-9.7	-	-	-9.7	10
Subtotal	-	-69.7	-	-	-69.7	78
Measures since the June 2020 snapshot
Support the tourism sector(2)	-	-5.0	-	-	-5.0	9
Enhance PACTE and PAUPME(3)	-	-	-	-	-	-
Support the cultural sector	-	-50.0	-	-	-50.0	50
Subtotal	-	-55.0	-	-	-55.0	59
TOTAL	-	-124.7	-	-	-124.7	136

Note: Totals may not add due to rounding.

(1) Appropriations will be granted to the Ministère du Tourisme.

(2) Funding of $5 million was made available to the Ministère du Tourisme in September 2020 to enhance the Attractions Passport program. This funding, which adds on to the amount of $3.7 million that was available to the Ministère du Tourisme, brought total program increases to $8.7 million.

(3) The funding required to boost PACTE and PAUPME are provided for in the budget envelope announced in the Québec's Economic and Financial Situation 2020-2021.

B.36	Update on Québec’s Economic and Financial Situation

❏ Support the tourism sector

The tourism sector is one of the most affected by the COVID-19 pandemic. The recovery of tourism activities will be slow, especially in major urban centres.

The government is providing funding of $65 million in 2020-2021 to help business in the tourism sector get through the crisis and prepare for the recovery.

The funds will be earmarked, in particular to:

- support tourist accommodation;

- maintain strategic assets that were greatly affected by the pandemic.

These initiatives will provide tourism businesses with the liquidity they need to maintain a quality tourism offering.

The tourism component of the PACTE program was boosted to meet the needs expressed by sector stakeholders, to expand the eligible clientele, extend the loan repayment period, and increase the forgivable portion of the loan.

In September 2020, the government also boosted the $8.7-million Attractions Passport program, which was hugely successful with Québec tourists. This additional funding will allow the initiative to continue to stimulate fall and winter tourism across the province.

These new initiatives for the tourism sector in the fall 2020 update are in addition to the $750-million Tourism Recovery Plan announced in June 2020 to help the sector get through the crisis and prepare the restart of its activities.

Details on new initiatives will be announced at a later date by the Minister of Tourism.

❏ Extend the tax credit in respect of employer contributions to the Health Services Fund for employees on paid leave

In April, the government implemented a credit on the employer contribution to the Health Services Fund (HSF) in respect of employees on paid leave for employers eligible for the Canada Emergency Wage Subsidy.

This credit, in effect until November 21, 2020, provides eligible Québec businesses with additional financial support by paying all HSF contributions linked to the wages of employees on paid leave.

Through the fall 2020 update, the government is extending the employer contribution credit to the HSF until December 19, 2020.

The financial impact of this extension is $9.7 million.

Managing the Crisis and Restarting the Economy	B.37

❏ Enhance PACTE and PAUPME

At the beginning of the pandemic, the government deployed the Concerted Temporary Action Program for Businesses (PACTE) and the Emergency Assistance Program for Small and Medium-Sized Businesses (PAUPME) to support businesses affected by the repercussions of COVID-19. These programs amount to financial support of $2.5 billion and $250 million, respectively.

- PACTE and PAUPME provide eligible businesses with financial assistance in the form of a loan or loan guarantee.

The second wave of the pandemic led to the implementation of additional public health constraints that resulted in businesses having to suspend their activities.

In order to financially support businesses covered by a Santé publique closure order, the government recently boosted funding for PACTE and PAUPME.

The implementation of a new component to these programs allows eligible businesses to obtain non-repayable assistance to pay eligible expenses up to $15 000 per month.

- Eligible expenses under the new component of these programs include municipal and school taxes, mortgage interest, insurance and rent.

❏ Support the cultural sector

In October, the government announced a $50-million envelope to preserve the cultural offering in show venues and theatres, to support the producers and presenters of Québec shows until March 31, 2021, in these difficult times.

- This measure provides for payment of up to 75% of ticket revenues that will not be collected because of public health measures.

- The envelope offsets part of the losses seen by show producers.

The funding adds on to the $400-million Cultural Sector Economic Recovery Plan unveiled in June 2020, designed to stimulate artistic creation, restart the production of Québec cultural content and adapt to new ways of connecting with the public in the context of the current crisis.

B.38	Update on Québec’s Economic and Financial Situation

2.2.2 Support municipal services

The current COVID-19 pandemic had major repercussions on the budgets of municipalities and public transit bodies.

In order to ensure maintenance of services to the population, the government announced additional financial assistance of $1.9 billion, bringing total assistance to $2.3 billion since June:

- $800 million for public transit bodies, in addition to the $400 million announced in June;

- $800 million for municipalities;

- $300 million reserved for prospective needs.

This assistance will be jointly funded with the federal government under the Canada-Québec Safe Restart Agreement.

TABLE B.17

Financial impact of the measures to support municipal services since March 2020

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
Specific assistance for public transit bodies	-	-1 200.0	-	-	-1 200.0	1 200
Support for all municipalities	-	-800.0	-	-	-800.0	800
Reserve for prospective needs	-	-300.0	-	-	-300.0	300
TOTAL	-	-2 300.0	-	-	-2 300.0	2 300

Managing the Crisis and Restarting the Economy	B.39

❏ Specific assistance for public transit bodies

For the purpose of providing additional support to public transit services, the government announced an increase of $800 million, bringing total assistance to $1.2 billion for 2020 to 2022.

- Note that in June, the government took a first step to support public transit bodies by announcing emergency assistance of $400 million.

This emergency support will offset the transit bodies' revenue losses and addition pandemic-related costs. The government's support will maintain this essential public service safely.

❏ Support for all Québec municipalities

The government announced the allocation of $800 million in financial assistance to municipalities under the COVID-19 pandemic to mitigate the impacts on municipal finances.

Municipalities are faced with the loss of revenue and additional costs, for public security, day camps and adapting municipal buildings and equipment.

This financial assistance will serve as a lever for municipalities and allow them to maintain services to the population while avoiding municipal tax increases for citizens and businesses.

B.40	Update on Québec’s Economic and Financial Situation

2.2.3 Measures presented in the June 2020 snapshot to mitigate the pandemic's economic impact

To mitigate the impact of the pandemic on Québec's economy, the government acted rapidly and introduced several measures.

Through these measures, the government has injected $15.9 billion to:

- provide businesses with financial support, through the:

- concerted Temporary Action Program for Businesses (PACTE) and the Emergency Assistance Program for Small and Medium-Sized Businesses (PAUPME),

- financial contribution of the Québec government to the Canada Emergency Commercial Rent Assistance (CECRA) program,

- introduction of the Concerted Action Program for Job Retention (PACME),

- accelerated payment of tax credits to businesses,

- deferral and reduction of tax levies on businesses;

- provide the agri-food, cultural, tourism, mining, forestry and air transportation sectors with adapted support;

- support municipalities by:

- providing assistance of $400 million for transit authorities,

- postponing payment for Sûreté du Québec services.

The measures, presented in the June snapshot, represent total investments by the government of $1.9 billion to support the economy.

Managing the Crisis and Restarting the Economy	B.41

Main federal government measures

The federal government has introduced various measures in addition to those of the Québec government to help individuals, workers and businesses.

To support individuals during the public health crisis, the federal government has announced, among other measures:

- the Canada Emergency Response Benefit (CERB), which provided $2 000 for four weeks, up to a maximum of 28 weeks. This benefit ended on October 3, 2020, was replaced by the simplified Employment Insurance program and the Canada Recovery Benefit (CRB);

- a simplified Employment Insurance program providing access to minimum benefits of $500 a week[1] after 120 insurable hours;

- three new benefits of $500 a week: the CRB, the Canada Recovery Sickness Benefit (CRSB) and the Canada Recovery Caregiving Benefit (CRCB);

- an increase of $300 per child in the Canada child benefit;

- extension of the filing deadline for income tax returns to June 1, 2020 and of the tax payment deadline to September 30, 2020;

- the Canada Emergency Student Benefit, which provides $1 250 per month and an additional $750 per month for students with permanent disabilities and students with dependents;

- a one-time payment of up to $500 for seniors eligible for the Old Age Security pension.

To support businesses, the federal government has introduced:

- the Canada Emergency Wage Subsidy (CEWS), which allows employers who have seen a drop in revenue to benefit from a grant of up to 65% of employee wages until December 19, 2020, and that the federal government has committed to extend until June 2021;

- access to credit through such measures as the Canada Business Emergency Account (CEBA), the Business Credit Availability Program (BCAP) and the Large Employer Emergency Financing Facility (LEEFF);

- Canada Emergency Commercial Rent Assistance (CECRA) for small businesses, which provides relief in partnership with the Canadian provinces, and which will be replaced by the Canada Emergency Rent Subsidy;

- deferred tax levies;

- one-time support to specific sectors, such as culture, agriculture, fisheries and tourism.

In addition, the federal government and the Bank of Canada have taken a few steps to ensure stability in the Canadian financial market.

1 The federal government has also announced an EI premium rate freeze in 2021 and 2022.

B.42	Update on Québec’s Economic and Financial Situation

3. RESTART THE ECONOMY

Before taking action to restart the economy, the government first had to focus its efforts on controlling the public health crisis.

Thus far, the government has introduced a series of measures to manage the public health crisis and support Quebecers as well as our economy.

It is now important to plan the first actions to accelerate economic recovery and improve Québec's economic outlook.

Last May, the government announced that several of the investments planned under the 2020-2030 Québec Infrastructure Plan (QIP) will be made ahead of schedule.

To accelerate economic recovery, the government is making additional efforts by providing for concrete actions in the fall 2020 Update on Québec's Economic and Financial Situation to:

- promote the reintegration of Quebecers into the labour market;

- spur economic growth, including enhancing the 2030 Plan for a Green Economy;

- promote Québec production and buying local.

At a cost of $1.5 billion, these additional efforts bring to $5.1 billion the amounts injected to restart Québec's economy.

Managing the Crisis and Restarting the Economy	B.43

TABLE B.18

Financial impact of the measures to restart the economy since March 2020

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
Measure presented in the June 2020 snapshot
Accelerate infrastructure investments(1),(2)	-	-73.0	-145.0	-145.0	-363.0	2 901
New initiatives in the November 2020 update
Help get Quebecers back into the labour market	-	-283.6	-175.4	-	-459.0	459
Spur economic growth(3)	-	-163.0	-502.5	-111.5	-777.0	1 396
Promote Québec production and buying local	-	-75.0	-155.0	-17.2	-247.2	367
Subtotal	-	-521.6	-832.9	-128.7	-1 483.2	2 222
TOTAL	-	-594.6	-977.9	-273.7	-1 846.2	5 123
(1) Measure announced in Québec's Economic and Financial Situation 2020-2021. (2) Impact on portfolio expenditures. (3) These amounts include $300 million to enhance the 2030 Plan for a Green Economy.

B.44	Update on Québec’s Economic and Financial Situation

3.1 Accelerating infrastructure investments

Last spring, the government announced that several of the investments planned under the 2020-2030 Québec Infrastructure Plan (QIP) will be made ahead of schedule in order to accelerate Québec's economic recovery.

The plan now provides for investments of up to $13.9 billion for 2020-2021 instead of $11.0 billion as originally planned.

- This amounts to nearly $3 billion in additional funding that will become available in the current fiscal year and that will have a positive impact of 0.3% on Québec's real GDP.

These investments will enable several infrastructure projects to be carried out, mainly in the health, education, higher education, road transport and public transit sectors. They will have positive effects on the economy and employment in all regions of Québec.

Last September, the government tabled Bill 66, An Act respecting the acceleration of certain infrastructure projects, which aims to simplify procedures, without reducing or modifying existing standards so as to accelerate the start-up of work on major infrastructure projects that will strengthen the economy.

TABLE B.19

Financial impact of the measures to accelerate infrastructure investments

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
$2.9 billion in QIP investments made ahead of schedule in 2020-2021(1)	-	-73.0	-145.0	-145.0	-363.0	2 901
(1) Impact on portfolio expenditure, not value of infrastructure investments.

Managing the Crisis and Restarting the Economy	B.45

Act respecting the acceleration of certain infrastructure projects

Bill 66, An Act respecting the acceleration of certain infrastructure projects, aims to simplify procedures, without reducing or modifying existing standards, so as to accelerate the start-up of work on major infrastructure projects, in particular schools, seniors' homes, hospitals, and road transport and public transit infrastructures.

- It targets well-defined, limited and temporary acceleration measures concerning expropriation, the domain of the State, the environment, land-use planning and development. For example, it includes a simplified expropriation procedure.

To ensure the integrity of the contract-awarding process, this Act confers on the Autorité des marchés publics a greater role in monitoring public contracts and subcontracts arising from such projects.

3.2 Help get Quebecers back into the labour market

The COVID-19 pandemic has had major repercussions on Québec's labour market, with some sectors still having to deal with a shortage of labour and, at the same time, others seeing a significant increase in the number of unemployed.

In the fall 2020 update, the government is providing additional funding of $459 million over two years to:

- support workforce training and requalification to help relaunch economic activities;

- boost labour market participation by increasing the graduation rate.

TABLE B.20

Financial impact of the measures to help get Quebecers back into the labour market

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
Support workforce training and requalification	-	-246.9	-112.1	-	-359.0	359
Boost labour market participation by increasing the graduation rate	-	-36.7	-63.3	-	-100.0	100
TOTAL	-	-283.6	-175.4	-	-459.0	459

B.46	Update on Québec’s Economic and Financial Situation

❏ Support workforce training and requalification

Several businesses in various economic sectors have been forced to reduce their activities owing to a lack of skilled labour.

To provide businesses with skilled workers for relaunching their activities, the government is providing, in the fall 2020 update, $359 million over two years to support workforce training.

TABLE B.21

Financial impact of the measures to support workforce training and requalification

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
Introduce workforce requalification and skills upgrading initiatives	-	-90.1	-24.5	-	-114.6	115
Facilitate the requalification of unemployed persons(1)	-	-13.0	-13.0	-	-26.0	26
Foster training in sectors that play a strategic role in the recovery(2),(3)	-	-13.2	-51.9	-	-65.1	65
Offer dedicated support to people with disabilities	-	-62.0	-15.0	-	-77.0	77
Fund other priority initiatives(4)	-	-68.6	-7.7	-	-76.3	76
TOTAL	-	-246.9	-112.1	-	-359.0	359

Note: Of the total amount of $359.0 million, $303.2 million is being drawn from the Labour Market Development Fund.

(1) The appropriations will be allocated to the Ministère de l'Éducation et de l'Enseignement supérieur.

(2) Appropriations of $1.4 million will be allocated to the Ministère du Travail, de l'Emploi et de la Solidarité sociale.

(3) Appropriations of $7.7 million will be allocated to the Ministère de l'Éducation et de l'Enseignement supérieur.

(4) Appropriations of $20.7 million will be allocated to the Ministère du Travail, de l'Emploi et de la Solidarité sociale.

Managing the Crisis and Restarting the Economy	B.47

◼ Introduce workforce requalification and skills upgrading initiatives

To foster Quebecers' return to work and the integration of people who are under-represented in the labour market, the government provides for the introduction of initiatives totalling $114.6 million for workforce requalification and skills upgrading.

These initiatives will enable:

- people to become requalified or to upgrade their skills;

- training to be purchased in sectors that are in demand and meet the needs of businesses.

The details of these initiatives will be announced in the coming weeks by the Minister of Labour, Employment and Social Solidarity.

◼ Facilitate the requalification of unemployed persons

Many unemployed individuals from activity sectors that currently have a labour surplus could transition to areas with a shortage of labour.

- In many cases, the training they would need for that purpose can take several months or even years.

The government is announcing $26 million to support vocational, technical and university education institutions.

- This funding will enable these institutions to offer short vocational, technical and university training to enable unemployed individuals to rapidly re-enter the labour market.

B.48	Update on Québec’s Economic and Financial Situation

◼ Foster training in sectors that play a strategic role in the recovery

Certain sectors, which were already facing a labour shortage, have been particularly affected by the COVID-19 pandemic, be it because of a significant increase in services that must be provided to meet the population's needs or, on the contrary, due to a major slowdown in the activities of businesses.

To restore balance to the situation, the government is providing $65.1 million over two years to support various sectoral initiatives aimed at:

- the health care sector;

- The funds will be used to develop regional solutions to address the shortage of health and social services workers, more specifically for the positions of patient-care attendants and attendants in private seniors' residences.

- the construction sector;

- In particular, the funds will make it possible to tailor the training of vocational programmes to regional needs and to promote the integration of people from under-represented groups.

- the information technology and film sector.

- The funding will enable educational institutions to design new in-company learning projects and to help match the skills of workers with those required by businesses.

◼ Offer dedicated support to people with disabilities

The government is providing $77 million to offer increased psychosocial support to people with disabilities affected by COVID-19 who are employed, attending school or looking for work.

The details of these initiatives will be announced in the coming weeks by the Minister of Labour, Employment and Social Solidarity.

◼ Fund various priority initiatives

In the November 2020 update, the government is providing $76.3 million over two years to fund various initiatives aimed at supporting Québec businesses and workers.

This funding will enable, in particular, the Commission des partenaires du marché du travail to launch calls for solutions aimed at further integrating target groups, particularly those affected by the pandemic, into employment.

Managing the Crisis and Restarting the Economy	B.49

The details of these initiatives will be announced in the coming weeks by the Minister of Labour, Employment and Social Solidarity.

❏ Boost labour market participation by increasing the graduation rate

The current pandemic has led to major changes related to economic activity and the labour market. In particular, the construction and health care sectors have to cope with significant labour shortages, which will only get worse within the context of the pandemic.

Educational institutions will have to adapt in order to help restore balance to the labour market and contribute to a sustainable economic recovery. Concrete measures will have to be put in place to ensure that as many people as possible can return to work thanks to qualification, requalification and skills upgrading initiatives.

In the November 2020 update, the government is providing additional funding of $100 million over two years to:

- support vocational training graduation;

- foster access to and graduation from college.

TABLE B.22

Financial impact of the measures to boost labour market participation by increasing the graduation rate

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
Support vocational training graduation	-	-20.0	-55.0	-	-75.0	75
Foster access to and graduation from college	-	-16.7	-8.3	-	-25.0	25
TOTAL	-	-36.7	-63.3	-	-100.0	100
Note: The appropriations will be allocated to the Ministère de l'Éducation et de l'Enseignement supérieur.

B.50	Update on Québec’s Economic and Financial Situation

◼ Support vocational training graduation

Several of Québec's economic sectors are being affected by unprecedented changes. While some sectors are being hit by record slowdowns, others that were already faced with labour shortages are seeing the situation get worse.

To restore balance in the labour market, the government is providing $75 million over two years in school service centres to enable them to develop concrete measures that will be implemented to ensure as many people as possible can return to work thanks to qualification, requalification and skills upgrading initiatives.

◼ Foster access to and graduation from college

Major changes have been observed in students' attendance of school in recent months. The use of online courses has led many students to lose interest and motivation.

An amount of $25 million over two years is being provided to help institutions introduce compensation mechanisms, such as tutoring and peer services, in order to support access to and graduation from college.

This amount will also be dedicated to teachers to ensure they remain mobilized and committed within the context of the pandemic. It will make it possible to, in particular, hire teachers and additional staff on an ad hoc basis, provide teachers with psychological support, offer academic support and purchase services and equipment.

Managing the Crisis and Restarting the Economy	B.51

3.3 Spur economic growth

To enable businesses to accelerate their investment projects and foster innovative initiatives that will promote their growth and economic recovery, the government is providing $777 million to:

- encourage investment;

- support research and innovation;

- support economic development in the regions.

TABLE B.23

Financial impact of the measures to spur economic growth

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
Encourage investment	-	-59.0	-407.0	-100.0	-566.0	1 177
Support research and innovation	-	-74.0	-78.5	5.0	-147.5	155
Support economic development in the regions	-	-30.0	-17.0	-16.5	-63.5	64
TOTAL	-	-163.0	-502.5	-111.5	-777.0	1 396

B.52	Update on Québec’s Economic and Financial Situation

❏ Encourage investment

The COVID-19 pandemic limits the ability of businesses to make investments that will ensure their growth. Indeed, several businesses have to deal with a high level of uncertainty and a more difficult access to financing.

To encourage businesses to launch investment projects, the government is providing $566 million over two years in the fall 2020 update.

TABLE B.24

Financial impact of the measures to encourage investment

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
Enhance the 2030 Plan for a Green Economy(1)	-	-	-200.0	-100.0	-300.0	300
Launch a business digitization offensive(2)	-	-20.0	-80.0	-	-100.0	150
Set up investment funds(3),(4)	-	-	-	-	-	400
Roll out measures adapted to certain strategic sectors(2),(5)	-	-39.0	-127.0	-	-166.0	327
TOTAL	-	-59.0	-407.0	-100.0	-566.0	1 177

(1) The necessary amounts will be drawn from the Green Fund.

(2) Appropriations of $266 million will be granted to the Ministère de l'Économie et de l'Innovation.

(3) This measure has no financial impact since it is an investment with expected return.

(4) For the new measures announced as part of the fall 2020 update, the necessary funds will be made available through an advance from the Minister of Finance to the Economic Development Fund.

(5) Regarding the $125 million envelope aimed at contributing to the capitalization of businesses in these strategic sectors, this measure has no financial impact, since these investments have an expected return on investment.

Managing the Crisis and Restarting the Economy	B.53

◼ Enhance the 2030 Plan for a Green Economy

In Budget 2020-2021, last March, the Québec government presented the broad outlines of the electrification and climate change implementation plan, which involved investments of over $6.2 billion.

The 2030 Plan for a Green Economy will contribute to a green economic recovery through, in particular, the addition of $300 million in the fall 2020 update.

Accordingly, taking into account as well the increase in projected revenue from the carbon exchange between now and 2025-2026, investments in the Plan for a Green Economy will total $6.7 billion.

By late 2020, the Ministère de l'Environnement et de la Lutte contre les changements climatiques will have unveiled its 2030 Plan for a Green Economy. This plan, developed from consultations with civil society and numerous experts, will help to guide Québec over the next decade as it makes the transition to a low-carbon economy. It will also help to electrify the economy, foster investment, develop new activities and create wealth, while strengthening Québec's resilience to climate change.

At the same time, the government will release its 2021-2026 implementation plan presenting the actions and measures it will take to carry it out.

The 2030 Plan for a Green Economy will be a major first step to achieving the greenhouses gas (GHG) emissions reduction target of 37.5% below the 1990 level and maximizing these reductions in Québec.

B.54	Update on Québec’s Economic and Financial Situation

◼ Launch a business digitization offensive

In recent months, the COVID-19 pandemic has highlighted the need for businesses to step up their efforts to digitize their operations.

To support the digitization of Québec's SMBs, the government is providing $100 million over two years to:

- make businesses aware of the need to go digital and offer them consulting services;

- enable more businesses to develop a digital action plan and a digital project implementation plan;

- provide businesses with financial assistance for carrying out their digital projects.

The details of this initiative will be announced at a later date by the Minister of Economy and Innovation.

◼ Set up investment funds

In order to support businesses in their growth and the recovery of their activities, the government plans, as part of the fall 2020 update, an envelope of $300 million for the creation of new investment funds.

- This envelope is in addition to the $100 million made available to set up the National Bank SME Growth Fund.

These new funds, which will be set up with partners from the private and institutional sectors, will aim in particular to invest in businesses in need of financial support in their recovery in order to facilitate their access to capital or to promote their restructuring.

The details of this initiative will be announced at a later date by the Minister of Economy and Innovation.

Managing the Crisis and Restarting the Economy	B.55

National Bank SME Growth Fund

On July 13, 2020, the Québec government announced the creation of the National Bank SME Growth Fund to support economic recovery following the COVID-19 pandemic and to assist the digital transformation of SMEs.

This fund aims to ensure the short and medium-term sustainability and development of promising and successful SMEs in the post-pandemic transition. It also seeks to enable SMEs to carry out local or international projects concerning the succession, growth and acquisition of companies as well as their digital transformation.

This fund will have a maximum capitalization of $200 million. The government, through Investissement Québec, will invest a maximum of $100 million, in equal shares with National Bank and private investors.

◼ Roll out measures adapted to certain strategic sectors

To support the economic recovery, the government is introducing additional measures to support certain key sectors affected by the economic situation and presenting significant development opportunities, namely the aerospace, aluminum and life sciences sectors.

As part of the fall 2020 update, the government is providing $166 million over two years to put in place measures to accelerate the recovery of businesses operating in these strategic sectors.

In addition, a $125-million envelope will contribute to the capitalization of companies in these sectors.

The details of this initiative will be announced at a later date by the Minister of Economy and Innovation.

B.56	Update on Québec’s Economic and Financial Situation

❏ Support research and innovation

Many businesses have been forced to cancel or postpone innovative projects because of the effects of the COVID-19 pandemic on their liquidity.

To support Québec businesses in carrying out their innovative projects, the government is providing $147.5 million over two years in the fall 2020 update.

TABLE B.25

Financial impact of the measures to support research and innovation

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
Increase the amounts available to the Fonds de recherche du Québec(1)	-	-10.0	-40.0	-	-50.0	50
Invest in research infrastructure and in companies' innovative projects(1)	-	-10.0	-40.0	-	-50.0	50
Accelerate innovative SMB growth through better support(1)	-	-30.0	-	-	-30.0	30
Support innovation by forest companies(2)	-	-24.0	1.5	5.0	-17.5	25
TOTAL	-	-74.0	-78.5	5.0	-147.5	155

(1) Appropriations will be granted to the Ministère de l'Économie et de l'Innovation.

(2) Appropriations of $25 million will be granted to the Ministère des Forêts, de la Faune et des Parcs, namely $23 million in 2020-2021 for the Programme Innovation Bois and $1 million annually in 2020-2021 and 2021-2022 to research firm FPInnovations. Funding of $2.5 million in 2021-2022 and $5 million in 2022-2023 will also be freed up in the financial framework.

Managing the Crisis and Restarting the Economy	B.57

◼ Increase the amounts available to the Fonds de recherche du Québec

The current context is conducive to reinvesting in research to support the economy recovery.

To support research, the government is increasing its contribution to the three Fonds de recherche du Québec, namely the Fonds de recherche du Québec - Nature et technologies, the Fonds de recherche du Québec - Santé and the Fonds de recherche - Société et culture.

To better retain researchers and increase collaboration between colleges and universities and industry, the government is providing $50 million over two years in the fall 2020 update.

◼ Invest in research infrastructure and in companies' innovative projects

To assist the recovery of the Québec economy, the government plans to increase its support for innovation in research institutions and businesses.

To that end, the government has provided $50 million in the fall 2020 update to increase investments in research and innovation infrastructure and boost innovative projects in companies.

These investments are intended to modernize public research institutions through the acquisition of equipment and support companies in the various stages of their innovative projects.

◼ Accelerate innovative SMB growth through better support

As part of the fall 2020 update, the government plans to help small and medium-sized businesses grow faster by providing them with better support. To that end, $30 million in funding has been earmarked for 2020-2021.

Financial assistance will be granted to the business accelerators Mouvement des accélérateurs d'innovation du Québec and Inno-Centre so that they can support businesses in their pursuit of growth.

The Minister of Economy and Innovation will announce the details of this initiative at a later date.

B.58	Update on Québec’s Economic and Financial Situation

◼ Support innovation by forest companies

The loss of liquidity due to the COVID-19 pandemic has delayed several innovative projects by forest companies across Québec's regions, including several projects funded under the Programme Innovation Bois of the Ministère des Forêts, de la Faune et des Parcs.

- The goal of the program is to financially support cutting-edge projects in all sectors of the forest products industry, help the sector compete, and foster regional development.

To increase forest companies' available liquidity and accelerate investments, the fall 2020 update includes $23 million to enhance the program's funding in 2020-2021 so that it can support more projects.

- The government is accelerating the equivalent of $7.5 million in program funding initially earmarked for 2021-2022 and 2022-2023 so innovative project proposals can be implemented sooner.

Furthermore, the government is granting $2 million in financial support, that is, $1 million in each of 2020-2021 and 2021-2022, to the R&D organization FPInnovations to help it contribute to the creation of innovative solutions in the forest sector.

- This financial support will help fast-track development of projects with a good chance of being carried out in the short term.

Managing the Crisis and Restarting the Economy	B.59

❏ Support regional economic development

The current situation highlights the importance of supporting economic development and the competitiveness of businesses in Québec's regions.

With the view to stimulating regional economies, the government is providing $63.5 million to:

- support the social economy in the regions;

- financially support projects to extend the natural gas distribution network to serve industry and farming;

- enhance public land by restoring sand and gravel pits;

- support the Gaspésie and maritime regions of Québec.

TABLE B.26

Financial impact of the measures to support regional economic development

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
Support the social economy in all the regions(1)	-	-5.0	-10.0	-	-15.0	15
Financially support projects to extend the natural gas distribution network	-	-25.0	-	-	-25.0	25
Develop public land	-	-	-5.0	-5.0	-10.0	10
Support the Gaspésie and maritime regions of Québec	-	-	-2.0	-11.5	-13.5	14
TOTAL	-	-30.0	-17.0	-16.5	-63.5	64
(1) Appropriations will be granted to the Ministère de l'Économie et de l'Innovation.

B.60	Update on Québec’s Economic and Financial Situation

◼ Support the social economy in all the regions

The social economy plays an important role in fostering cohesion in our communities. Supporting the bodies and businesses it includes will boost the economy and contribute to Quebecers' well-being during the pandemic.

As part of the fall 2020 update, the government is therefore providing $15 million over two years to support the social economy in the regions.

- This funding is in addition to the $72-million budget envelope allocated to the social economy in Budget 2020-2021.

The enhancement will ensure better technical support for social economy businesses in addition to supporting projects to increase the well-being of Quebecers.

◼ Financially support projects to extend the natural gas distribution network to serve industry and farming

A natural gas supply is one of the conditions likely to encourage the establishment, retention and competitiveness of regional businesses.

That is why the government's fall 2020 update includes $25 million in 2020-2021 to support new projects to extend the natural gas distribution network to serve regional industry and agriculture.

◼ Enhance public land by restoring sand and gravel pits

There are currently several inactive sand and gravel pits on public land in Québec. Redeveloping or restoring them, a government responsibility, will make the land available for public use and create economic spinoffs in several regional county municipalities.

For that purpose, the fall 2020 update provides $10 million over two years to accelerate the enhancement of old sand and gravel pits located on public land.

Managing the Crisis and Restarting the Economy	B.61

◼ Support the Gaspésie and maritime regions of Québec

The Gaspésie and maritime regions represent fertile ground for the emergence and growth of local entrepreneurs and hold considerable potential for Québec's overall economic development.

However, businesses in the maritime regions, particularly Gaspésie-Îles-de-la-Madeleine, face major challenges, including being far away from major urban centres and having negative population projections.

In order to support these regions' economic development and recovery, the fall 2020 update extends the tax credit for the Gaspésie and certain maritime regions of Québec by five years, that is, until December 31, 2025.

In addition to supporting the creation and retention of jobs in local businesses, extending the tax credit will foster stimulus, diversification or development projects that will support their growth.

- Ultimately, extending the tax credit for the Gaspésie and certain maritime regions of Québec by five years will have a financial impact of roughly $25 million annually.

TABLE B.27

Main parameters of the tax credit for the Gaspésie and certain maritime regions of Québec

Eligible activity sectors	Eligible territories			Rates and maximum assistance
	Gaspésie-Îles-de-la-Madeleine	Côte-Nord	Bas-Saint-Laurent
Manufacturing activities
- Seafood	Yes	Yes	MRC de La Matanie(1)
- Manufacturing of wind turbines or production of wind energy	Yes	No	MRC de La Matanie(1)	- 15% of eligible wages paid
- Products made from peat or slate	Yes	Yes	Yes	- Maximum assistance of $12 500 per job
- Other manufacturing activities	Yes	No	No
Mariculture and marine biotechnology	Yes	Yes	Yes	- 30% of eligible wages paid - Maximum assistance of $25 000 per job
Recreational tourism	Îles-de-la-Madeleine(2)	No	No
(1) Only the regional county municipality of La Matanie is eligible. (2) Only the Communauté maritime des Îles-de-la-Madeleine is eligible.

B.62	Update on Québec’s Economic and Financial Situation

3.4 Promoting Québec products and buying local

The pandemic has highlighted the importance of encouraging people to buy local products. Buying local not only supports Québec businesses and entrepreneurs, but also contributes to regions' economic vitality and helps fight climate change.

To continue efforts to promote buying local, the government is making over $247 million available to:

- increase food self-sufficiency and support the greenhouse industry;

- develop local supply chains;

- support revitalization of downtown areas.

TABLE B.28

Financial impact of the measures to promote Québec products
and buying local

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
Increase food self-sufficiency and support the greenhouse industry(1)	-	-40.0	-100.0	-17.2	-157.2	157
Develop local supply chains(2)	-	-10.0	-30.0	-	-40.0	160
Support the recovery of downtown areas(2)	-	-25.0	-25.0	-	-50.0	50
TOTAL	-	-75.0	-155.0	-17.2	-247.2	367
(1) Appropriations will be granted to the Ministère de l'Agriculture, des Pêcheries et de l'Alimentation. (2) Appropriations will be granted to the Ministère de l'Économie et de l'Innovation.

Managing the Crisis and Restarting the Economy	B.63

❏ Increase food self-sufficiency and support the greenhouse industry

Québec has a rich agri-food ecosystem. Since 2018, the government has affirmed its desire to foster food self-sufficiency and support Québec food production.

- To that end, it recently announced a buy local strategy with the goal of getting public institutions to buy considerably more food products from Québec.

The current pandemic has underscored the relevance and importance of being able to get food products grown and processed in Québec.

The government is thus earmarking $157.2 million over three years to roll out new initiatives to increase food self-sufficiency.

Action will be taken on three fronts with the aim of:

- promoting food grown and processed in Québec;

- improving local business production and productivity;

- enhancing Québec's food supply, in particular through special support for the greenhouse industry.

The Minister of Agriculture, Fisheries and Food will announce the details at a later date.

❏ Develop local supply chains

A number of supply problems stemming from the COVID-19 pandemic have highlighted the need for Québec businesses to strengthen their supply chains to ensure they are more reliable.

With that in mind, the government is providing $40 million over two years in the fall 2020 update with the objective of increasing the proportion of Québec goods in our businesses' supply chains.

To do so, the government will financially support business projects to promote purchasing from Québec suppliers.

The Minister of Economy and Innovation will announce the details at a later date.

B.64	Update on Québec’s Economic and Financial Situation

❏ Support the recovery of downtown areas

The COVID-19 pandemic and containment measures have had a major economic impact on downtown business communities in Québec's large cities.

To encourage people to return to downtown cores as soon as public health rules allow, as well as to support merchants and hoteliers, the government is providing $50 million over two years in the fall 2020 update.

- These amounts will be complementary to the efforts of the Ministère du Tourisme to support large urban centres whose tourism activities were affected by the pandemic.

The Minister of Economy and Innovation will announce the details at a later date.

Managing the Crisis and Restarting the Economy	B.65

APPENDIX: INITIATIVES TO ADDRESS THE PUBLIC HEALTH CRISIS ACROSS CANADA

Suspension of the repayment of a social assistance or parental insurance debt, enhancement of student financial assistance and improvement of student support services

- Generally speaking, these initiatives aim to increase health care funding, support Quebecers and restart the economy.

Québec has injected the equivalent of 8.0% of its economy into support and recovery measures, or $35.2 billion, making it the province that has invested the most in its economy among the provinces having released such data as at October 22.

- Québec's direct interventions 3  amount to $21.1 billion, which ranks it as the province offering the most direct support.

- The financial impact of the measures implemented by Québec totals $12.7 billion, or 2.9% of GDP.

TABLE B.29

Amounts injected into the economy in response to the public health crisis

(billions of dollars, unless otherwise indicated)
	Direct interventions	% of GDP	Injections into the economy	% of GDP
Federal(1)	318.4	14.8	403.4	18.7
Québec(2)	21.1	4.8	35.2	8.0
British Columbia	9.6	3.4	15.8	5.5
Alberta	9.9	3.3	15.2	5.1
Saskatchewan	2.7	3.6	3.4	4.5
Prince Edward Island	0.2	2.8	0.3	4.2
Ontario	18.7	2.2	30.0	3.6
Manitoba	2.1	2.9	2.2	3.0
Nova Scotia	nd	nd	nd	nd
New Brunswick	nd	nd	nd	nd
Newfoundland and Labrador	nd	nd	nd	nd

(1) Amounts do not include interventions by Canada Mortgage and Housing Corporation and the Office of the Superintendent of Financial Institutions.

(2) Amounts cover the period from 2019-2020 to 2022-2023.

Source: Ministère des Finances du Québec calculations based on documents published by the provinces.

______________________________________________

3 Direct interventions include support expenditures, investment in infrastructure and loans to individuals and businesses. Injections into the economy include the preceding direct interventions and the various payment deferral measures.

Managing the Crisis and Restarting the Economy	B.67

TABLE B.30

Financial impact of the initiatives to address the public health crisis since March 2020

(billions of dollars, unless otherwise indicated)
	Financial impact	% of GDP
Federal(1)	231.9	10.7
British Columbia	9.6	3.4
Québec(2)	12.7	2.9
Alberta	7.6	2.5
Ontario	18.7	2.2
Manitoba	1.2	1.6
Saskatchewan	1.1	1.4
Prince Edward Island	0.1	1.4
Nova Scotia	nd	nd
New Brunswick	nd	nd
Newfoundland and Labrador	nd	nd

(1) Amounts do not include interventions by Canada Mortgage and Housing Corporation and the Office of the Superintendent of Financial Institutions.

(2) Amounts cover the period from 2019-2020 to 2022-2023.

Source: Ministère des Finances du Québec calculations based on documents published by the provinces.

B.68	Update on Québec’s Economic and Financial Situation

FINANCIAL IMPACT

TABLE B.31

Financial impact of the initiatives to manage the crisis and restart the economy since March 2020

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
June 2020 snapshot
Strengthening our health care system	-165.8	-3 522.4	-	-	-3 688.2	3 688
Supporting Quebecers and our economy	-141.0	-2 439.7	-189.5	-137.1	-2 907.3	21 506
Restarting the economy	-	-73.0	-145.0	-145.0	-363.0	2 901
Subtotal	-306.8	-6 035.1	-334.5	-282.1	-6 958.5	28 095
November 2020 update(1)
Strengthening our health care system	-	-1 338.9	-	-	-1 338.9	1 749
Supporting Quebecers and our economy	-	-2 598.3	-259.2	-100.0	-2 957.5	3 167
Restarting the economy	-	-521.6	-832.9	-128.7	-1 483.2	2 222
Subtotal	-	-4 458.8	-1 092.1	-228.7	-5 779.6	7 137
TOTAL	-306.8	-10 493.9	-1 426.6	-510.8	-12 738.1	35 232
Note: Totals may not add due to rounding. (1) Includes the new initiatives from the November 2020 update and the measures introduced since the June 2020 snapshot.

Managing the Crisis and Restarting the Economy	B.69

TABLE B.32

Financial impact of the measures to strengthen our health care system

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
JUNE 2020 SNAPSHOT
Acknowledging the extra efforts of health care workers
Enhanced bonuses for patient-care attendants working in private facilities	-14.7	-108.2	-	-	-122.9	123
8% bonus for employees who are in permanent contact with COVID-19 patients and a 4% bonus for all other employees	-38.8	-168.2	-	-	-207.0	207
Temporary lump sum payments to encourage full-time work	-	-62.6	-	-	-62.6	63
Training and remuneration of new patient-care attendants	-	-337.0	-	-	-337.0	337
Other tailored support measures	-23.8	-125.2	-	-	-149.0	149
Subtotal	-77.3	-801.1	-	-	-878.4	878
Ensuring the necessary supply of equipment to tackle the crisis
Equipment supplies (gowns, masks, etc.)	-	-2 296.0	-	-	-2 296.0	2 296
Protective and safety measures for health workers	-15.0	-64.8	-	-	-79.8	80
Equipment for the Greater Montréal public transit system	-	-6.0	-	-	-6.0	6
Subtotal	-15.0	-2 366.8	-	-	-2 381.8	2 382

B.70	Update on Québec’s Economic and Financial Situation

TABLE B.32

Financial impact of the measures to strengthen
our health care system (cont.)

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
JUNE 2020 SNAPSHOT (cont.)
Ensuring funding for other health and social support measures
Increase in the daily laboratory processing capacity for screening tests	-	-200.0	-	-	-200.0	200
Greater mental health support	-	-31.1	-	-	-31.1	31
Addition of beds for alternative care services	-	-27.0	-	-	-27.0	27
Employee Assistance Program	-	-14.0	-	-	-14.0	14
Support for community organizations	-	-20.0	-	-	-20.0	20
Assistance for women who are victims of domestic violence	-2.5	-	-	-	-2.5	3
Support for community or private addiction treatment facilities	-	-3.0	-	-	-3.0	3
Additional support for Tel-jeunes	-	-0.5	-	-	-0.5	1
Other measures	-71.1	-58.8	-	-	-129.9	130
Subtotal	-73.6	-354.4	-	-	-428.0	428
Subtotal - June 2020 snapshot	-165.8	-3 522.4	-	-	-3 688.2	3 688

Managing the Crisis and Restarting the Economy	B.71

TABLE B.32

Financial impact of the measures to strengthen
our health care system (cont.)

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
NOVEMBER 2020 UPDATE
Acknowledging the extra efforts of health care workers
Extension of bonuses for patient-care attendants working in private facilities	-	-200.2	-	-	-200.2	200
Extension of 8% bonus for staff who are in permanent contact with COVID-19 patients and 4% bonus for all other employees	-	-278.6	-	-	-278.6	279
Extension of temporary lump sum payments to encourage full-time work	-	-315.1	-	-	-315.1	315
Training and remuneration of new patient-care attendants	-	-204.0	-	-	-204.0	204
Extension of bonuses for other private-sector employment groups (CHSLDs, residences for senior citizens, and RI-RTFs)	-	-4.4	-	-	-4.4	4
Subtotal	-	-1 002.1	-	-	-1 002.1	1 002
Ensuring the necessary supply of equipment to tackle the crisis
Adjustment of expected consumption of equipment supplies (gowns, masks, etc.)	-	410.1	-	-	410.1	-
Protective and safety measures for health workers	-	-195.2	-	-	-195.2	195
Subtotal	-	214.9	-	-	214.9	195

B.72	Update on Québec’s Economic and Financial Situation

TABLE B.32

Financial impact of the measures to strengthen
our health care system (cont.)

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
NOVEMBER 2020 UPDATE (cont.)
Ensuring funding for other health and social support measures
Increase in the daily processing capacity for laboratory screening tests	-	-266.0	-	-	-266.0	266
Support for community organizations, community or private resources and youth	-	-87.6	-	-	-87.6	88
Other measures	-	-198.1	-	-	-198.1	198
Subtotal	-	-551.7	-	-	-551.7	552
Subtotal - November 2020 update	-	-1 338.9	-	-	-1 338.9	1 749
TOTAL	-165.8	-4 861.3	-	-	-5 027.1	5 437
Note: Totals may not add due to rounding.

Managing the Crisis and Restarting the Economy	B.73

TABLE B.33

Financial impact of the initiatives to support Quebecers and our economy

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
JUNE 2020 SNAPSHOT
Supporting Quebecers
Extension of filing deadline for personal income tax returns	-	-	-	-	-	4 500
Implementation of a single school tax rate as of July 1, 2020	-	-172.9	-193.0	-141.3	-507.2	560
Moratorium on student loan repayments - Harmonization with the Government of Canada measure	-	-36.0	-	-	-36.0	198
Reduction of 25% in the mandatory minimum withdrawal from a registered retirement income fund (RRIF)	-29.9	-87.0	7.3	7.3	-102.3	-
Housing assistance measures of the Société d'habitation du Québec(1),(2)	-	-7.3	-3.8	-3.1	-14.2	16
Temporary Aid for Workers Program (PATT)	-16.7	-	-	-	-16.7	17
Further support for volunteering	-	-10.0	-	-	-10,0	10
Assistance for day camps	-	-11.0	-	-	-11,0	11
Incentive Program to Retain Essential Workers (PIRTE)(1)	-	-181.8	-	-	-181.8	198
Support for childcare services	-24.2	-58.2	-	-	-82.4	82
Recruitment of farm workers	-	-45.0	-	-	-45.0	45
Subtotal	-70.8	-609.2	-189.5	-137.1	-1 006.6	5 637

B.74	Update on Québec’s Economic and Financial Situation

TABLE B.33

Financial impact of the initiatives to support Quebecers and our economy (cont.)

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
JUNE 2020 SNAPSHOT (cont.)
Mitigating the economic impact of the pandemic
Concerted Temporary Action Program for Businesses (PACTE)	-	-625.0	-	-	-625.0	2 500
Emergency Assistance Program for Small and Medium-Sized Businesses (PAUPME)	-	-125.0	-	-	-125.0	250
Commercial rent assistance	-	-274.0	-	-	-274.0	822
Concerted Action Program for Job Retention (PACME)	-	-65.0	-	-	-65.0	165
Accelerated payment of tax credits to businesses	-	-	-	-	-	961
Deferral and reduction of tax levies on businesses	-	-85.0	-	-	-85.0	8 890
Measures for the agri-food sector	-	-	-	-	-	110
Measures for culture and the media	-60.0	-130.0	-	-	-190.0	400
Measures for tourism	-	-93.7	-	-	-93.7	771
Measures for the mining sector	-	-3.0	-	-	-3.0	115
Measures for the forestry sector	-	-	-	-	-	109
Measures for the transportation sector	-10.2	-29.8	-	-	-40.0	40
Supporting municipalities	-	-400.0	-	-	-400.0	737
Subtotal	-70.2	-1 830.5	-	-	-1 900.7	15 869
Subtotal - June 2020 snapshot	-141.0	-2 439.7	-189.5	-137.1	-2 907.3	21 506

Managing the Crisis and Restarting the Economy	B.75

TABLE B.33

Financial impact of the initiatives to support Quebecers and our economy (cont.)

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
NOVEMBER 2020 UPDATE
Supporting Quebecers
Improve access to specialized services	-	-9.3	-25.7	-	-35.0	35
Strengthen community support	-	-3.8	-25.2	-	-29.0	29
Integrate mental health and psychosocial needs into mainstream services	-	-2.7	-33.3	-	-36.0	36
Ensure safe subsidized childcare(3)	-	-25.0	-25.0	-	-50.0	50
Support childcare services	-	-15.8	-	-	-15.8	16
Further support for volunteering(3)	-	-10.0	-	-	-10.0	10
Suspend the repayment of a social assistance or parental insurance debt	-	-	-	-	-	11
Support crime victims	-	-5.0	-	-	-5.0	5
Adapt educational settings and fostering distance learning(3)	-	-57.0	-	-	-57.0	57
Increase student financial assistance and improving student support services	-	-290.0	-150.0	-100.0	-540.0	727
Strengthen the support and safety of students and school staff	-	-85.0	-	-	-85.0	85
Foster the practice of physical, sports, recreational and outdoor activities	-	-70.0	-	-	-70.0	70
Subtotal	-	-573.6	-259.2	-100.0	-932.8	1 130

B.76	Update on Québec’s Economic and Financial Situation

TABLE B.33

Financial impact of the initiatives to support Quebecers and our economy (cont.)

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
NOVEMBER 2020 UPDATE (cont.)
Mitigating the economic impact of the pandemic
Support the tourism sector(3)	-	-65.0	-	-	-65.0	77
Extend the tax credit in respect of employer contributions to the Health Services Fund(3)	-	-9.7	-	-	-9.7	10
Enhance PACTE and PAUPME	-	-	-	-	-	-
Support the cultural sector	-	-50.0	-	-	-50.0	50
Specific assistance for public transit bodies	-	-800.0	-	-	-800.0	800
Support for all municipalities	-	-800.0	-	-	-800.0	800
Reserve for prospective needs	-	-300.0	-	-	-300.0	300
Subtotal	-	-2 024.7	-	-	-2 024.7	2 037
Subtotal - November 2020 update	-	-2 598.3	-259.2	-100.0	-2 957.5	3 167
TOTAL	-141.0	-5 038.0	-448.7	-237.1	-5 864.8	24 673

Note: Totals may not add due to rounding.

(1) The financial impacts of this measure have been adjusted since the release of Québec's Economic and Financial Situation 2020-2021.

(2) The housing assistance measures of the Société d'habitation du Québec include assistance of households with shelter, the rental support measures for lessees with reduced income and the allocation of 1 800 new units under the Emergency Rent Supplement Program.

(3) These measures correspond to new initiatives, in whole or in part, presented in the November 2020 Update on Québec's Economic and Financial Situation.

Managing the Crisis and Restarting the Economy	B.77

TABLE B.34

Financial impact of the initiatives to restart the economy

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
JUNE 2020 SNAPSHOT
Accelerate infrastructure investments	-	-73.0	-145.0	-145.0	-363,0	2 901
NOVEMBER 2020 UPDATE(1)
Helping get Quebecers back into the labour market
Introduce workforce requalification and skills upgrading initiatives	-	-90.1	-24.5	-	-114.6	115
Facilitate the requalification of unemployed persons	-	-13.0	-13.0	-	-26.0	26
Promote training in sectors that play a strategic role in the recovery	-	-13.2	-51.9	-	-65.1	65
Offer dedicated support to people with disabilities	-	-62.0	-15.0	-	-77.0	77
Fund other priority initiatives	-	-68.6	-7.7	-	-76.3	76
Support vocational training graduation	-	-20.0	-55.0	-	-75.0	75
Foster access to and graduation from college	-	-16.7	-8.3	-	-25.0	25
Subtotal	-	-283.6	-175.4	-	-459.0	459
Spurring economic growth
Enhance the 2030 Plan for a Green Economy	-	-	-200.0	-100.0	-300.0	300
Launch a business digitization offensive	-	-20.0	-80.0	-	-100.0	150
Set up investment funds	-	-	-	-	-	400

B.78	Update on Québec’s Economic and Financial Situation

TABLE B.34

Financial impact of the initiatives to restart the economy (cont.)

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
NOVEMBER 2020 UPDATE (cont.)
Spurring economic growth (cont.)
Roll out measures adapted to certain strategic sectors	-	-39.0	-127.0	-	-166.0	327
Increase the amounts available to the Fonds de recherche du Québec	-	-10.0	-40.0	-	-50.0	50
Invest in research infrastructure and in companies' innovative projects	-	-10.0	-40.0	-	-50.0	50
Accelerate innovative SMB growth through better support	-	-30.0	-	-	-30.0	30
Support innovation by forest companies	-	-24.0	1.5	5.0	-17.5	25
Support the social economy in all the regions	-	-5.0	-10.0	-	-15.0	15
Financially support projects to extend the natural gas distribution network	-	-25.0	-	-	-25.0	25
Develop public land	-	-	-5.0	-5.0	-10.0	10
Support the Gaspésie and maritime regions of Québec	-	-	-2.0	-11.5	-13.5	14
Subtotal	-	-163.0	-502.5	-111.5	-777.0	1 396

Managing the Crisis and Restarting the Economy	B.79

TABLE B.34

Financial impact of the initiatives to restart the economy (cont.)

(millions of dollars)
	Financial impact					Injections into the economy
	2019-2020	2020-2021	2021-2022	2022-2023	Total
NOVEMBER 2020 UPDATE (cont.)
Promoting Québec production and buying local
Increase food self-sufficiency and support the greenhouse industry	-	-40.0	-100.0	-17.2	-157.2	157
Develop local supply chains	-	-10.0	-30.0	-	-40.0	160
Support revitalization of downtown areas	-	-25.0	-25.0	-	-50.0	50
Subtotal	-	-75.0	-155.0	-17.2	-247.2	367
Subtotal - November 2020 update	-	-521.6	-832.9	-128.7	-1 483.2	2 222
TOTAL	-	-594.6	-977.9	-273.7	-1 846.2	5 123
Note: Totals may not add due to rounding. (1) These measures correspond to new initiatives, in whole or in part, presented in the November 2020 Update on Québec's Economic and Financial Situation.

B.80	Update on Québec’s Economic and Financial Situation

Exhibit 99.8

Section C

THE QUÉBEC ECONOMY:
RECENT DEVELOPMENTS AND OUTLOOK
FOR 2020 AND 2021

Summary	C.3

1. Consequences of the public health crisis in Québec	C.5

2. The economic situation in Québec	C.13

2.1 Temporary shock to the economy	C.13

2.2 Governments' contribution will lessen the economic shock	C.14

2.3 Brief decline in the labour market	C.15

2.4 Consumers are cautious	C.18

2.5 Residential sector rocked by the forced shutdown of activities in the spring	C.19

2.6 Businesses to put off investment projects	C.20

2.7 Government investments boosting Québec's economy	C.22

2.8 Sharp decline in trade	C.23

2.9 Slower inflation	C.24

2.10 Downward adjustment to nominal GDP	C.25

2.11 Comparison with private sector forecast	C.26

3. The situation of Québec's main economic partners	C.29

3.1 The economic situation in Canada	C.29

3.2 The economic situation in the United States	C.35

4. The global economic situation	C.39

5. Developments in financial markets	C.45

6. Main risks that may influence the forecast scenario	C.49

C.1

SUMMARY

Last spring, the global economy fell into a deep recession brought on by the COVID-19 pandemic. The International Monetary Fund estimates that 85% of the world economy was in lockdown for several weeks. The public health measures put in place caused a sharp contraction in economic activity.

- For 2020, global real gross domestic product (GDP) is projected to shrink by 4.6%.1 This is a sharper decrease than during the financial crisis of 2008-2009, when global real GDP fell by 0.1% in 2009. The U.S. economy is expected to contract by 4.2% in 2020.

Québec and Canada have not been spared by the public health crisis. The suspension of non-essential activities caused an economic shock of unparalleled proportions.

- In 2020, real GDP is projected to contract by 6.0% in Québec and 5.5% in Canada. Québec is likely to see a slightly bigger downturn in economic activity, as it introduced stronger public health measures.

Furthermore, the current projections are more optimistic than in the June snapshot, Québec's Economic and Financial Situation, which forecast a decline in real GDP of 6.5% in Québec and 6.1% in Canada.

- The steps taken by the governments and Bank of Canada to support households and businesses mitigated the declines in output and employment.

The global economy is expected to return to growth in 2021. A rebound in economic activity is expected in both Québec (+5.0%) and Canada (+4.5%).

TABLE C.1

Economic growth

(real GDP, percentage change)
	2019	2020	2021
Québec	2.6	−6.0	5.0
- June 2020	2.7	−6.5	6.0
Canada	1.7	−5.5	4.5
- June 2020	1.7	−6.1	5.5
United States	2.2	−4.2	3.6
- June 2020	2.3	−6.0	6.2
World	2.8	−4.6	4.7
- June 2020	2.9	−3.5	5.0
Sources: Institut de la statistique du Québec, Statistics Canada, International Monetary Fund, IHS Markit, Datastream, Eurostat and Ministère des Finances du Québec.

_____________________________________
1 Unless otherwise indicated, this section is based on data available as at October 28, 2020.

The Québec Economy: Recent Developments and Outlook for 2020 and 2021	C.3

❏ Outlook clouded by uncertainty

Current economic forecasts reflect a very high level of uncertainty. Economic developments will depend on the epidemiological situation worldwide as well as future public support measures.

- In the coming quarters, epidemic outbreaks could slow growth temporarily.

- Furthermore, the speed of economic recovery may vary across regions and sectors. Some economies or sectors may recover faster and others, more slowly.

How the pandemic will evolve and the impact of the health crisis on economic activity are therefore hard to assess with certainty. Consequently, the economic and financial forecast scenario is based on a number of assumptions.

- It considers the possibility that Québec will experience more waves of COVID-19 by the end of 2021 and that they will put a temporary drag on recovery.

- However, a broad shutdown of the economy like in the spring is not planned. Future public health measures should be less restrictive and targeted at selected sectors and regions of Québec.

- Last spring, 40% of the economy was shut down. The resulting downturn in economic activity was mitigated by continued production in essential businesses and industries and by recourse to teleworking.

- Although it is difficult to predict what kind of public health measures will be implemented in the coming months, it is important that their impact be factored into forecasts. New, temporary measures are expected to affect 5% of Québec's economy between the fourth quarter of 2020 and the fourth quarter of 2021.

- They should result in an annual real GDP decline of around 0.8 percentage point.

- This economic impact is factored into the forecast scenario presented by the Ministère des Finances.

Furthermore, the forecasts assume that a vaccine will be widely available by late 2021.

However, there are still a number of risks associated with the evolving health crisis.

- In particular, a larger-than-anticipated wave of infection might call for more-restrictive measures, which would curtail the projected recovery in 2021.

- On the other hand, if the health measures are less restrictive than anticipated or if a vaccine becomes widely available sooner than expected, the recovery could be even more robust than projected.

C.4	Update on Québec’s Economic and Financial Situation

1. CONSEQUENCES OF THE PUBLIC HEALTH CRISIS IN QUÉBEC

❏ Unprecedented recession

Last spring, the COVID-19 pandemic and related public health measures led to the shutdown of nearly 40% of Québec's economy for several weeks. The pause, albeit temporary, has had an unparalleled impact on the economy.

- Output declined by 2.7% and 12.2% in the first and second quarters, respectively. Real GDP and its major components, from consumption and investments to exports and imports, saw unequalled downturns in the second quarter of 2020.

Since 1981, when compilation of economic accounts' statistics began, Québec has experienced three other periods of recession, that is, a decline in real GDP for at least two quarters in a row.

- The recession periods lasted between three and eight quarters and real GDP contracted by between 5.4% and 2.1% from peak to trough.

The current recession is different from those in previous economic cycles.

- First, it should be shorter, lasting just two negative quarters, with a strong return to growth expected in the third quarter of 2020. Second, the total peak-to-trough decline in real GDP will be bigger than in previous recessions and should come in at 14.5%.

CHART C.1 Decline in real GDP during recession periods in Québec
(percentage change, peak to trough)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2020 and 2021	C.5

❏ Significant rebound in economic activity after lockdown measures were lifted

The COVID-19 pandemic has produced a major shock to the economy. A record fall in major indicators was seen between February and April.

Since May, the gradual reopening of different sectors of the economy has led to a sharp jump in monthly data.

- A number of statistics, including retail sales and resale market transactions, even exceeded the pre-pandemic levels in February.

In the coming months, the strong recovery seen when the economy was reopened in May and June will give way to more moderate growth.

- The moderation in growth is reflected, in particular, by the reintroduction of certain restrictive measures as well as the sluggish increase in foreign demand. In addition, household and business confidence are expected to remain moderate owing to the uncertainty surrounding the second wave of the pandemic.

TABLE C.2

Recent economic indicators in Québec

(percentage change relative to the previous period, unless otherwise indicated)
	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.
Real GDP by industry	−0.2	−9.6	−14.8	11.6	7.3	3.4	NA	NA	NA
Jobs (thousands)	20.0	−264.0	−556.5	230.9	247.5	97.6	54.2	76.7	NA
Unemployment rate (per cent)	4.5	8.1	17.0	13.7	10.7	9.5	8.7	7.4	NA
Retail sales (in nominal terms)	−0.3	−15.6	−27.1	35.6	23.5	0.6	1.6	NA	NA
Consumer price index(1)	2.3	1.1	0.2	−0.4	0.6	0.3	0.4	0.3	NA
Housing starts (thousands)	52.2	46.8	0.0(2)	63.9	60.2	63.3	61.2	53.8	NA
Existing home sales (thousands)	109.9	95.2	35.5	65.3	112.7	134.3	136.7	130.9	NA
International exports of goods (in real terms)(3)	1.0	−6.0	−17.4	4.7	5.7	0.1	2.7	NA	NA
Consumer confidence (points, 2014 = 100)	167.9	136.7	77.4	91.1	113.5	113.2	100.2	120.4	95.5
Small business confidence index (points)	68.3	38.0	28.2	36.1	38.1	39.6	43.9	45.2	NA
Manufacturing shipments (in nominal terms)	−3.1	−6.3	−25.2	10.9	17.0	0.8	0.2	NA	NA

(1) Change from the previous year.

(2) The construction industry was "paused" on March 16, 2020. Residential construction work was allowed to resume on April 20, after the Canada Mortgage and Housing Corporation (CMHC) survey for April. Consequently, the CMHC has no Québec data for April.

(3) International exports of goods on a customs basis.

Sources: Institut de la statistique du Québec, Statistics Canada, Canada Mortgage and Housing Corporation, Quebec Professional Association of Real Estate Brokers, Conference Board of Canada and Canadian Federation of Independent Business.

C.6	Update on Québec’s Economic and Financial Situation

❏ Despite economic rebound, the public health crisis will have a lasting impact

◼ Slower recovery in certain sectors

The shutdown of 40% of the economy last spring hit employment hard in several sectors of activity.

- Between February and April, 820 500 jobs were shed in Québec. The biggest job losses were in the accommodation and food services (−133 400), trade (−131 900) and manufacturing (−115 000) industries.

The gradual upturn in economic activity led to a gain of 706 900 jobs between May and September. Employment was up across almost all sectors of the economy.

- More specifically, the trade (+141 500), manufacturing (+99 600) and construction (+98 300) industries saw the biggest job gains since May.

As a result, in September employment was back up to 97.4% of the level in February. However, some labour-intensive industries were still seeing lower employment levels than in February.

- Activities have been picking up more slowly in the accommodation and food services (in September, 85.2% of the employment level in February), information, culture and recreation (90.1%) and transportation and warehousing (92.5%) industries.

The tightening of containment measures in Québec since October will likely cause another decline in employment, particularly in sectors where physical distancing is harder to maintain. The number of jobless people will remain high in these sectors. As a result, it will be a while before Québec sees an unemployment rate as low as in February (4.5%).

CHART C.2 Proportion of jobs in September relative to February, Québec
(per cent)

Sources: Statistics Canada and Ministère des Finances du Québec.
The Québec Economy: Recent Developments and Outlook for 2020 and 2021	C.7

❏ Output gap to be filled

Although recovery is already under way, the impact of the health crisis on the economy will last a long time.

- Labour-intensive sectors will be slower to pick up due to lingering concerns about the spread of the coronavirus.

- Supply chain disruptions will prevent production lines around the world from running at full capacity.

- These difficulties could cause businesses to close, leading to a permanent drop in output and employment.

- Household, business and government debt levels could also dampen recovery.

The shock triggered by the COVID-19 pandemic will thus drive major economic changes and could create an output gap that will be hard to fill.

- In the fourth quarter of 2022, Québec real GDP will be 2.6% below the level forecast for the same period in the March budget. Nominal GDP growth will be 3.6% lower.

- A similar phenomenon is observed in Canada. Relative to the forecast scenario in Budget 2020-2021, Canada's real GDP growth will be 2.7% lower and nominal GDP, 3.9% lower.

CHART C.3 Real GDP forecast for Québec	CHART C.4 Nominal GDP forecast for Québec
(billions of chained 2012 dollars)	(billions of dollars)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

C.8	Update on Québec’s Economic and Financial Situation

Getting GDP growth to its full potential

Last June, Québec's Finance Minister appealed to academic economists to propose initiatives to accelerate economic recovery. Pierre Fortin, Professor Emeritus of Economics at the Université du Québec à Montréal (UQAM), submitted the following analysis.

Mr. Fortin began by explaining that recessions lead to economic losses because of the accumulation of gaps between actual and potential GDP. These losses are substantial.

- He estimates output losses in Québec at roughly $100 billion in 2019 dollars for cycles from 1981 to 1988 and 2008 to 2019, and $250 billion for cycles from 1989 to 2000.

- Mr. Fortin maintains that the action taken by the Québec government to mitigate the impact of the current recession and support the recovery is not only warranted, but vital.

In his opinion, the macroeconomic challenge for Québec consists in filling the gap between actual and potential GDP as fast as possible.

- The economic outlook presented in March's 2020-2021 Budget Plan banked on an annual real GDP growth rate of around 1.5% between 2020 and 2024 and an unemployment rate near 5%. The economist considers this a plausible estimate of potential GDP growth, which corresponds to the full-employment unemployment rate.

- In his opinion, actual GDP could reach the potential GDP path in the next few years. For that to happen, growth will have to accelerate to 2.5% from 2023 to 2025. The Québec government will thus have to increase its spending and investment levels.

- Once Québec is back to full employment, the government should focus on sound management of public services.

Québec's actual and potential GDP
(billions of chained 2012 dollars)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2020 and 2021	C.9

❏ Continuing efforts to increase Québec's economic potential

The public health crisis has shaken Québec's economy and public finances. The government is nevertheless maintaining its objectives of creating wealth and increasing the potential of the economy.

Therefore, Québec must improve its employment rate.

- In 2019, the employment rate hit an all-time high of 61.5% and gains were harder to make in this regard.

- Then the public health crisis rocked the labour market and, in April of this year, the employment rate fell to a low of 50.1%. Despite climbing since May, the employment rate is projected to stand at 58.6% in December.

- Consequently, significant gains in this component are possible in the short term.

In the longer term, economic recovery, wealth creation and enhancement of economic potential must continue to be underpinned by strong productivity growth.

- The average annual rate of productivity growth, that is, real GDP per job, was 0.5% from 2009 to 2018. In 2019, a trend change occurred and productivity jumped by 0.8%.

- The faster growth in productivity improved the standard of living, with real GDP per capita rising by 1.4% in Québec in 2019. In comparison, Ontario's standard of living rose by just 0.1% over same period.

TABLE C.3

Contribution of economic growth factors

(average annual percentage change and contribution in percentage points)
	2009-2018	2019	2020	2021	2022
Real GDP	1.5	2.6	−6.0	5.0	3.0
Pool of potential workers(1)	0.2	0.2	0.2	−0.1	−0.1
Employment rate(2)	0.7	1.6	−5.3	3.8	1.3
Productivity(3)	0.5	0.8	−0.9	1.3	1.8
STANDARD OF LIVING(4)	0.7	1.4	−6.8	4.4	2.4

Note: Total may not add due to rounding.

(1) Population aged 15-64.

(2) The employment rate corresponds to the total number of workers over the population aged 15-64.

(3) Productivity as measured by real GDP per worker.

(4) Standards of living as measured by real GDP per capita.

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

C.10	Update on Québec’s Economic and Financial Situation

Banking on the requalification of workers

Prior to the pandemic, almost all sectors of activity in Québec were experiencing a labour shortage. In February 2020, the unemployment rate fell to 4.5%, a historic monthly low.

In the spring, the labour market was badly hit by the health crisis. After the economy gradually reopened starting in May, there was a significant upturn in employment. However, many sectors have still not returned to pre-pandemic employment levels, while others are actively seeking workers.

- In September, nearly 140 000 more Quebecers were jobless than last February, that is, before the public health crisis hit. Women and young workers aged 15 to 24 have been hardest hit by the job losses.

- In addition, less-skilled jobs have disappeared because of the crisis, while demand has increased for workers with key skills in better-paying jobs.

Whereas some sectors are seeing high unemployment, others are facing a labour shortage. This situation is slowing the growth of certain businesses. To ensure sustained economic recovery, Québec must have full labour force participation. It needs to encourage the jobless to go back to work and promote requalification and skills upgrading in sectors where the lack of skilled labour hinders productivity and collective wealth growth.

The government will do that by:

- encouraging unemployed workers to acquire skills that match their aspirations as well as labour market needs;

- continuing to financially support skills upgrading;

- offering a fast track, including through recognition of prior learning and short-term training programs, to help unemployed workers quickly fill the needs in sectors with high labour demand.

Recent trend in employment, 2020, by sex	Recent trend in employment, 2020, by age group
(index, February 2020 = 100)	(index, February 2020 = 100)

Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2020 and 2021	C.11

2. THE ECONOMIC SITUATION IN QUÉBEC

2.1 Temporary shock to the economy

Last spring, the Québec economy was hit hard by the lockdown measures. However, the shock did not last long. Gradual reopening of the economy starting in May triggered a strong rebound in growth. Despite the rebound, the contraction in output in the first two quarters of the year is expected to cause a 6.0% decline in real GDP in 2020.

- This is an upward adjustment of 0.5 percentage point relative to the June snapshot, Québec's Economic and Financial Situation.

- The Québec economy, which was very dynamic prior to the public health crisis, contracted less than expected in the first half of the year.

The anticipated rebound in real GDP in 2021 (+5.0%) has been adjusted downward by 1.0 percentage point from the June scenario due to the smaller-than-expected downturn in economic activity in 2020 and the pandemic's lingering effects on the economy.

However, the projections include a very high level of uncertainty. How the pandemic will evolve as well as the impact of the public health measures on economic activity are hard to assess with certainty.

CHART C.5 Economic growth in Québec
(real GDP, percentage change)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2020 and 2021	C.13

2.2 Governments' contribution will lessen the economic shock

In 2020, domestic demand will see an unprecedented decline of 4.5%.

- The temporary shutdown of non-essential activities by government decree in March led to temporary closure of numerous businesses, shops, plants and construction sites. The shutdown, which lasted for eight weeks, will drive a significant downturn in household consumption expenditure as well as residential and non-residential business investment in 2020.

- The anticipated decline in domestic demand will nevertheless be mitigated by an increase in total spending by public administrations. The severity of the shock called for a prompt and robust response from authorities. The different levels of government announced extensive programs to support households and businesses, including through transfer payments, during the period of turbulence.

The impact of the health crisis on foreign demand for goods and services and on supply chains will cause exports to fall. Imports will also decline due to weaker domestic demand.

Despite the historic declines projected for most real GDP components in 2020, recovery has already begun. All components will thus pick up in 2021.

- The second wave of infection recently prompted the Québec government to reintroduce restrictive measures. However, the measures are targeted at selected sectors and regions. Consequently, they should have a much smaller negative impact on economic growth than in the spring.

TABLE C.4

Real GDP and its major components in Québec

(percentage change and, in brackets, contribution in percentage points)
	2019	2020	2021
Domestic demand	2.3 (2.4)	−4.5 (−4.7)	5.9 (6.2)
- Household consumption	1.6 (0.9)	−6.7 (−4.0)	6.9 (4.0)
- Residential investment	3.9 (0.3)	−2.9 (−0.2)	1.8 (0.1)
- Non-residential business investment	2.1 (0.2)	−9.8 (−0.8)	6.5 (0.5)
- Government spending and investment	3.1 (0.8)	0.6 (0.2)	5.1 (1.5)
External sector	(0.4)	(0.0)	(−1.8)
- Exports	1.7 (0.8)	−8.9 (−4.1)	5.9 (2.6)
- Imports	0.8 (−0.4)	−8.3 (4.1)	9.2 (−4.4)
Inventories	(−0.1)	(−1.1)	(0.7)
REAL GDP	2.6	−6.0	5.0
Note: Totals may not add due to rounding. Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

C.14	Update on Québec’s Economic and Financial Situation

2.3 Brief decline in the labour market

The measures taken to contain the spread of COVID-19 forced many businesses to reduce or halt their operations, causing a drop in employment.

- Between February and April, 820 500 jobs were lost (−18.7%). In addition, the unemployment rate was at 17.0% in April, the highest rate seen since Statistics Canada began its Labour Force Survey in 1976.

The gradual resumption of activities since May has resulted in a gain of 706 900 jobs (+19.8%). The unemployment rate fell to 7.4% in September. Despite the strong upturn, Québec will still record a historic decline in employment for the full year 2020.

- On average, 222 600 jobs will be shed in 2020 (−5.1%). The unemployment rate is expected to average 9.3% in 2020. However, this is lower than the rates recorded during other major slowdowns, such as in 1983 (14.2%) and
1993 (13.2%).

Job creation should pick up in 2021, adding 154 100 jobs (+3.7%). The unemployment rate is expected to fall to 7.2% in December 2021 and average 7.8% for the whole year.

Furthermore, according to Statistics Canada, many people who are employed work less than half their normal number of hours or do not work at all, probably for reasons related to COVID-19. This labour underutilization is likely to curb hiring in the coming months.

CHART C.6 Job creation in Québec	CHART C.7 Unemployment rate in Québec
(thousands)	(per cent)

Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2020 and 2021	C.15

❏ Labour market has started to rally

As a result of the measures implemented in the spring to contain the spread of COVID-19, numerous businesses were forced to reduce or halt their operations, which caused unprecedented job losses (−820 500 jobs between February and April) and a sharp increase in the unemployment rate (17.0% in April).

The labour market has recovered quickly since May. However, tighter restrictions in Québec since October will likely stop the labour market recovery temporarily.

- Thus, despite solid growth in employment over the past few months, 160 300 jobs are expected to be shed between December 2019 and December 2020.

- The unemployment rate should climb temporarily, from 7.4% in September to 9.1% in December 2020.

In 2021, the labour market should continue to rally.

- Between December 2020 and December 2021, 121 200 jobs should be created.

- The unemployment rate should gradually fall and stand at 7.2% in December 2021.

CHART C.8 Québec's monthly employment	CHART C.9 Québec's monthly unemployment rate
(thousands)	(per cent)

Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

C.16	Update on Québec’s Economic and Financial Situation

Recovery in the Québec labour market

Like Québec, Canada and the United States saw their labour markets[1] badly hit by the health measures implemented in early 2020.

- Between February and April, employment fell by 18.7% in Québec. This is a bigger drop than in Ontario (−14.5%), Canada (−15.7%) and the United States (−14.5%).

- During the same period, Québec's unemployment rate climbed by 12.5 percentage points, reaching 17.0% in April. That is the highest unemployment rate of all the provinces. In the United States, the unemployment rate peaked at 14.7% in April.

Since May, the resumption of activities has driven a 19.8% increase in employment in Québec.

- These gains raised the level of employment in September to nearly 97.4% of the level in February of this year. For the same period, Ontario's employment level was 95.8% what it was in February. The employment levels in Canada and the United States were 96.3% and 93.0%, respectively, of what they were in February.

- Furthermore, since the peak in April, Québec's unemployment rate has dropped 9.6 percentage points, to 7.4% in September. This rate is lower than in Ontario (9.5%), Canada (9.0%) and the United States (7.9%).

Thus, the Québec labour market rallied faster than those of the province's main trading partners.

Recent trend in employment	Recent trend in the unemployment rate
(index, February 2020 = 100)	(per cent)

Sources: Statistics Canada, IHS Markit and Ministère des Finances du Québec.	Sources: Statistics Canada and IHS Markit.

1 U.S. labour market statistics for the population aged 16 and older. Canadian statistics for the population aged 15 and older.

The Québec Economy: Recent Developments and Outlook for 2020 and 2021	C.17

2.4 Consumers are cautious

Household consumption expenditure will contract by 6.7% in 2020, a historic decline.

- Several businesses and stores had to shut down for nearly two months at the beginning of the health crisis, reducing the supply of goods and services.

- Moreover, the massive job losses will result in a 0.7% contraction in wages and salaries.

- However, enhancement and extension of the various support measures introduced by the governments to boost household disposable income mitigated the decrease in consumption expenditure.

- In fact, household disposable income will climb by 9.6% in 2020. This is the biggest increase seen since 1984 (10.3%).

- Furthermore, the uncertainty and temporary closure of several businesses and stores are influencing household decisions and consumption. As a result, the household savings rate will climb to a record 21.3% in 2020. The sharp increase will stem both from the significant transfers to households from governments and weak consumption as a result of limited access to stores.

In 2021, renewed job creation, improved confidence, a high savings rate, pent-up demand and accommodative credit conditions will revitalize consumption. However, the end of certain support measures and deferred payments could dampen the rebound.

CHART C.10 Household consumption expenditure in Québec	CHART C.11 Household savings rate in Québec
(percentage change, in real terms)	(per cent)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

C.18	Update on Québec’s Economic and Financial Situation

2.5 Residential sector rocked by the forced shutdown of activities in the spring

The temporary shutdown of construction sites in the spring suddenly put the brakes on residential activity. As a result, residential investment will fall by 2.9% in 2020. More specifically, renovation spending is expected to decline by 8.2%.

- However, the downturn in residential investment is being attenuated by the robust housing starts and home resale market since May.

- The rebound was driven by strong pre-pandemic demand levels. In addition, the containment measures and resulting teleworking changed household behaviour, creating greater demand for property purchases. Furthermore, income support measures, low vacancy rates and low interest rates fostered new housing construction and existing home sales.

- In particular, housing starts will rise by 9.5% in 2020 in spite of the shutdown of residential construction in April. At 52 500 units, this is the highest annual level of housing starts since 2004 (58 400 units).

In 2021, residential investment will grow by 1.8% due, in particular, to increased spending on renovations (+8.4%). In addition, the vibrant home resale market will drive growth in the cost of transfer of ownership (+6.8%).

- However, the end of deferred mortgage payments and the gradually less generous income support programs will hold back growth in housing starts despite low borrowing costs.

CHART C.12 Residential investment in Québec	CHART C.13 Housing starts in Québec
(percentage change, in real terms)	(thousands of units)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources: Canada Mortgage and Housing Corporation and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2020 and 2021	C.19

2.6 Businesses to put off investment projects

In 2020, non-residential business investment is projected to fall by 9.8%.

- Uncertainty about the strength of demand in addition to the level of corporate debt will dampen non-residential business investment considerably.

- Furthermore, there are reduced pressures on production capacity.

- Despite increasing since the trough in April (54.1%), the manufacturing capacity utilization rate in Canada was still at a historically low level in August (75.8%).

- Businesses currently have the production capacity to meet demand without making investments. As a result, investment in machinery and equipment will decline by 15.2% in 2020.

Investment will pick up in 2021 as uncertainty eases. In addition, the upturn in demand for goods and services will put pressure on production capacity, which should support investment in machinery and equipment.

CHART C.14 Non-residential business investment in Québec	CHART C.15 Manufacturing capacity utilization rate in Canada
(percentage change, in real terms)	(per cent)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Source: Statistics Canada.

C.20	Update on Québec’s Economic and Financial Situation

Strong recovery of the Québec construction sector

The construction sector was hit hard by the public health crisis. The pandemic forced the shutdown of residential construction sites from March 25 to April 20 and non-residential construction sites from March 25 to May 10. The key indicators show a sharp drop in construction activity between February and April. During that period:

- real GDP in the construction sector fell by 72.7%;

- the value of residential and non-residential building permits was down by 46.5%.

Construction sites reopened in May and construction activity rapidly returned to the pre-pandemic levels of February.

- In May, housing starts were back to the pre-crisis level. In September, there were 3.1% more housing starts than in February.

- In August, the value of building permits was 9.4% higher than in February.

- In July, however, real GDP in the construction sector was still 5.6% below its level in February 2020.

Despite this significant recovery, the delays caused by the construction shutdown last spring will not be entirely made up by the end of 2020.

Economic indicators of construction in Québec
(index, February 2020 = 100)

Sources: Institut de la statistique du Québec, Statistics Canada, Canada Mortgage and Housing Corporation and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2020 and 2021	C.21

2.7 Government investments boosting Québec's economy

In 2020, the anticipated decline in non-residential business investment will be partially offset by an increase in investments by governments. Public administrations, such as the federal government, the Québec government and municipalities, will increase their investment level significantly in 2020 and 2021.

The various governments have adopted major economic support and recovery plans since March. Thanks to these measures, the governments were able to help numerous economic sectors.

- In May, the Québec government accelerated $2.9 billion in investments under the 2020-2030 Québec Infrastructure Plan (QIP) to make them in 2020-2021, ahead of schedule.

- Moreover, Bill 66, tabled on September 23, provides for the acceleration of infrastructure projects.

- As a result, the value of public investment in Québec, including investments earmarked in the QIP, will reach $20.4 billion in 2020 and $23.2 billion in 2021, an increase of 2.3% and 13.8%, respectively.

CHART C.16 Government investments in Québec
(billions of dollars, in nominal terms)

Note: Government investments include investments by the Québec government, the federal government, local public administrations and Aboriginal public administrations.

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

C.22	Update on Québec’s Economic and Financial Situation

2.8 Sharp decline in trade

Québec's volume of trade with its economic partners will shrink in 2020.

- Exports will fall by 8.9%. Demand for Québec-made products will continue to be weakened by troubles in the global economy. In particular, Canada and the United States, Québec's main trading partners, will see a contraction in their economic activity in 2020.

- The downturn in domestic demand, stemming primarily from weaker household consumption and business investment, as well as the low Canadian dollar will drive imports down by 8.3%.

- Furthermore, the sudden closure of many businesses and the collapse in world trade disrupted global supply chains, fanning the decline in Québec trade.

In 2021, the projected economic recovery will fuel an increase in both exports (+5.9%) and imports (+9.2%). In fact, international supply chains will recover and foreign demand will strengthen.

- However, certain service exchanges, especially travel, could remain relatively weak in the coming years.

CHART C.17 Québec's exports	CHART C.18 Québec's imports
(percentage change, in real terms)	(percentage change, in real terms)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2020 and 2021	C.23

2.9 Slower inflation

The direct and indirect effects of COVID-19 will have a significant impact on inflation.

- The price of certain goods and services, especially food, rose in 2020 owing to reduced supply and depreciation of the Canadian dollar.

- Despite these upward pressures, inflation, as measured by the consumer price index (CPI), is expected to remain weak. Lower gasoline prices and lower demand for goods and services are expected to contribute to slower CPI growth.

Overall, growth in the CPI is forecast at 0.8% in 2020. Excluding food and energy, the most volatile components, the CPI will rise by 1.1%.

In 2021, a slight increase in oil prices and an upturn in domestic demand should lower CPI growth to 1.6%.

CHART C.19 Québec's consumer price index	CHART C.20 Québec's consumer price index excluding food and energy
(percentage change)	(percentage change)

Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

C.24	Update on Québec’s Economic and Financial Situation

2.10 Downward adjustment to nominal GDP

Nominal GDP, which reflects the change in economic output and prices, will contract by 4.6% in 2020. This is a downward adjustment of 0.6 percentage point from the June forecast. The contraction, which is bigger than expected, is partly attributable to a downward adjustment to growth in the GDP deflator.

- Note that the GDP deflator, the index that measures changes in GDP prices, is determined by two factors:

- domestic demand prices, of which the CPI is an important indicator;

- the terms of trade, which can be measured by the ratio of export prices to import prices.

- Moreover, the price of government spending will grow at a slower pace than forecast in June and the drop in import prices will not be as steep as expected.

Despite the bigger-than-expected contraction of nominal GDP, the government's main tax bases have been adjusted upward from the June snapshot, Québec's Economic and Financial Situation.

- Upward adjustments have been made to wages and salaries (from −2.5% in the June snapshot to −0.7% in the fall 2020 update), net operating surplus of corporations (from −10.4% to −1.7%) and nominal consumption (from −8.0% to −5.6%).

- This exceptional situation stems from the government transfers to households and businesses, which were more generous than initially planned.

- These measures supported household disposable income and eased the decline in corporate profits.

In 2021, the economic recovery will result in 6.9% nominal GDP growth.

TABLE C.5

Nominal GDP growth in Québec

(percentage change)
	2019	2020	2021
Real GDP	2.6	−6.0	5.0
- June 2020	2.7	−6.5	6.0
Price - GDP deflator	1.8	1.5	1.7
- June 2020	1.6	2.7	1.0
NOMINAL GDP	4.5	−4.6	6.9
- June 2020	4.4	−4.0	7.1
Note: Totals may not add due to rounding. Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2020 and 2021	C.25

2.11 Comparison with private sector forecast

For 2020, the Ministère des Finances du Québec projects a similar contraction in economic activity (−6.0%) to the average private sector forecast (−6.1%).

For 2021, the Ministère des Finances du Québec projects a slightly stronger economic recovery (+5.0%) than the average private sector forecast (+4.7%).

CHART C.21 Economic growth in Québec, 2020	CHART C.22 Economic growth in Québec, 2021
(real GDP, percentage change)	(real GDP, percentage change)

Source: Ministère des Finances du Québec summary as of October 28, 2020, which includes the forecasts of 11 private sector institutions.	Source: Ministère des Finances du Québec summary as of October 28, 2020, which includes the forecasts of 11 private sector institutions.

TABLE C.6

Economic outlook for Québec - Comparison with the private sector

(percentage change)
	2019	2020	2021	2022	2023	2024	Average 2020-2024
Real GDP
Ministère des Finances du Québec	2.6	−6.0	5.0	3.0	2.0	1.5	1.0
Private sector average	-	−6.1	4.7	3.2	1.8	1.6	1.0
Nominal GDP
Ministère des Finances du Québec	4.5	−4.6	6.9	4.7	3.8	3.4	2.7
Private sector average	-	−4.5	6.5	5.1	3.8	3.6	2.9
Note: Averages may not add due to rounding. Source: Ministère des Finances du Québec summary as of October 28, 2020, which includes the forecasts of 11 private sector institutions.

C.26	Update on Québec’s Economic and Financial Situation

TABLE C.7

Economic outlook for Québec

(average annual percentage change, unless otherwise indicated)
	2019	2020	2021	2022
Output
Real gross domestic product	2.6	−6.0	5.0	3.0
- June 2020	2.7	−6.5	6.0	2.4
Nominal gross domestic product	4.5	−4.6	6.9	4.7
- June 2020	4.4	−4.0	7.1	3.9
Nominal gross domestic product (billions of dollars)	459.0	437.7	467.8	489.7
- June 2020	458.7	440.5	471.7	490.2
Components of GDP (in real terms)
Household consumption	1.6	−6.7	6.9	3.1
- June 2020	1.7	−8.8	11.0	1.5
Government spending and investment	3.1	0.6	5.1	1.4
- June 2020	2.8	1.0	3.6	1.4
Residential investment	3.9	−2.9	1.8	−0.5
- June 2020	3.9	−8.5	5.2	1.7
Non-residential business investment	2.1	−9.8	6.5	5.2
- June 2020	1.6	−15.4	10.3	5.9
Exports	1.7	−8.9	5.9	4.0
- June 2020	1.4	−7.4	6.0	5.1
Imports	0.8	−8.3	9.2	2.9
- June 2020	0.1	−8.2	11.0	3.6
Other economic indicators (in nominal terms)
Job creation (thousands)	77.7	−222.6	154.1	51.0
- June 2020	77.7	−228.8	161.6	44.1
Unemployment rate (per cent)	5.1	9.3	7.8	7.0
- June 2020	5.1	9.5	7.6	7.0
Household consumption excluding food expenditures and shelter	3.0	−10.5	10.6	5.5
- June 2020	3.0	−12.9	16.4	3.1
Wages and salaries	6.2	−0.7	4.6	3.3
- June 2020	6.2	−2.5	5.2	3.2
Household income	5.8	6.1	−0.7	2.8
- June 2020	5.6	2.7	0.5	3.5
Net operating surplus of corporations	0.8	−1.7	0.8	0.7
- June 2020	1.3	−10.4	6.7	7.8
Consumer price index	2.1	0.8	1.6	2.1
- June 2020	2.1	0.7	1.5	2.1
Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2020 and 2021	C.27

3. THE SITUATION OF QUÉBEC'S MAIN ECONOMIC PARTNERS

Global economic conditions deteriorated rapidly in spring 2020. The adoption of strict public health measures by most of the world's economies triggered a sharp contraction of output during the first half of the year. Despite a rebound in the second half of the year, 2020 will be marked by a global recession that will impact many economies, in particular, Canada and the United States, Québec's main trading partners.

3.1 The economic situation in Canada

❏ Canada's economy slowed by the pandemic and oil price collapse

Canada's real GDP will shrink by 5.5% in 2020. This is the biggest decrease since compilation of economic accounts' statistics began in 1970.

- All of the provinces will see an unprecedented downturn in output in 2020. Moreover, very weak oil prices will make things more difficult in the oil-producing provinces.

- In addition, Canada's economy will see a smaller contraction than Québec's (−6.0%) because the public health measures were stricter in Québec.

In 2021, real GDP is expected to rebound by 4.5%. However, the recovery of economic activity will be hampered by ongoing difficulties in the oil sector.

CHART C.23 Economic growth in Canada
(real GDP, percentage change)

Sources: Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2020 and 2021	C.29

❏ Downturn in economic activity eased by public spending

Like in Québec, domestic demand in Canada will drop sharply in 2020. As a result:

- household consumption will drop by 6.2%, with the heath crisis having forced the shutdown of several businesses and stores, and resulting in heavy job losses in the spring;

- non-residential business investment will contract by 11.4%, caused by the climate of uncertainty, the financial difficulties experienced by some businesses and the drop in oil prices;

- residential investment will decline by 1.9%, constrained by the reduction in construction activity and real estate brokerage transactions.

Moreover, total government spending will ease the decline in domestic demand. Substantial government transfers mitigated the impact of the crisis on household and corporate finances. However, these transfers are not recorded as government spending in calculating GDP. The Government of Canada projects a deficit of $343.2 billion in 2020-2021.

On the external sector side, weak demand will weigh on both exports and imports.

In 2021, a 4.5% rebound in economic activity is forecast in Canada. However, growth will be limited by the ongoing difficulties in the oil industry as oil prices remain low.

TABLE C.8

Real GDP and its major components in Canada

(percentage change and contribution in percentage points in brackets)
	2019	2020	2021
Domestic demand	1.3 (1.3)	−4.6 (−4.6)	5.2 (5.2)
- Household consumption	1.6 (0.9)	−6.2 (−3.5)	5.9 (3.3)
- Residential investment	−0.6 (0.0)	−1.9 (−0.1)	3.3 (0.2)
- Non-residential business investment	−0.4 (0.0)	−11.4 (−1.2)	6.3 (0.6)
- Government spending and investment	1.8 (0.4)	0.9 (0.2)	3.8 (1.0)
External sector	- (0.2)	- (0.0)	- (−1.2)
- Exports	1.3 (0.4)	−9.4 (−3.0)	5.0 (1.5)
- Imports	0.6 (−0.2)	−9.3 (3.0)	9.1 (−2.8)
Inventories	- (0.1)	- (−1.0)	- (0.6)
REAL GDP	1.7	−5.5	4.5
Note: Totals may not add due to rounding. Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

C.30	Update on Québec’s Economic and Financial Situation

Government transfers have boosted household disposable income

Over the past months, the different levels of government have introduced various measures to help households. Among others, they have established income support programs to help people in financial need or to offset the decrease or loss of employment income due to the COVID-19 pandemic.

Together, these new benefits have raised current transfers to households.

- Transfers to households rose by 88.2% in the second quarter of 2020 compared to the previous quarter.

These transfers more than offset lost employment income.

- Wages and salaries saw a quarterly decline of 8.9% in the second quarter of 2020.

- Household disposable income, that is, the amount of income that households have available for spending on goods and services or for saving, increased by 10.8% over the same period.

The measures put in place mitigated the impact of the health crisis on Canada's economy.

- If not for the financial support provided by governments, household disposable income would have plunged, resulting in a sharp decline in consumption and an even bigger contraction in GDP.

Income support measures will be gradually withdrawn. The situation will need to be monitored in the coming quarters to assess the impact.

Canadian household disposable income
(quarterly percentage change, in nominal terms)

Sources: Statistics Canada and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2020 and 2021	C.31

❏ Households are cautious

Household consumption expenditure will decline by 6.2% in 2020. The decline is essentially attributable to the closure of numerous businesses and stores last spring as well as to job losses.

- Consumer spending will fall in 2020 despite a sharp increase in household disposable income. Households benefited from a suspension of debt repayment and generous income support programs.

Low interest rates, the upturn in employment and substantial savings during the lockdown period will encourage consumer spending in the coming months. Household consumption expenditure is thus forecast to grow by 5.9% in 2021.

❏ Downturn in residential investment

Slowed by last spring's sluggish real estate market, residential investment will record its third consecutive annual decline in 2020 (−1.9%).

- However, the downturn will be attenuated by sustained recovery in new housing construction and the home resale market when the lockdown ended. The lack of a typically busy spring market led to a substantial accumulation of housing demand.

Residential investment is expected to grow by 3.3% in 2021, driven by the upturn in the labour market and low financing costs. However, high Canadian household debt, the end of deferred mortgage payments and the difficulties in oil-producing provinces will curtail the recovery in the housing market.

CHART C.24 Canadian household consumption expenditure	CHART C.25 Canadian residential investment
(percentage change, in real terms)	(percentage change, in real terms)

Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

C.32	Update on Québec’s Economic and Financial Situation

Increase in Canadian real estate prices

Canada's residential sector has been surprisingly dynamic in recent months. Many housing market experts predicted that job losses, household debt and uncertainty caused by the pandemic would delay housing purchases and hold back residential activity.

However, since May new housing construction and home resale activity have not declined as predicted. The strong residential sector is mainly attributable to:

- the pre-pandemic housing demand;

- the numerous support programs introduced by the governments, which boosted household disposable income;

- the historically low mortgage rates;

- the low rental vacancy rates;

- the change in household behaviour. Individuals and families are placing greater importance on their living space after the confinement measures led them to change their ways. People are spending more time at home and working remotely. As a result, many are looking to purchase a home that is better suited to this new reality.

Thus, between February and September, the average price of resale homes rose by 9.1% in the Montréal census metropolitan area (CMA), by 5.0% in the Toronto CMA and by 9.8% in the Vancouver CMA.

In the coming months, a number of factors will restrain housing demand, in particular, the end of deferred mortgage payments, high household debt and the temporary decline in international immigration. The housing market is thus expected to rebalance and the rise in housing prices, to ease.

Average home resale price by census metropolitan area
(index, February 2020 = 100)

Sources: Quebec Professional Association of Real Estate Brokers, Haver Analytics and Ministère des Finances du Québec.
The Québec Economy: Recent Developments and Outlook for 2020 and 2021	C.33

❏ Difficulties in the energy sector exacerbating the downturn in business investment

In 2020, reduced global demand, weak oil prices and uncertainty regarding the pandemic will drive a 11.4% contraction in non-residential business investment in Canada.

- Energy investment will post its fifth annual decline (−15.6%) since 2015. The downturn will be attenuated by the start of large-scale projects planned prior to the pandemic, including the construction of a natural gas liquefaction plant in British Columbia.

Business investment will pick up in 2021. Production capacity pressures are likely to intensify under heightened demand. In addition, business investment will be supported by continuing low financing costs.

❏ Downturn in global demand will cause a slowdown in trade

The measures introduced to contain the spread of COVID-19 triggered a decline in activity worldwide, which in turn drove down oil prices and weakened industrial production and supply chains. Against this backdrop, exports will fall by 9.4% in 2020 and imports, by 9.3%.

Trade will rally in 2021. The bigger increase in imports (+9.1%) than in exports (+5.0%) is primarily attributable to businesses' need to rebuild their inventories. In addition, a stronger rebound in economic activity in Canada (+4.5%) than in the United States (+3.6%) will boost Canadian imports more than exports.

CHART C.26 Non-residential business investment in Canada	CHART C.27 Canadian exports and imports
(percentage change, in real terms)	(percentage change, in real terms)

Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

C.34	Update on Québec’s Economic and Financial Situation

3.2 The economic situation in the United States

❏ Recovery well under way after unprecedented economic shock

Like in Québec and Canada, the U.S. economy was hit hard by the COVID-19 pandemic and the public health measures implemented in the spring. U.S. real GDP contracted by 31.4% at an annualized rate in the second quarter compared to the previous quarter, the largest decline on record.

However, the U.S. economy has rebounded strongly in recent months thanks to the various measures adopted by Congress and the U.S. Federal Reserve to support the recovery.

- Several indicators show an increase in mobility of individuals after collapsing in April, and that the recovery is well under way.

The decline in economic activity in the second quarter is expected to result in a 4.2% contraction in U.S. real GDP in 2020.

- This is an upward adjustment of 1.8 percentage points from the June snapshot, which projected a decrease of 6.0%. The adjustment is due to faster economic recovery than initially expected.

In 2021, U.S. real GDP is forecast to grow by 3.6%. However, the economic outlook remains shrouded by uncertainty and depends heavily on how the pandemic evolves.

CHART C.28 Economic growth in the United States
(real GDP, percentage change)

Sources: IHS Markit and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2020 and 2021	C.35

❏ Fiscal and monetary measures triggered a strong rebound in domestic demand

Last spring, budgetary and monetary authorities took major steps to limit the economic impact of COVID-19.

The U.S. federal government introduced measures to help households, in particular by enhancing unemployment insurance benefits, and offered loans and loan guarantees to businesses under the US$2.2-trillion CARES Act passed in March.

- The income support measures were generous. In fact, government transfers more than offset the loss in wages, raising personal income in the second quarter despite the recession.

- The measures were a large factor in the rebound in domestic demand. For example, retail sales and the ISM (Institute for Supply Management) purchasing managers' index have been robust in the last few months.

In addition, the U.S. Federal Reserve created credit facilities to, among other things, provide small and medium-sized businesses with liquidities. The steps taken by the central bank also stabilized financial markets.

However, the size of federal government spending is likely to increase the U.S. budget significantly.

- The Congressional Budget Office projected that the federal budget deficit will hit 16.0% of GDP in 2020, the largest it's been since the Second World War.

CHART C.29 Personal income in the United States	CHART C.30 Retail sales in the United States
(annualized percentage change, in nominal terms)	(billions of U.S. dollars, in nominal terms)

Sources: IHS Markit and Ministère des Finances du Québec.	Source: IHS Markit.

C.36	Update on Québec’s Economic and Financial Situation

The housing market remained robust despite the pandemic

Despite the recession caused by pandemic, the U.S. housing market remained robust, buoyed by pent-up demand during lockdown, a willingness to relocate to telework, and the drop in mortgage rates.

- Home sales have jumped since April, exceeding pre-crisis levels and hitting the highest level since 2006.

Home sales rose against the backdrop of already low stocks of homes for sale before the pandemic hit. Consequently, residential construction rapidly restarted in response to higher demand.

- Single-family housing starts climbed by over 60% between April and September.

- Building permits also rebounded sharply, hitting in September the highest level since 2007.

The robust housing market is attributable in part to the fact that job losses were concentrated in low-wage industries, particularly the retail trade and accommodation industries. In addition, workers in higher-paying industries were less affected, among other reasons because they could telework.

- This situation is reflected in the types of homes sold. Houses priced at $500 000 and over recorded the highest increases in July, August and September, which signals strong demand for more expensive homes.

U.S. home sales	U.S. building permits
(million units at annual rate)	(single-family, million units at annual rate)

Source: IHS Markit.	Source: IHS Markit.

The Québec Economy: Recent Developments and Outlook for 2020 and 2021	C.37

❏ After sharp gains, a more gradual recovery in the labour market

The U.S. labour market was badly hit by the public health measures and closure of stores and facilities. Over 22 million jobs were lost between February and April, driving the unemployment rate to a record high of 14.7% in April.

- The retail trade and leisure and accommodation sectors, where physical distancing measures are more restrictive, were especially affected, accounting for nearly half of the total jobs lost.

The labour market has rebounded since the trough in April as more than half of the jobs lost had been recovered in September. However, the employment level is still 10.7 million below the level in February.

Job gains will occur more gradually in the coming quarters. The first phase of recovery is over and employment gains in sectors still under pressure, such as the accommodation, tourism and entertainment sectors, will be constrained until a vaccine becomes available.

- Consequently, it will likely take several quarters before employment returns to its pre-crisis level.

The unemployment rate should continue to fall in the months ahead. However, the decline will be limited by more gradual employment recovery in labour-intensive sectors, in particular due to the recent increase in infection.

- The unemployment rate is forecast at 8.3% in 2020 and 6.7% in 2021.

CHART C.31 Number of jobs in the United States	CHART C.32 Proportion of jobs in September relative to the level in February
(millions)	(per cent)

Source: IHS Markit.	Sources: IHS Markit and Ministère des Finances du Québec.

C.38	Update on Québec’s Economic and Financial Situation

4. THE GLOBAL ECONOMIC SITUATION

❏ Return to growth following the 2020 recession

According to the International Monetary Fund, global economic activity contracted dramatically in the second quarter as the lockdown measures, which affected nearly 85% of the world economy for several weeks, paralyzed most sectors of activity.

After a difficult start to the year, gradual withdrawal of the containment measures triggered a recovery in economic activity. However, the improvement is shaky and uneven. Despite the projected rebound in the second half of the year, global real GDP is forecast to contract by 4.6% in 2020 and then expand by 4.7% in 2021.

- The greater severity of the health crisis in several regions is making this year's recession worse than was forecasted in June.

- In India, for example, the spread of COVID-19 later in the year led to significant downward adjustments to the country's economic growth.

Recovery will be dampened until a vaccine is found and becomes widely available. Furthermore, COVID-19 will continue to weigh on economic activity in several countries and could structurally change the global economy.

CHART C.33 Global containment index for 2020	CHART C.34 Global economic growth
(index, 0 indicating no restrictions and 100 indicating tight restrictions)	(real GDP in purchasing power parity, percentage change)

Source: IHS Markit.	Sources: Statistics Canada, International Monetary Fund, IHS Markit, Datastream, Eurostat and Ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2020 and 2021	C.39

The following table shows the detailed global economic outlook by region and country.

TABLE C.9

Global economic growth outlook

(real GDP, annual percentage change)
	Weight(1)	2019	2020	2021
World(2)	100.0	2.8	−4.6	4.7
- June 2020		2.9	−3.5	5.0
Advanced economies(2)	43.5	1.6	−5.8	3.8
- June 2020		1.7	−6.2	4.8
Québec	0.3	2.6	−6.0	5.0
- June 2020		2.7	−6.5	6.0
Canada	1.4	1.7	−5.5	4.5
- June 2020		1.7	−6.1	5.5
United States	16.0	2.2	−4.2	3.6
- June 2020		2.3	−6.0	6.2
Euro area	12.7	1.3	−8.2	4.6
- June 2020		1.3	−7.6	4.4
United Kingdom	2.4	1.3	−11.3	5.1
- June 2020		1.4	−8.6	4.3
Japan	4.1	0.7	−5.8	2.6
- June 2020		0.7	−4.9	2.6
Emerging and developing economies(2)	56.5	3.7	−3.7	5.3
- June 2020		3.8	−1.8	5.2
China	16.8	6.1	1.6	6.9
- June 2020		6.1	1.2	6.4
India(3)	7.0	4.2	−8.5	8.6
- June 2020		4.2	−1.9	6.1

(1) Weight in global GDP in 2018 according to the most recent International Monetary Fund data.

(2) Data based on purchasing power parity.

(3) Data calculated for the fiscal year (April 1 to March 31).

Sources: Institut de la statistique du Québec, Statistics Canada, International Monetary Fund, IHS Markit, Datastream, Eurostat and Ministère des Finances du Québec.

C.40	Update on Québec’s Economic and Financial Situation

❏ Advanced economies begin to recover from the shock in the first half of the year

In advanced economies as a whole, real GDP is projected to contract in 2020 by an average rate of 5.8% (+0.4 percentage point compared to the June 2020 forecast) and then grow by 3.8% in 2021 (−1.0 percentage point).

- COVID-19 had a major impact on economic activity in the first half of the year, causing an unprecedented decline in real GDP in the majority of countries.

In the short term, however, several economies appear to be recovering more rapidly, buoyed in part by the easing of lockdown measures as well as major monetary and fiscal measures.

Growth will return in 2021 amid renewed economic activity since mid-2020 and the maintenance of government support measures to mitigate negative impacts.

The upsurge in COVID-19 cases in many regions since September led several governments to retighten their public health measures, which will weigh on economic activity.

- In Europe, economic activity will remain weak as the high number of cases of infection, among other factors, dampens business and consumer confidence and governments are announcing stricter containment measures.

CHART C.35 Real gross domestic product	CHART C.36 Composite purchasing managers' index, advanced economies
(annualized quarterly rate change in per cent)	(index)

Sources: Datastream and Ministère des Finances du Québec.	Source: Bloomberg.

The Québec Economy: Recent Developments and Outlook for 2020 and 2021	C.41

The economy helped by government measures

Governments intervened on a large scale to cushion the impact of the health crisis on economic activity. The International Monetary Fund (IMF) estimates that, as at September 11, 2020, announced fiscal measures amounted to US$11.7 trillion globally (roughly 12% of global GDP).

- Half of these measures consist of additional spending or foregone revenue. The other half consists of liquidity support, including loans, guarantees and equity injections by the public sector.

- Measures include unemployment benefits, wage subsidies, cash assistance for businesses, temporary tax cuts or deferrals as well as direct health spending, such as vaccine and treatment research.

According to the IMF, the size and composition of fiscal support vary across countries. The strongest measures have been taken by advanced and major emerging economies.

The IMF expects lower revenues and higher expenditures, as well as contraction of economic activity, will drive a sharp deterioration in public finances.

- As a result, worldwide government budget deficits are expected to swell to 12.7% of GDP in 2020 compared to 3.9% in 2019. Public debt will hit a record high of 98.7%. The ratio is expected to exceed 120% in advanced economies and 60% in emerging economies.

The IMF considers that government support has been effective in saving lives, restoring confidence and restarting the economy. In the short term, it considers the priority to be preventing the withdrawal of support too soon.

Government measures to mitigate the impacts of COVID-19	Government debt
(percentage of GDP)	(percentage of GDP)

Source: International Monetary Fund.	Source: International Monetary Fund.

C.42	Update on Québec’s Economic and Financial Situation

❏ Emerging economies: China recovers more rapidly

Economic activity in emerging and developing economies is forecast to contract by 3.7% in 2020 and expand by 5.3% in 2021. The contraction in 2020 will be the first since the International Monetary Fund began publishing the series in 1980.

- This is a downward adjustment of 1.9 percentage points for 2020 from the June forecast and is attributable to the more negative effects of the COVID-19 pandemic and containment measures, and an upward adjustment of 0.1 percentage point for 2021.

A downturn in economic activity is projected in 2020 for several major countries, with the notable exception of China, whose economy will expand by 1.6% (+0.4 percentage point).

Economic activity rebounded in most of the emerging economies as countries came out of lockdown. This is especially the case for China, where economic activity returned to growth in the second quarter, with real GDP expanding by 3.2% year-over-year after posting the first contraction since at least 1992 in the first quarter (−6.8%). The upturn continued into the third quarter with 4.9% growth. In September:

- China's retail sales, a barometer of household consumption, posted 3.3% year-over-year growth after increasing slightly in August, the first increase since the start of the year;

- industrial production rose for the sixth month in a row, while exports posted the sharpest increase since March 2019.

The recovery is fragile, however. An upsurge in the number of COVID-19 cases and reintroduction of containment measures worldwide could weigh on China's exports and economic revival.

CHART C.37 Economic growth in emerging economies	CHART C.38 Economic growth in China
(real GDP, percentage change)	(real GDP, annual percentage change)

Sources: International Monetary Fund, IHS Markit, Datastream and Ministère des Finances du Québec.	Source: Datastream.

The Québec Economy: Recent Developments and Outlook for 2020 and 2021	C.43

Global value chains seriously disrupted by COVID-19

A global value chain (GVC) splits the different stages of the production process across different countries and links factories, distributors and consumers in a complex manner. Although their weight in trade has been decreasing since the 2008 financial crisis, GVCs have been weakened by the health crisis, contributing to the sharp decline in world trade.

Major disruptions in global value chains…

COVID-19 disrupted GVCs following the introduction by governments of public health measures, strict border controls and the reduction in air traffic to contain the spread of the virus.

- In addition, a number of countries imposed a ban on exports of certain products, such as medical supplies and personal protective equipment.

The International Labour Organization estimates that nearly 60% of imported inputs were disrupted at the height of the first wave of the pandemic.

… contributed to an unprecedented decline in world trade

In the second quarter, world trade in nominal terms posted the sharpest decline (−21% year-over-year) since the second quarter of 2009, driven by a sharp fall in fuels and mining products (−38%) and manufactured goods (−19%).

- Automobile manufacturing was the hardest hit sector, particularly in April, owing primarily to supply disruptions and weak demand.

- Shortages of auto parts were seen in Japan and South Korea due to the closure of Wuhan. This city in China, the first to go into general lockdown, is an international hub of auto parts manufacturing.

World trade rallied after the lockdown was lifted, buoyed by strong demand for medical supplies and protective equipment, among other products.

World merchandise trade, in real terms	World merchandise trade, in nominal terms
(index, 2010 = 100)	(annual percentage change)

Source: CPB Netherlands Bureau for Economic Policy Analysis.	Source: World Trade Organization.

C.44	Update on Québec’s Economic and Financial Situation

5. DEVELOPMENTS IN FINANCIAL MARKETS

❏ Optimism in financial markets supported by monetary and fiscal easing and economic recovery

Sentiment on international financial markets has generally remained optimistic in recent months. They were energized by the stimulus measures introduced by central banks and governments following the unprecedented economic shock from COVID-19. As a result:

- stock markets continued to climb, with the S&P 500 up by nearly 50% since its low in March and closing at record highs at the beginning of September. However, the major indexes fell in October, whereas risk premiums in financial markets rose, due to a surge in COVID-19 cases;

- commodity prices, particularly oil prices, rose amid the upturn in economic activity, among other factors;

- several currencies, including the Canadian dollar, appreciated against the U.S. dollar, which has fallen since the spring due to weaker safe-haven demand.

Furthermore, bond yields remained very low as a result of financial market expectations regarding highly accommodative monetary policies for a long time.

CHART C.39 U.S. and Canadian stock markets	CHART C.40 Canadian dollar exchange rate
(indexes, January 2, 2020 = 100)	(U.S. cents)

Note: Most recent data as at October 28, 2020. Sources: Bloomberg and Ministère des Finances du Québec.	Note: Most recent as at October 28, 2020. Source: Bloomberg.

The Québec Economy: Recent Developments and Outlook for 2020 and 2021	C.45

❏ U.S. Federal Reserve: no interest rate hike for at least three years

In the United States, the key interest rate has been in the target range of 0.0%-0.25% since last March. In addition, the U.S. Federal Reserve is continuing its large-scale assets purchases, to the tune of around US$120 billion a month, to support the U.S. economy.

- Furthermore, in late August the U.S. Federal Reserve announced changes to its monetary policy framework. The Federal Reserve will now adopt a flexible 2% average inflation target such that it will tolerate inflation above 2% for a while.

The U.S. economy will thus continue to benefit from highly accommodative monetary policy for a number of years. No hike in the U.S. key interest rate is forecast until at least 2023.

❏ Bank of Canada: status quo until at least 2023

Canada's policy interest rate has remained steady at 0.25% since March. In addition, the Bank of Canada will continue its quantitative easing program and, in October, announced that it will shift purchases towards longer-term bonds and that total purchases will be gradually reduced to at least $4 billion a week (from $5 billion).

- Furthermore, the Bank of Canada has stated more than once that it will keep the key interest rate at the effective lower bound until the 2% inflation target is sustainably achieved.

Thus, like in the United States, Canada's key interest rate is expected to remain unchanged until at least 2023.

CHART C.41 Key interest rates in the United States and Canada
(federal funds target rate(1) and overnight rate target, per cent)

(1) Mid-point of the target range. Sources: Statistics Canada, Bloomberg and Ministère des Finances du Québec.

C.46	Update on Québec’s Economic and Financial Situation

❏ Persistent weakness in bond yields

Bond yields in the major advanced economies have remained relatively stable over the last few months. They are currently near historically low levels following unprecedented monetary easing by central banks in response to the health crisis.

- In Canada, the yield on 10-year federal government bonds was around 0.6% in October.

In the coming years, bond yields are expected to remain near their historic low points.

- On the one hand, central banks committed to keep their key interest rates unchanged for a prolonged period. On the other, they will continue their quantitative easing programs to support the economic recovery, which will limit the rise in long-term interest rates.

- Nonetheless, better economic growth and inflation outlooks should foster a modest increase in bond yields.

❏ Canadian dollar expected to trend near current values

After depreciating significantly at the beginning of the year, the Canadian dollar has generally trended upward in recent months, buoyed primarily by risk appetite on financial markets as well as the U.S. dollar's broad-based depreciation.

In the short term, the Canadian dollar is expected to trend near current levels, that is, slightly above 75 U.S. cents, amid continuing high economic uncertainty surrounding the COVID-19 pandemic.

- In the medium term, the Canadian dollar should gradually appreciate with the anticipated increase in oil prices and continued depreciation of the U.S. dollar amid the global economic recovery.

TABLE C.10

Canadian financial markets

(average annual percentage rate, unless otherwise indicated, end-of-year data in brackets)
	2019	2020	2021
Overnight rate target	1.8 (1.8)	0.5 (0.3)	0.3 (0.3)
3-month Treasury bills	1.7 (1.7)	0.4 (0.2)	0.2 (0.3)
10-year bond	1.6 (1.6)	0.7 (0.7)	0.9 (1.1)
Canadian dollar (in U.S. cents)	75.6 (77.0)	74.3 (75.5)	76.1 (76.4)
U.S. dollar (in Canadian dollars)	1.32 (1.30)	1.35 (1.32)	1.31 (1.31)
Sources: Statistics Canada, Bloomberg and ministère des Finances du Québec.

The Québec Economy: Recent Developments and Outlook for 2020 and 2021	C.47

❏ Moderate increase in oil prices

After falling sharply due to the COVID-19 health crisis, oil prices gradually edged up with the resumption of activities when economies went out of lockdown.

- The price of WTI oil rose from a low of US$17 per barrel in April to an average price of US$40 per barrel in October. However, this is roughly 21% below the pre-pandemic price. The price of a barrel of Western Canada Select (WCS) crude climbed from US$7 in April to US$30 in October.

However, oil price gains remain fragile owing to ongoing high risks to the oil market.

- The continuing spread of the pandemic in several parts of the world and the possible effects on oil demand, as well as uncertainties about oil-producing countries' commitment to cut their production, could curtail future price increases.

In the current context, the outlooks for global oil supply and demand growth remain cloudy. The ongoing pandemic could dampen economic recovery and lead governments to restrict mobility.

Oil prices will remain near their current levels this year and then increase at a moderate pace over the coming quarters. The price of WTI will average US$39 per barrel in 2020 and US$46 per barrel in 2021. Brent oil prices will average US$43 per barrel in 2020 and US$49 per barrel in 2021.

CHART C.42 Brent, WTI and WCS oil prices	CHART C.43 Oil production of members of the Organization of Petroleum Exporting Countries
(U.S. dollars per barrel)	(millions of barrels per day)

Sources: Bloomberg and Ministère des Finances du Québec.	Source: Bloomberg.

C.48	Update on Québec’s Economic and Financial Situation

6. MAIN RISKS THAT MAY INFLUENCE THE FORECAST SCENARIO

The economic and financial forecasts in the Update on Québec's Economic and Financial Situation are based on several assumptions. Some of them are associated with risks that could affect the global economic and financial scenario and the anticipated developments in the Québec economy.

The pandemic remains the biggest source of concern weighing on the global economic outlook. How the pandemic will evolve as well as the impact of the health crisis on economic activity are hard to assess with certainty.

- The global economic forecast depends on the developments of the pandemic and future economic support measures.

- The global recession could turn out to be more severe and the economic recovery weaker if, during the coming quarters, an upsurge in COVID-19 cases were to require stricter containment measures.

- Another general lockdown could also dampen consumption and investment and lead to tighter financial conditions.

- The impacts would be even more severe if central banks and governments were to withdraw the measures implemented to support the economy after the unprecedented COVID-19 shock too soon.

- On the other hand, the recession could turn out to be less severe and the recovery stronger than forecast if these risks are mitigated. Rapid advances in vaccine and treatment development as well as broad-based implementation of economic recovery measures could lead to stronger growth in 2021.

- In the longer term, other risks arising from the effects of the pandemic, such as the exclusion of a large segment of the population from the labour market and permanent losses in output in certain sectors, could limit potential growth.

The Québec Economy: Recent Developments and Outlook for 2020 and 2021	C.49

Exhibit 99.8

Section D

QUÉBEC'S FINANCIAL SITUATION

Summary	D.3

1. Québec's budgetary situation	D.5

1.1 Recent developments in the budgetary situation	D.6

1.2 Detailed adjustments for 2019-2020	D.11

1.3 Budgetary outlook	D.21

2. Revenue and expenditure forecasts	D.25

2.1 Change in revenue	D.26

2.1.1 Own-source revenue excluding revenue from government enterprises	D.27

2.1.2 Revenue from government enterprises	D.31

2.1.3 Federal transfers	D.32

2.2 Change in expenditure	D.33

2.2.1 Portfolio expenditures	D.34

2.2.2 Debt service	D.40

APPENDIX: Additional information	D.43

D.1

SUMMARY

The November 2020 Update on Québec's Economic and Financial Situation is an opportunity for the government to take stock of the state of Québec's public finances.

This section provides an update on the budgetary situation 1  for the years 2019-2020 to 2022-2023.2

- The preliminary results for 2019-2020 show a budgetary surplus of $32 million. Negative adjustments of $1.9 billion since March 2020 can be attributed mainly to:

- a $1.1-billion decline in own-source revenue;

- a $659-million increase in portfolio expenditures, including the estimated losses of $378 million on the Ciment McInnis investment;

- the estimated additional losses of $434 million on the CSeries investment.

- The budgetary deficit forecast for 2020-2021 stands at $15.0 billion. The deficit will be less than $3.0 billion following the use of the stabilization reserve.

- The current situation has led to a deterioration in the economic and budgetary situation. The downward adjustment of $6.8-billion in own-source revenue is largely offset by a $4.6-billion upward adjustment in federal transfer revenues and a $1.6-billion decrease in spending.

- Measures totalling $10.5 billion have been implemented in 2020-2021 to strengthen our health care system, support Quebecers dealing with the effects of the COVID-19 pandemic and restart the economy.

- A provision of $4.0 billion in 2020-2021 to mitigate potential economic risks and fund additional support and recovery measures is included in the financial framework.

- The use of the entire stabilization reserve in 2020-2021 reduces the budgetary deficit, within the meaning of the Balanced Budget Act, by $12.0 billion.

- Budgetary deficits of $8.3 billion in 2021-2022 and $7.0 billion in 2022-2023 are forecast. Provisions of $3.0 billion and $1.0 billion, respectively, are included in the financial framework for these years.

____________________________

1  To ensure full and detailed comparability between the adjustments and the components of the financial framework, Budget 2020-2021 is the reference point for this section. However, summary adjustments since the publication of the June 2020 snapshot are provided on page D.10.

2  The budgetary data presented for 2019-2020 are preliminary results. Those presented for 2020-2021 and subsequent years are forecasts.

Québec's Financial Situation	D.3

1. QUÉBEC'S BUDGETARY SITUATION

In 2020-2021, the budgetary balance before use of the stabilization reserve is a deficit of $15.0 billion. For this year:

- revenue stands at $118.7 billion;

- portfolio expenditures, or expenditures tied to the delivery of public services, amount to $119.5 billion;

- debt service amounts to $7.6 billion;

- a provision of $4.0 billion is included in the financial framework to mitigate potential economic risks and fund additional support and recovery measures;

- deposits of dedicated revenues in the Generations Fund total $2.7 billion.

Use of the stabilization reserve reduces the budgetary deficit to less than $3.0 billion.

TABLE D.1

Québec's budget - November 2020

(millions of dollars)
2020-2021
Revenue
Own-source revenue	88 437
% change	-3.6
Federal transfers	30 296
% change	20.1
Total revenue	118 733
% change	1.5
Expenditure
Portfolio expenditures	-119 507
% change	13.1
Debt service	-7 573
% change	-1.3
Total expenditure	-127 080
% change	12.2
Provision for economic risks and other support and recovery measures	-4 000
SURPLUS (DEFICIT)	-12 347
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	-2 653
BUDGETARY BALANCE BEFORE USE OF THE STABILIZATION RESERVE	-15 000
Use of the stabilization reserve	12 009
BUDGETARY BALANCE(1)	-2 991
(1) Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

Québec's Financial Situation	D.5

1.1 Recent developments in the budgetary situation

❏ Main adjustments in 2019-2020

The preliminary results for 2019-2020 show a budgetary balance of $32 million.

The downward adjustments of $1.9 billion relative to the March 2020 forecasts are explained mainly by:

- an $828-million decrease in own-source revenue excluding revenue from government enterprises, arising from the impact of the public health emergency declared in mid-March on tax revenues, in particular those related to consumption taxes and corporate taxes;

- a $274-million decrease in revenue from government enterprises, tied to, in particular, a decline in the net earnings of Investissement Québec, owing to the downward reassessment of certain investments and the increase in the provision for losses;

- a $659-million increase in portfolio expenditures arising from, in particular, sustainable losses in value on financial initiatives of the Economic Development Fund and the Natural Resources and Energy Capital Fund;

- a reassessment of $434 million of the losses on the CSeries investment, bringing total losses to $1 037 million.

The final budgetary balance will be known when the Public Accounts are published.

TABLE D.2

Adjustments to the results for 2019-2020 since March 2020

(millions of dollars)
2019-2020
BUDGETARY BALANCE(1) - MARCH 2020	1 900
Own-source revenue excluding revenue from government enterprises	-828
Revenue from government enterprises	-274
Subtotal - Own-source revenue	-1 102
Federal transfers	131
Subtotal - Revenue	-971
Portfolio expenditures	-659
Debt service	169
Subtotal - Expenditure	-490
Additional estimated losses on the CSeries investment	-434
Deposits of dedicated revenues in the Generations Fund	27
Total adjustments	-1 868
BUDGETARY BALANCE(1) - NOVEMBER 2020	32
Note: Totals may not add due to rounding. (1) Budgetary balance within the meaning of the Balanced Budget Act.

D.6	Update on Québec's Economic and Financial Situation

❏ Main adjustments from 2020-2021 to 2022-2023

The downturn in economic activity caused by the containment measures has led to a substantial deterioration in the financial framework in 2020-2021 and subsequent years.

TABLE D.3

Adjustments to the financial framework since March 2020

(millions of dollars)
	2020-2021	2021-2022	2022-2023
BUDGETARY BALANCE(1) - MARCH 2020	-	-	-
ECONOMIC AND BUDGETARY SITUATION
Own-source revenue excluding revenue from government enterprises
- Tax revenue	-4 327	-3 935	-2 957
- Other revenue	-1 289	-60	-197
Subtotal	-5 616	-3 995	-3 154
Revenue from government enterprises	-1 208	-201	-97
Subtotal - Own-source revenue	-6 824	-4 196	-3 251
Federal transfers	4 604	346	-757
Subtotal - Revenue	-2 220	-3 850	-4 008
Portfolio expenditures	945	282	-745
Debt service	693	-176	-620
Subtotal - Expenditure	1 638	106	-1 365
Deposits of dedicated revenues in the Generations Fund	76	46	134
TOTAL ADJUSTMENTS IN THE ECONOMIC AND BUDGETARY SITUATION	-506	-3 698	-5 239
INITIATIVES
Strengthening our health care system	-4 861	-	-
Supporting Quebecers and our economy	-5 038	-449	-237
Restarting the economy	-595	-978	-274
TOTAL INITIATIVES	-10 494	-1 427	-511
Provision for economic risks and other support and recovery measures	-4 000	-3 000	-1 000
Elimination of the shortfall to be offset	-	-125	-250
BUDGETARY BALANCE BEFORE USE OF THE STABILIZATION RESERVE	-15 000	-8 250	-7 000
Use of the stabilization reserve	12 009	-	-
BUDGETARY BALANCE(1) - NOVEMBER 2020	-2 991	-8 250	-7 000
Note: Totals may not add due to rounding. (1) Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

Québec's Financial Situation	D.7

◼ Adjustments in the economic and budgetary situation

Downward adjustments of $506 million in 2020-2021, $3.7 billion in 2021-2022 and $5.2 billion in 2022-2023 are forecast in the financial framework relative to March 2020. These adjustments are explained by, in particular:

- a decrease of $5.6 billion in 2020-2021, $4.0 billion in 2021-2022 and $3.2 billion in 2022-2023 in own-source revenue excluding revenue from government enterprises;

- This adjustment is explained by the decrease in the tax bases for personal income tax, corporate taxes and the sales tax, owing to the impact of the public health crisis on the level of economic activity.

- a reduction of $1.2 billion in revenue from government enterprises in 2020-2021, $201 million in 2021-2022 and $97 million in 2022-2023 resulting from, in particular, the shutting down of Loto-Québec's casinos and gaming halls in 2020-2021, as well as the decrease in electricity sales in Québec and Hydro-Québec's net exports over three years;

- an increase of $4.6 billion and $346 million in federal transfer revenues in 2020-2021 and 2021-2022, respectively, as well as a decrease of $757 million in 2022-2023;

- The significant upward adjustment in 2020-2021 stems mainly from the Safe Restart Agreement signed with the federal government.

- The downward adjustment in 2022-2023 is explained by lower equalization revenue resulting from a relative improvement in Québec's economic situation compared to the rest of Canada.

- a change in portfolio expenditures, amounting to:

- $945 million in 2020-2021, caused mainly by the slowdown in government activities since the beginning of the year following the reaction to the crisis, the downward adjustment in spending in several bodies funded in part by duties, permits and fee revenues and, lastly, a review of the pace of implementation of infrastructure projects,

- $282 million in 2021-2022, attributable to a review of the pace of implementation of certain infrastructure projects,

- $745 million in 2022-2023, in keeping with the government's commitment to maintain growth in spending at 3%;

- a $693-million decline in debt service in 2020-2021. Even though the budgetary deficit forecast for 2020-2021 raises the debt, this increase is more than offset by the drop in interest rates. For 2021-2022 and 2022-2023, debt service is adjusted upward by $176 million and $620 million, respectively, owing to, in particular, the increase in the debt level.

D.8	Update on Québec's Economic and Financial Situation

◼ Initiatives since March 2020

Since the beginning of the pandemic, the government has introduced initiatives to strengthen our health care system, support Quebecers and restart the economy. The cost of these measures in 2020-2021 is $10.5 billion.

The cost of these measures since March 2020 is $1.4 billion and $0.5 billion for 2021-2022 and 2022-2023, respectively.

Taking these sums in account, interventions by the Québec government since March 2020 represent more than $35.2 billion, or 8.0% of the economy.

◼ Other adjustments

In addition, the financial framework forecasts a provision of $4.0 billion in 2020-2021, $3.0 billion in 2021-2022 and $1.0 billion in 2022-2023 to mitigate potential economic risks and fund additional support and recovery measures.

Lastly, the use of the entire stabilization reserve in 2020-2021 reduces the budgetary deficit to less than $3.0 billion.

Québec's Financial Situation	D.9

Adjustments to the financial framework since June 2020

The financial framework forecasts positive adjustments in 2020-2021 relative to the data presented in the June 2020 snapshot, Québec's Economic and Financial Situation.

- Overall, the adjustments in the economic and budgetary situation are up $4.4 billion in 2020-2021.

Developments in the public health crisis have prompted the government to fund additional initiatives totalling $4.5 billion in 2020-2021.

Lastly, the budgetary deficit for 2020-2021 is stable compared to the situation forecast in June and amounts to $15.0 billion before the use of the stabilization reserve.

Adjustments to the financial framework since June 2020

(millions of dollars)
2020-2021
BUDGETARY BALANCE(1) - JUNE 2020	-14 940
ECONOMIC AND BUDGETARY SITUATION
Own-source revenue excluding revenue from government enterprises	2 503
Revenue from government enterprises	290
Federal transfers	515
Portfolio expenditures(2)	446
Debt service	731
Other	-86
Subtotal - Economic and budgetary situation	4 399
Support and recovery measures	-4 459
BUDGETARY BALANCE(1) - NOVEMBER 2020	-15 000
Including: provision for economic risks and other support and recovery measures	-4 000

Note: Totals may not add due to rounding.

(1) Budgetary balance within the meaning of the Balanced Budget Act, before use of the stabilization reserve.

(2) The reduction in spending is attributable mainly to the slowdown in government activities following the reaction to the crisis, the downward adjustment of spending in several bodies funded in part by duties, permits and other fee revenues and, lastly, a review of the pace of implementation of infrastructure projects.

D.10	Update on Québec's Economic and Financial Situation

1.2 Detailed adjustments for 2020-2021

The November 2020 Update on Québec's Economic and Financial Situation presents detailed adjustments in revenue and expenditure for 2020-2021 since March 2020.

The economic and budgetary situation leads to a $506-million negative adjustment of the budgetary balance in 2020-2021.

Initiatives and other components of the financial framework, excluding the use of the stabilization reserve, lead to negative adjustments of $14.5 billion for the same year. These adjustments are explained by a decrease of:

- $0.3 billion in own-source revenue;

- $10.2 billion in portfolio expenditures;

- $4.0 billion in the provision for economic risks and other support and recovery measures.

Taking the sum of these adjustments into account, the budgetary balance becomes a deficit of $15.0 billion in 2020-2021.

- When the use of the $12.0-billion stabilization reserve is included, the budgetary deficit is reduced to $3.0 billion.

Québec's Financial Situation	D.11

TABLE D.4

Adjustments to the 2020-2021 financial framework since March 2020

(millions of dollars)
	2020-2021
	March 2020	Adjustments			November 2020
		Economic and budgetary situation	Initiatives and other	Total
Own-source revenue
Tax revenue	75 171	-4 327	-339	-4 666	70 505
Other revenue	15 618	-1 289	-3	-1 292	14 326
Subtotal	90 789	-5 616	-342	-5 958	84 831
Revenue from government enterprises	4 814	-1 208	-	-1 208	3 606
Total	95 603	-6 824	-342	-7 166	88 437
Federal transfers	25 692	4 604	-	4 604	30 296
Revenue	121 295	-2 220	-342	-2 562	118 733
Portfolio expenditures	-110 300	945	-10 152	-9 207	-119 507
Debt service	-8 266	693	-	693	-7 573
Expenditure	-118 566	1 638	-10 152	-8 514	-127 080
Provision for economic risks and other support and recovery measures	-	-	-4 000	-4 000	-4 000
SURPLUS (DEFICIT)	2 729	-582	-14 494	-15 076	-12 347
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	-2 729	76	-	76	-2 653
BUDGETARY BALANCE BEFORE USE OF THE STABILIZATION RESERVE	-	-506	-14 494	-15 000	-15 000
Use of the stabilization reserve	-	-	12 009	12 009	12 009
BUDGETARY BALANCE(1)	-	-506	-2 485	-2 991	-2 991
Note: Totals may not add due to rounding. (1) Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

D.12	Update on Québec's Economic and Financial Situation

❏ Own-source revenue excluding revenue from
government enterprises

For 2020-2021, own-source revenue excluding revenue from government enterprises shows a downward adjustment of $6.0 billion compared to the March 2020 forecast and totals $84.8 billion.

- The economic slowdown in Québec caused by the pandemic has had a strong downward effect on all sources of own-source revenue.

TABLE D.5

Adjustments to own-source revenue excluding revenue from
government enterprises

(millions of dollars)
2020-2021
OWN-SOURCE REVENUE(1) - MARCH 2020	90 789
Tax revenue
Personal income tax	-137
Contributions for health services	-515
Corporate taxes	-863
School property tax	-192
Consumption taxes	-2 959
Subtotal	-4 666
Other revenue
Duties and permits	-441
Miscellaneous revenue	-851
Subtotal	-1 292
Total adjustments	-5 958
OWN-SOURCE REVENUE(1) - NOVEMBER 2020	84 831
(1) Own-source revenue excluding revenue from government enterprises.

Québec's Financial Situation	D.13

◼ Tax revenue

For 2020-2021, revenue from personal income tax is adjusted downward by $137 million relative to the March 2020 forecast.

- This adjustment is explained by the −0.7% change in wages and salaries, which is 5.5 percentage points lower than forecast in March 2020.

- It also takes into account the additional taxes collected from individuals on income support measures, including the Canada Emergency Response Benefit (CERB).

Contributions for health services are adjusted downward by $515 million for 2020-2021. This adjustment reflects the lower-than-anticipated growth in wages and salaries in 2020.

- It also takes into account the impact of the tax credit in respect of employer contributions to the Health Services Fund for employees on paid leave.

Revenue from corporate taxes is adjusted downward by $863 million in 2020-2021 compared to the March 2020 forecast. This adjustment is due to the downward adjustment of 3.2 percentage points in the net operating surplus of corporations in 2019 and 5.3 percentage points in 2020, as well as to unfavourable monitoring of tax revenues.

Revenue from the school property tax is adjusted downward by $192 million in 2020-2021 compared to the March 2020 forecast. This adjustment is explained by the tax rate reduction resulting from the implementation of a single school tax rate since July 1, 2020.

Consumption tax revenue, which is derived mainly from the Québec sales tax, is adjusted downward by $3.0 billion in 2020-2021.

- This adjustment is due to, in particular, the 10.5% drop in household consumption3  in 2020, which represents a downward adjustment of 13.8 percentage points compared to the March 2020 forecast, plus the 2.8 percentage points downward adjustment in residential construction in 2020.

◼ Other revenue

Revenue from duties and permits is adjusted downward by $441 million in 2020-2021 owing to, in particular, the lower-than-expected revenue collected under Québec's cap-and-trade system for greenhouse gas (GHG) emission allowances (carbon market) and a decline in revenue from natural resources.

In addition, miscellaneous revenue is adjusted downward by $851 million in 2020-2021. This adjustment is explained by, in particular, lower-than-anticipated revenue for bodies in the education networks and for certain non-budget-funded bodies.

_____________________________________
3 Household consumption excluding food expenditures and shelter.

D.14	Update on Québec's Economic and Financial Situation

❏ Revenue from government enterprises

For 2020-2021, revenue from government enterprises is adjusted downward by $1.2 billion, to $3.6 billion.

This decrease is explained primarily by the impact of COVID-19 on, in particular, the results of:

- Loto-Québec, stemming from the temporary shutdown of lottery sales terminals, casinos, gaming halls and video lottery terminals;

- Hydro-Québec, owing to the decrease in the demand for electricity by businesses in Québec and in the value of net exports of electricity, as well as the increase in provisions for doubtful accounts;

- the Société des alcools du Québec, due to the decrease in bar and restaurant sales.

This downward adjustment is partly offset by an increase in revenue from other government enterprises, resulting from, in particular, the reclassification of the Electricity Discount Program for Consumers Billed at Rate L under expenditure rather than as a decrease in revenue.4

TABLE D.6

Adjustments to revenue from government enterprises

(millions of dollars)
2020-2021
REVENUE FROM GOVERNMENT ENTERPRISES - MARCH 2020	4 814
Hydro-Québec	-536
Loto-Québec	-891
Société des alcools du Québec	-104
Investissement Québec	83
Société québécoise du cannabis(1)	-
Other(2)	240
Total adjustments	-1 208
REVENUE FROM GOVERNMENT ENTERPRISES - NOVEMBER 2020	3 606

(1) Revenue allocated to the Cannabis Sales Revenue Fund.

(2) Other revenue includes the forecast for other government enterprises, that is, the Société ferroviaire et portuaire de Pointe-Noire and Capital Financière agricole. In addition, in Budget 2020-2021, this category also included electricity discount programs, which have since been reclassified under expenditure.

_______________________________________________
4  The expenditures associated with the Electricity Discount Program for Consumers Billed at Rate L are henceforth allocated to the Special Contracts and Financial Assistance for Investment Fund.

Québec's Financial Situation	D.15

❏ Federal transfers

In 2020-2021, revenues from federal transfers stand at $30.3 billion, or $4.6 billion more than forecast in the March 2020 budget.

This upward adjustment is explained by, in particular, adjustments of $4.5 billion to other programs.

- These adjustments arise mainly from the new safe restart ($3 076 million) and safe return to school ($432 million) agreements signed with the federal government in order to provide provinces with support for implementing measures to address the pandemic.

TABLE D.7

Adjustments to federal transfer revenues

(millions of dollars)
2020-2021
FEDERAL TRANSFERS - MARCH 2020	25 692
Equalization	-
Health transfers	54
Transfers for post-secondary education and other social programs	23
Other programs, including:	4 527
- the Safe Restart Agreement	3 076
- the Safe Return to School Fund	432
Total adjustments	4 604
FEDERAL TRANSFERS - NOVEMBER 2020	30 296

D.16	Update on Québec's Economic and Financial Situation

❏ Portfolio expenditures

For 2020-2021, portfolio expenditures amount to $119.5 billion, which represents an upward adjustment of $9.2 billion relative to the March 2020 forecasts.

- Spending for the Santé et Services sociaux portfolio has been adjusted upward by $4.7 billion in order to, in particular, acknowledge the extra efforts of health workers and ensure the necessary supply of equipment to tackle the crisis.

- Spending for the Éducation et Enseignement supérieur portfolio has increased by $349 million due to the enhancement of student financial assistance and measures to support the return to school and for sports and recreational activities.

- Spending for other portfolios has been adjusted upward by $4.2 billion thanks to, in particular, $2.3 billion in assistance granted to municipalities and public transit.

Québec's Financial Situation	D.17

TABLE D.8

Adjustments to portfolio expenditures

(millions of dollars)
2020-2021
PORTFOLIO EXPENDITURES - MARCH 2020	110 300
Santé et Services sociaux
Acknowledging the extra efforts of health workers	1 803
Ensuring the necessary supply of equipment to tackle the crisis	2 152
Increasing the daily processing capacity for laboratory screening tests	466
Support for community organizations, community or private resources and youth	108
Other	170
Subtotal	4 699
Éducation et Enseignement supérieur
Enhancing student financial assistance and improving student support services	290
Adapting educational settings and fostering distance learning	57
Other	2
Subtotal	349
Other portfolios
Assistance granted to municipalities and public transit	2 300
Supporting Quebecers and our economy	1 878
Restarting the economy	595
Other(1)	-614
Subtotal	4 159
Total adjustments - Initiatives and other	9 207
PORTFOLIO EXPENDITURES - NOVEMBER 2020	119 507

Note: Totals may not add due to rounding.

(1) This adjustment can be attributed mainly to the slowdown in government activities since the beginning of the year following the reaction to the crisis, the downward adjustment of spending in several bodies funded in part by duties, permits and other fee revenues, and a review of the pace of implementation of infrastructure projects.

D.18	Update on Québec's Economic and Financial Situation

❏ Debt service

For 2020-2021, debt service is adjusted downward by $693 million. It amounts to $7.6 billion.

- Interest on the direct debt is $952 million less because of lower-than-expected interest rates.

- The $259-million upward adjustment in interest on the liability for the retirement plans and other employee future benefits is due to the lower income of the Retirement Plans Sinking Fund (RPSF). The income of the RPSF is applied against debt service.5

TABLE D.9

Adjustments to debt service

(millions of dollars)
2020-2021
DEBT SERVICE - MARCH 2020	8 266
Interest on the direct debt(1)	-952
Interest on the liability for the retirement plans and other employee future benefits(2)	259
Total adjustments	-693
DEBT SERVICE - NOVEMBER 2020	7 573

(1) Interest on the direct debt includes the income of the Sinking Fund for Government Borrowings. This income, which is applied against debt service, consists of interest generated on investments as well as gains and losses on disposal. The forecast for this income may be adjusted upward or downward since it is closely tied to the change in interest rates.

(2) This corresponds to the interest on obligations relating to the retirement plans and other employee future benefits of public and parapublic sector employees, minus mainly the investment income of the RPSF.

___________________________________

5  In 2019-2020, the RPSF posted a negative return of 2.92% due to the downturn in stock markets in March 2020. Nonetheless, a return above that anticipated in the long-term is forecast for 2020-2021 because the markets have since rebounded.

Québec's Financial Situation	D.19

Budgetary surpluses generated by the strong performance of the economy from 2015-2016 to 2019-2020

Annual surpluses of roughly $2.4 billion, or slightly more than 2% of the government's annual budget, were recorded over the period from 2015-2016 to 2019-2020.

- While the surpluses for 2015-2016 and 2016-2017 stem mainly from expenditures that were less than originally planned, the surpluses recorded from 2017-2018 to 2019-2020 can be attributed chiefly to the strong performance of the government's revenue.

Indeed, in 2015-2016 and 2016-2017, differences of $2.1 billion and $1.6 billion, respectively, were recorded relative to expenditure. For these two years, the differences associated with revenue were −$37 million and $318 million, respectively.

The budgetary surpluses recorded in 2017-2018 and 2018-2019 stem essentially from the adjustment of approximately $3.6 billion on average in revenue, resulting from the increase in tax revenue associated with the main sources of the government's own-source revenue, tied to sustained economic growth.

For 2019-2020, the budgetary surplus would have been $2.3 billion had it not been for sustainable losses in value on assets and the first measures implemented to deal with the pandemic.

- Since 2017-2018, these improvements have made it possible to implement targeted initiatives for improving public services and supporting the economy, totalling $1.9 billion per year on average.

Moreover, the advantageous situation that prevailed in early 2020 has enabled the government to act quickly to deal with the public health crisis.

Differences in the budgetary balance, 2015-2016 to 2019-2020

(millions of dollars)
	2015-2016	2016-2017	2017-2018	2018-2019	2019-2020
Revenue(1)	-37	318	2 096	5 149	1 334
Portfolio expenditures(2) and debt service	2 095	1 616	231	2 227	705
Sustainable losses in value on assets(3)	-	-	-	-	-2 005
Other adjustments affecting the budgetary balance(4)	133	427	295	-2 573	-2
BUDGETARY BALANCE(5)	2 191	2 361	2 622	4 803	32

Note: The differences in the budgetary balance represent the difference between the original budget forecast and the results in the Public Accounts. For 2019-2020, the forecasts in Budget 2019-2020 are compared with those of November 2020.

(1) For 2018-2019, the $5.1-billion adjustment in revenue takes into account an upward adjustment of nearly $1 billion in revenues dedicated to the Generations Fund.

(2) The differences in expenditure take into account the implementation of targeted initiatives totaling $2 199 million in 2017-2018, $1 617 million in 2018-2019 (total initiatives of $1 661 million less those of $44 million in revenue) and $1 910 million in 2019-2020.

(3) Takes into account the estimated losses of $1 037 million on the CSeries investment, as well as sustainable losses in value, in particular $378 million for Ciment McInnis and $125 million for Kruger.

(4) Takes into account deposits of dedicated revenues in the Generations Fund, contingency reserves and elimination of the use of $1 587 million from the stabilization reserve in 2018-2019.

(5) Budgetary balance within the meaning of the Balanced Budget Act.

D.20	Update on Québec's Economic and Financial Situation

1.3 Budgetary outlook

This subsection presents Québec's budgetary outlook up to 2022-2023.

❏ Financial framework up to 2022-2023

Revenue amounts to $118.7 billion in 2020-2021, with growth of 1.5%. Growth is expected to average 2.1% per year from 2019-2020 to 2022-2023.

Expenditure amounts to $127.1 billion in 2020-2021, with growth of 12.2%. Growth is expected to average 4.6% per year from 2019-2020 to 2022-2023.

Deposits of dedicated revenues in the Generations Fund total $2.7 billion in 2020-2021 and will reach $3.2 billion in 2022-2023.

The financial framework provides for a provision for economic risks and other support and recovery measures totalling $4.0 billion in 2020-2021, $3.0 billion in 2021-2022 and $1.0 billion in 2022-2023.

The use of the entire stabilization reserve in 2020-2021 reduces the budgetary deficit to $3.0 billion.

A budgetary deficit of $8.3 billion in 2021-2022 and $7.0 billion in 2022-2023 is forecast.

- More specifically, for 2022-2023, the support and recovery measures amount to $511 million and the provision for economic risks and other support and recovery measures, to $1.0 billion. When these elements are factored in, the structural deficit that has to be offset in order to balance the budget lies between $5.5 billion and $7.0 billion.

Québec's Financial Situation	D.21

TABLE D.10

Financial framework, 2019-2020 to 2022-2023

(millions of dollars)
	2019-2020	2020-2021	2021-2022	2022-2023	AAGR(1)
Revenue
Personal income tax	33 819	35 298	35 396	36 720
Contributions for health services	6 516	6 381	6 733	6 889
Corporate taxes	8 607	7 667	7 692	8 335
School property tax	1 538	1 157	1 094	1 171
Consumption taxes	21 348	20 002	22 808	23 958
Duties and permits	4 535	4 202	4 729	4 709
Miscellaneous revenue	10 962	10 124	11 111	11 489
Government enterprises	4 419	3 606	4 914	5 438
Own-source revenue	91 744	88 437	94 477	98 709
% change	0.1	-3.6	6.8	4.5	1.9
Federal transfers	25 228	30 296	26 639	25 772
% change	9.1	20.1	-12.1	-3.3	2.8
Total revenue	116 972	118 733	121 116	124 481
% change	1.9	1.5	2.0	2.8	2.1
Expenditure
Portfolio expenditures	-105 621	-119 507	-114 576	-117 959
% change	8.1	13.1	-4.1	3.0	4.8
Debt service	-7 676	-7 573	-8 806	-9 303
% change	-12.0	-1.3	16.3	5.6	1.6
Total expenditure	-113 297	-127 080	-123 382	-127 262
% change	6.4	12.2	-2.9	3.1	4.6
Estimated losses on the CSeries investment	-1 037	-	-	-
Provision for economic risks and other support and recovery measures	-	-4 000	-3 000	-1 000
SURPLUS (DEFICIT)	2 638	-12 347	-5 266	-3 781
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	-2 606	-2 653	-2 984	-3 219
BUDGETARY BALANCE BEFORE USE OF THE STABILIZATION RESERVE	32	-15 000	-8 250	-7 000
Use of the stabilization reserve	-	12 009	-	-
BUDGETARY BALANCE(2)	32	-2 991	-8 250	-7 000
(1) Average annual growth rate from 2019-2020 to 2022-2023. (2) Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

D.22	Update on Québec's Economic and Financial Situation

❏ Stabilization reserve

Under the Balanced Budget Act, a recorded surplus, that is, a budgetary balance that is greater than zero, must be allocated to the stabilization reserve.

- As at March 31, 2020, the stabilization reserve stood at $12.0 billion. It will be used in its entirety in 2020-2021 to reduce the budgetary deficit within the meaning of the Balanced Budget Act.

TABLE D.11

Stabilization reserve

(millions of dollars)
Fiscal year	Balance, beginning of year	Allocations	Uses	Balance, end of year
2015-2016	-	2 191	-	2 191
2016-2017	2 191	2 361	-	4 552
2017-2018	4 552	2 622	-	7 174
2018-2019	7 174	4 803	-	11 977
2019-2020	11 977	32	-	12 009
2020-2021	12 009	-	12 009	-

Stabilization reserve

The stabilization reserve facilitates the government's multi-year budget planning, for it can be used in the event of a budgetary balance of less than zero. It thus helps to keep the budget balanced under the Balanced Budget Act.

The reserve acts like a counter made up of surpluses achieved, but it does not consist of surplus cash. In other words, the stabilization reserve is not money in the bank.

In 2020-2021, the government is using the stabilization reserve to reduce the budgetary deficit within the meaning of the Balanced Budget Act. Accordingly, the use of the reserve gives rise to an increase in the gross debt.

(1) Budgetary balance after deposits of dedicated revenues in the Generations Fund.

Québec's Financial Situation	D.23

Shares of revenue and expenditure in the economy

The shares of government revenue and expenditure in the economy generally follow similar paths.

From 2008-2009 to 2013-2014, the share of expenditure in the economy exceeded that of revenue owing to the deficits posted. The share of expenditure rose steadily until 2013-2014, when it reached 26.0%.

From 2014-2015 to 2019-2020, the share of revenue in excess of that of expenditure was explained by the budgetary surpluses recorded and efforts to reduce the debt through deposits of dedicated revenues in the Generations Fund.

In 2020-2021, the trend is being reversed and the share of expenditure, which stands at 28.9% of GDP, exceeds that of revenue, which is 27.0%. This situation is due essentially to the actions taken to deal with the public health crisis and restart the economy. These actions total more than $10 billion in 2020-2021. In addition, the unfavourable economic outlook estimated in 2020-2021 because of the public health crisis is leading to a decrease in GDP, which also has an upward impact on the shares of revenue and expenditure in the economy.

For 2021-2022 and 2022-2023, the share of expenditure in the economy will exceed that of revenue owing to the deficits anticipated for the coming years.

Change in the share of revenue and expenditure in the economy, 2002-2003 to 2022-2023
(percentage of GDP)

D.24	Update on Québec's Economic and Financial Situation

2. REVENUE AND EXPENDITURE FORECASTS

The November 2020 Update on Québec's Economic and Financial Situation presents the detailed change in revenue and expenditure, that is, the three-year outlook from 2020-2021 to 2022-2023.

TABLE D.12

Change in revenue and expenditure

(millions of dollars)
	2020-2021	2021-2022	2022-2023	AAGR(1)
Revenue
Own-source revenue excluding revenue from government enterprises	84 831	89 563	93 271
% change	-2.9	5.6	4.1	2.0
Revenue from government enterprises	3 606	4 914	5 438
% change	-18.4	36.3	10.7	-0.5
Federal transfers	30 296	26 639	25 772
% change	20.1	-12.1	-3.3	2.8
Total revenue	118 733	121 116	124 481
% change	1.5	2.0	2.8	2.1
Expenditure
Portfolio expenditures	-119 507	-114 576	-117 959
% change	13.1	-4.1	3.0	4.8
Debt service	-7 573	-8 806	-9 303
% change	-1.3	16.3	5.6	1.6
Total expenditure	-127 080	-123 382	-127 262
% change	12.2	-2.9	3.1	4.6
Provision for economic risks and other support and recovery measures	-4 000	-3 000	-1 000
SURPLUS (DEFICIT)	-12 347	-5 266	-3 781
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	-2 653	-2 984	-3 219
BUDGETARY BALANCE BEFORE USE OF THE STABILIZATION RESERVE	-15 000	-8 250	-7 000
Use of the stabilization reserve	12 009	-	-
BUDGETARY BALANCE(2)	-2 991	-8 250	-7 000
(1) Average annual growth rate from 2019-2020 to 2022-2023. (2) Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

Québec's Financial Situation	D.25

2.1 Change in revenue

Revenue encompasses own-source revenue, including revenue from government enterprises, as well as federal transfers.

Revenue totals $118.7 billion in 2020-2021, or $88.4 billion in own-source revenue and $30.3 billion from federal transfers.

Revenue will stand at $121.1 billion in 2021-2022 and $124.5 billion in 2022-2023, representing growth of 2.0% and 2.8%, respectively.

TABLE D.13

Change in revenue

(millions of dollars)
	2020-2021	2021-2022	2022-2023	AAGR(1)
Own-source revenue
Own-source revenue excluding revenue from government enterprises	84 831	89 563	93 271
% change	-2.9	5.6	4.1	2.0
Revenue from government enterprises	3 606	4 914	5 438
% change	-18.4	36.3	10.7	-0.5
Subtotal	88 437	94 477	98 709
% change	-3.6	6.8	4.5	1.9
Federal transfers	30 296	26 639	25 772
% change	20.1	-12.1	-3.3	2.8
TOTAL	118 733	121 116	124 481
% change	1.5	2.0	2.8	2.1
(1) Average annual growth rate from 2019-2020 to 2022-2023.

D.26	Update on Québec's Economic and Financial Situation

2.1.1 Own-source revenue excluding revenue from
government enterprises

Own-source revenue excluding revenue from government enterprises consists mainly of tax revenue, which is made up of personal income tax, contributions for health services, corporate taxes, school property tax and consumption taxes. How it changes is tied to economic activity in Québec and to changes in the tax systems.

Own-source revenue also includes other revenue sources, that is, duties and permits, in particular revenue from the carbon market, and miscellaneous revenue, such as interest, the sale of goods and services, as well as fines, forfeitures and recoveries.

Own-source revenue excluding revenue from government enterprises will reach $84.8 billion in 2020-2021, $89.6 billion in 2021-2022 and $93.3 billion in 2022-2023, which represents a change of −2.9%, 5.6% and 4.1%, respectively. These changes reflect essentially the impact of the public health crisis on economic activity and the impact of the fiscal measures announced and implemented.

TABLE D.14

Change in own-source revenue excluding revenue from
government enterprises - Summary

(millions of dollars)
	2020-2021	2021-2022	2022-2023	AAGR(1)
Tax revenue	70 505	73 723	77 073
% change	-1.8	4.6	4.5	2.4
Other revenue	14 326	15 840	16 198
% change	-7.6	10.6	2.3	0.5
TOTAL	84 831	89 563	93 271
% change	-2.9	5.6	4.1	2.0
(1) Average annual growth rate from 2019-2020 to 2022-2023.

Québec's Financial Situation	D.27

❏ Tax revenue

Personal income tax, the government's largest revenue source, will stand at $35.3 billion in 2020-2021, $35.4 billion in 2021-2022 and $36.7 billion in 2022-2023, representing growth of 4.4%, 0.3% and 3.7%, respectively.

- These changes reflect, in particular, the growth of household income, including wages and salaries, and takes into account all the parameters of the personal income tax system, such as indexation and the progressive nature of the tax system.

- It also takes into account the non-recurrence, in the order of $1.7 billion, of the additional taxes collected from individuals on income support measures in 2020-2021.

Contributions for health services will stand at $6.4 billion in 2020-2021, $6.7 billion in 2021-2022 and $6.9 billion in 2022-2023, representing a change of −2.1%, 5.5% and 2.3%, respectively.

- This change reflects the projected change in wages and salaries, of −0.7% in 2020, 4.6% in 2021 and 3.3% in 2022.

- It also takes into account the impact, in 2020-2021, of the tax credit in respect of employer contributions to the Health Services Fund for employees on paid leave.

Revenue from corporate taxes will reach $7.7 billion in 2020-2021 and 2021-2022, and $8.3 billion in 2022-2023, which represents a change of −10.9%, 0.3% and 8.4%, respectively.

- This change reflects the projected growth of the net operating surplus of corporations, which stands at −1.7% in 2020, 0.8% in 2021 and 0.7% in 2022.

- It also reflects the measures to reduce the tax burden introduced in recent years, in particular the depreciation measure to incentivize businesses to invest more, announced in the December 2018 Update on Québec's Economic and Financial Situation.

Revenue from the school property tax will stand at $1.2 billion in 2020-2021, $1.1 billion in 2021-2022 and $1.2 billion in 2022-2023, representing a change of −24.8%, −5.4% and 7.0%, respectively. This change is explained mainly by the impact of the tax rate reduction resulting from the implementation of a single school tax rate since July 1, 2020.

- It also takes into account the increase in the number of students and the anticipated increase in the cost of services funded by the school property tax, whose impact is more pronounced in 2022-2023 because of the full implementation of the gradual rate reduction the previous year.

D.28	Update on Québec's Economic and Financial Situation

Consumption tax revenue will reach $20.0 billion in 2020-2021, $22.8 billion in 2021-2022 and $24.0 billion in 2022-2023, which represents a change of −6.3%, 14.0% and 5.0%, respectively.

- This change reflects, in particular, the anticipated decline of 10.5% in household consumption6  in 2020, followed by an increase of 10.6% and 5.5%, respectively, in 2021 and 2022.

- It also reflects the projected growth of residential construction, amounting to 1.3% in 2020, 4.9% in 2021 and 1.9% in 2022.

TABLE D.15

Change in own-source revenue excluding revenue from
government enterprises

(millions of dollars)
	2020-2021	2021-2022	2022-2023	AAGR(1)
Tax revenue
Personal income tax	35 298	35 396	36 720
% change	4.4	0.3	3.7	3.7
Contributions for health services	6 381	6 733	6 889
% change	-2.1	5.5	2.3	2.0
Corporate taxes	7 667	7 692	8 335
% change	-10.9	0.3	8.4	-2.4
School property tax	1 157	1 094	1 171
% change	-24.8	-5.4	7.0	-10.8
Consumption taxes	20 002	22 808	23 958
% change	-6.3	14.0	5.0	3.3
Subtotal	70 505	73 723	77 073
% change	-1.8	4.6	4.5	2.4
Other revenue
Duties and permits	4 202	4 729	4 709
% change	-7.3	12.5	-0.4	1.9
Miscellaneous revenue	10 124	11 111	11 489
% change	-7.6	9.7	3.4	-0.1
Subtotal	14 326	15 840	16 198
% change	-7.6	10.6	2.3	0.5
TOTAL	84 831	89 563	93 271
% change	-2.9	5.6	4.1	2.0
(1) Average annual growth rate from 2019-2020 to 2022-2023.

_______________________________________________
6 Household consumption excluding food expenditures and shelter.

Québec's Financial Situation	D.29

❏ Other revenue

Revenue from duties and permits will reach $4.2 billion in 2020-2021 and $4.7 billion in 2021-2022 and 2022-2023, representing a change of −7.3%, 12.5% and −0.4%, respectively.

- This change is explained by, in particular, the anticipated fluctuation in revenue from the carbon market and in mining revenues.

Miscellaneous revenue will stand at $10.1 billion in 2020-2021, $11.1 billion in 2021-2022 and $11.5 billion in 2022-2023, representing a change of −7.6%, 9.7% and 3.4%, respectively.

- This growth stems mainly from the anticipated revenue of special funds, non-budget-funded bodies and bodies in the health and social services and education networks.7

_________________________________

7  The downward change in the revenue of the health and social services network can be attributed to, in particular, revenues from parking, whose fees have been adjusted downward, and cafeteria revenues. The downward change in the revenue of the education network is influenced by, among other things, tuition fee revenues, the change in clienteles, and user revenues.

D.30	Update on Québec's Economic and Financial Situation

2.1.2 Revenue from government enterprises

Government enterprises consist of public corporations that play a commercial role, have managerial autonomy and are financially self-sufficient. Revenue from government enterprises corresponds in large part to the net earnings of these enterprises.

Revenue from government enterprises will stand at $3.6 billion in 2020-2021, down 18.4%, at $4.9 billion in 2021-2022, up 36.3%, and at $5.4 billion in 2022-2023, up 10.7%.

- The decrease of 18.4% in 2020-2021 is explained mainly by the impact of COVID-19 on the results of:

- Loto-Québec, resulting from the temporary shutdown of lottery sales terminals, casinos, gaming halls and video lottery terminals;

- Hydro-Québec, owing to the increase in provisions for doubtful accounts as well as the anticipated decrease in the value of net exports of electricity and in the demand for electricity in Québec.

- The growth of 36.3% in 2021-2022 reflects mainly the return to normal of anticipated results following the impacts related to COVID-19 the previous year.

- The growth of 10.7% in 2022-2023 is explained mainly by the increase in the anticipated results of Hydro-Québec, attributable to an increase in consumption in Québec and in the value of net exports.

TABLE D.16

Change in revenue from government enterprises

(millions of dollars)
	2020-2021	2021-2022	2022-2023	AAGR(1)
Hydro-Québec	1 739	2 200	2 575
Loto-Québec	481	1 335	1 398
Société des alcools du Québec	1 118	1 230	1 283
Investissement Québec	214	72	80
Société québécoise du cannabis(2)	50	74	97
Other(3)	4	3	5
TOTAL	3 606	4 914	5 438
% change	-18.4	36.3	10.7	-0.5

(1) Average annual growth rate from 2019-2020 to 2022-2023.

(2) Revenue allocated to the Cannabis Sales Revenue Fund.

(3) The other government enterprises are the Société ferroviaire et portuaire de Pointe-Noire and Capital Financière agricole.

Québec's Financial Situation	D.31

2.1.3 Federal transfers

Federal transfer revenues correspond to revenue from the federal government paid to Québec pursuant to the Federal-Provincial Fiscal Arrangements Act, to which is added revenue from other programs under bilateral agreements.

These revenues include mainly equalization and revenue from the Canada Health Transfer (CHT) and the Canada Social Transfer (CST).

In 2020-2021, federal transfer revenues will increase significantly, by 20.1%, mainly because of the new safe restart ($3 076 million) and safe return to school ($432 million) agreements signed with the federal government to provide provinces with support for implementing measures to address the pandemic.

Federal transfer revenues will decrease by 12.1% in 2021-2022 because of the expiry of one-time agreements entered into with the federal government in response to the pandemic. They will also decrease in 2022-2023 owing to an anticipated decline in equalization revenue.

The decrease in equalization revenue in 2021-2022 and 2022-2023 will reduce Québec's share of the equalization envelope from 66.2% in 2019-2020 to 57.9% in 2022-2023. This decrease can be explained by an improvement in Québec's economic situation compared to the rest of Canada.

TABLE D.17

Change in federal transfers

(millions of dollars)
	2020-2021	2021-2022	2022-2023	AAGR(1)
Equalization	13 253	13 189	12 392
% change	1.0	-0.5	-6.0	1.4
Health transfers	6 822	7 104	7 199
% change	3.1	4.1	1.3	3.4
Transfers for post-secondary education and other social programs	1 604	1 681	1 720
% change	4.0	4.8	2.3	1.9
Other programs	8 617	4 665	4 461
% change	118.4	-45.9	-4.4	6.4
TOTAL	30 296	26 639	25 772
% change	20.1	-12.1	-3.3	2.8
(1) Average annual growth rate from 2019-2020 to 2022-2023.

D.32	Update on Québec's Economic and Financial Situation

2.2 Change in expenditure

Consolidated expenditure consists of portfolio expenditures, which are tied to the delivery of public services, and debt service.

Consolidated expenditure totals $127.1 billion in 2020-2021, or $119.5 billion in portfolio expenditures and $7.6 billion in debt service.

Expenditure will stand at $123.4 billion in 2021-2022 and $127.3 billion in 2022-2023.

From 2019-2020 to 2022-2023, expenditure will grow by an average of 4.6% per year.

TABLE D.18

Change in consolidated expenditure

(millions of dollars)
	2020-2021	2021-2022	2022-2023	AAGR(1)
Portfolio expenditures	119 507	114 576	117 959
% change	13.1	-4.1	3.0	4.8
Debt service	7 573	8 806	9 303
% change	-1.3	16.3	5.6	1.6
TOTAL	127 080	123 382	127 262
% change	12.2	-2.9	3.1	4.6
(1) Average annual growth rate from 2019-2020 to 2022-2023.

Québec's Financial Situation	D.33

2.2.1 Portfolio expenditures

To achieve its objectives and carry out its activities, the government sets up programs that are administered by government entities, including departments and bodies. The array of entities for which a minister is responsible constitutes a portfolio.

Portfolio expenditures will stand at $119.5 billion in 2020-2021, $114.6 billion in 2021-2022 and $118.0 billion in 2022-2023.

From 2019-2020 to 2022-2023, portfolio expenditures will grow by an average of 4.8%.

TABLE D.19

Change in expenditure by departmental portfolio

(millions of dollars)
	2020-2021	2021-2022	2022-2023	AAGR(1)
Santé et Services sociaux	52 459	49 903	51 927
% change	16.6	-4.9	4.1	5.1
Éducation et Enseignement supérieur	26 083	26 792	27 640
% change	6.9	2.7	3.2	4.6
Other portfolios(2)	40 964	37 881	38 392
% change	13.1	-7.5	1.4	4.6
TOTAL	119 507	114 576	117 959
% change	13.1	-4.1	3.0	4.8

Note: Totals may not add due to rounding.

(1) Average annual growth rate from 2019-2020 to 2022-2023.

(2) Other portfolios include inter-portfolio eliminations resulting from the elimination of reciprocal transactions between entities in different portfolios.

D.34	Update on Québec's Economic and Financial Situation

The government's wage offers to public and parapublic sector union representatives

As part of the negotiations for renewing the collective agreements of government employees, agreement-in-principle proposals have been submitted to public and parapublic sector union representatives.

The agreements entered into with most government employees for the period 2015-2020 expired on March 31, 2020.

In the special context of the pandemic, the government revised its proposal last spring by reducing the period covered by the next renewal from five years to three, as all the unions had requested when their proposal was tabled in October 2019.

The recurrent enhancements offered total 6.20% over three years.

The government is maintaining its wage parameter offer of 5.00% over three years, even though the projected change in the CPI from 2020 to 2022 totals 4.57%. In addition, it is proposing recurrent enhancements of 1.20% so that it can follow through on its commitments towards certain groups of employees, such as patient-care attendants, teachers and nurses, as well as flexibility when it comes to work organization in the different sectors.

In addition, the lump sum payments of 1% offered in 2019-2020 and 2020-2021 lead to an additional non-recurrent enhancement of 2% for the proposed renewal period.

This proposal is advantageous considering the inflation forecast and the large structural deficit that will have to be offset after the crisis.

These elements are included in the financial framework of the November 2020 Update on Québec's Economic and Financial Situation.

Negotiation financial framework

(per cent)
	2019-2020	2020-2021	2021-2022	2022-2023	Total 3 years
Wage parameters	-	1.75	1.75	1.50	5.00
Other recurrent enhancements	-	0.40	0.40	0.40	1.20
Total recurrent enhancements	-	2.15	2.15	1.90	6.20
CPI(1)		0.85	1.59	2.13	4.57
Non-recurrent lump sum payments	1.00	1.00	-	-	2.00
Amounts granted on an annual basis	1.00	3.15	2.15	1.90
Total government effort for the period					8.20
(1) Consumer Price Index. Source: Secrétariat du Conseil du trésor.

Québec's Financial Situation	D.35

❏ Expenditures by key portfolio

◼ Expenditures of the Santé et Services sociaux portfolio

The expenditures of the Santé et Services sociaux portfolio consist primarily of the activities of the health and social services network and programs administered by the Régie de l'assurance maladie du Québec. This portfolio also includes the expenditures of other health-related government bodies, such as Héma-Québec.

Spending for the Santé et Services sociaux portfolio will stand at $52.5 billion in 2020-2021, $49.9 billion in 2021-2022 and $51.9 billion in 2022-2023. Spending for this portfolio represents roughly 44% of total portfolio expenditures.

- Growth in spending for the Santé et Services sociaux portfolio stands at 16.6% in 2020-2021. This growth is explained by the measures introduced to address COVID-19. The change in spending amounts to −4.9% in 2021-2022 and 4.1% in 2022-2023.

- From 2019-2020 to 2022-2023, annual growth of the Santé et Services sociaux portfolio will average 5.1%.

TABLE D.20

Expenditures of the Santé et Services sociaux portfolio

(millions of dollars)
	2020-2021	2021-2022	2022-2023	AAGR(1)
Santé et Services sociaux	52 459	49 903	51 927
% change	16.6	-4.9	4.1	5.1
(1) Average annual growth rate from 2019-2020 to 2022-2023.

D.36	Update on Québec's Economic and Financial Situation

◼ Impact of the government's actions on health and social services spending in 2020-2021

Several of the measures implemented are aimed at supporting the health and social services sector and the substantial growth in demand for health care in these special circumstances.

Growth in the Santé et Services sociaux portfolio in 2020-2021 will climb from 5.3%, as forecast in Budget 2020-2021, to 16.6% in the November 2020 update. This represents an increase of 11.3 percentage points.

CHART D.1 Growth in health portfolio expenditures - Budget 2020-2021	CHART D.2 Growth in health portfolio expenditures - November 2020
(millions of dollars)	(millions of dollars)

Québec's Financial Situation	D.37

◼ Expenditures of the Éducation et Enseignement supérieur portfolio

The expenditures of the Éducation et Enseignement supérieur portfolio are allocated primarily to the activities of educational institutions (school service centres,[8] CEGEPS, universities, private educational institutions and government schools). This portfolio also includes student financial assistance as well as programs aimed at promoting recreational and sports activities.

Spending for the Éducation et Enseignement supérieur portfolio will stand at $26.1 billion in 2020-2021, $26.8 billion in 2021-2022 and $27.6 billion in 2022-2023. Spending for this portfolio represents roughly 22% of total portfolio expenditures.

- Growth in spending for the Éducation et Enseignement supérieur portfolio stands at 6.9% in 2020-2021, owing to, in particular, the enhancement of student financial assistance and measures to support the return to school and for sports and recreational activities. It will reach 2.7% in 2021-2022 and 3.2% in 2022-2023.

- From 2019-2020 to 2022-2023, annual growth of the Éducation et Enseignement supérieur portfolio will average 4.6%.

TABLE D.21

Expenditures of the Éducation et Enseignement supérieur portfolio

(millions of dollars)
	2020-2021	2021-2022	2022-2023	AAGR(1)
Éducation et Enseignement supérieur	26 083	26 792	27 640
% change	6.9	2.7	3.2	4.6
(1) Average annual growth rate from 2019-2020 to 2022-2023.

____________________________________________
8  Save for some exceptions, school boards have become school service centres pursuant to the Act to amend mainly the Education Act with regard to school organization and governance.

D.38	Update on Québec's Economic and Financial Situation

Mission expenditures

Government expenditures are broken down into five public service missions. This breakdown of the government's expenditures into its main areas of activity is a stable indicator over time because it is not usually affected by Cabinet shuffles. Moreover, since this breakdown is also used in the Public Accounts, it facilitates comparisons of forecasts with actual results.

The public service missions are:

- Health and Social Services, which consists primarily of the activities of the health and social services network and the programs administered by the Régie de l'assurance maladie du Québec;

- Education and Culture, which consists primarily of the activities of the education networks, student financial assistance, programs in the culture sector and immigration-related programs;

- Economy and Environment, which primarily includes programs related to economic development, employment assistance measures, international relations, the environment and infrastructure support;

- Support for Individuals and Families, which includes, in particular, last resort financial assistance, assistance measures for families and seniors, and certain legal aid measures;

- Administration and Justice, which consists mainly of the activities of legislature, central bodies and public security, as well as administrative programs.

Expenditures by mission

(millions of dollars)
	2020-2021	2021-2022	2022-2023
Health and Social Services(1)	51 134	48 742	50 789
Education and Culture	27 165	27 759	28 589
Economy and Environment	20 154	18 611	18 118
Support for Individuals and Families	11 287	11 578	11 784
Administration and Justice(2)	9 767	7 886	8 679
TOTAL	119 507	114 576	117 959
% change	13.1	-4.1	3.0

(1) The expenditures of the Health and Social Services mission are lower than those of the Santé et Services sociaux portfolio mainly because of the different treatment of expenditures made for entities in other portfolios. Such spending is eliminated in the missions when expenditures by mission are established, while it is eliminated under a separate heading "Inter-portfolio eliminations" when expenditures by portfolio are established.

(2) These amounts include the Contingency Fund reserve.

Québec's Financial Situation	D.39

2.2.2 Debt service

Debt service consists of interest on the direct debt as well as interest on the liability for the retirement plans and other future benefits of public and parapublic sector employees.

Debt service changes primarily according to the level of the debt, interest rates and the return on the Retirement Plans Sinking Fund (RPSF).

Overall, debt service will stand at $7.6 billion in 2020-2021, $8.8 billion in 2021-2022 and $9.3 billion in 2022-2023, representing changes of −1.3%, 16.3% and 5.6%, respectively.

In 2020-2021, lower interest rates explain the 1.5% decrease in interest on the direct debt.

In 2021-2022 and 2022-2023, interest on the direct debt will increase by 20.8% and 6.6%, respectively, owing to growth in the debt and the anticipated change in long-term interest rates. The larger increase anticipated in 2021-2022 is due to the very low level of interest on the direct debt in 2020-2021 because of very low interest rates.

Interest on the liability for the retirement plans and other employee future benefits will decrease in 2021-2022 and 2022-2023 due to the increase in the investment income of the RPSF. The income of the RPSF is applied against debt service.

TABLE D.22

Change in debt service

(millions of dollars)
	2020-2021	2021-2022	2022-2023	AAGR(1)
Interest on the direct debt(2)	6 687	8 080	8 610
% change	-1.5	20.8	6.6
Interest on the liability for the retirement plans and other employee future benefits(3)	886	726	693
TOTAL	7 573	8 806	9 303
% change	-1.3	16.3	5.6	1.6

(1) Average annual growth rate from 2019-2020 to 2022-2023.

(2) Interest on the direct debt includes the income of the Sinking Fund for Government Borrowings. This income, which is applied against debt service, consists of interest generated on investments as well as gains and losses on disposal. The forecast for this income may be adjusted upward or downward since it is closely tied to the change in interest rates.

(3) This corresponds to the interest on obligations relating to the retirement plans and other employee future benefits of public and parapublic sector employees, minus mainly the investment income of the RPSF.

D.40	Update on Québec's Economic and Financial Situation

Comparison of the debt service of governments in Canada

In 2019-2020, Québec's debt service as a percentage of revenue was among the highest in Canada.

- In 2019-2020, interest payments on the debt totalled $7.7 billion, which represents 6.6% of consolidated revenue, or $905 per capita.

- Debt service is the third largest expenditure category of the government, after health and education.

- Every dollar paid in interest is one dollar less for funding public services.

Debt service of governments in Canada, 2019-2020
(percentage of consolidated revenue)

Sources: Governments' public accounts, budgets and updates.

Québec's Financial Situation	D.41

APPENDIX: ADDITIONAL INFORMATION

Digital dissemination of content reflects the department's desire to improve the messages addressed to the public through the use of electronic documents that can be consulted on a smartphone, tablet or computer.

The Ministère des Finances is promoting the transition to digital documents. Therefore, certain additional budgetary information is presented exclusively on the department's website, including:

- Budget by the Numbers and interactive charts;

- the financial framework according to the government's financial organization;

- additional information on own-source revenue and portfolio expenditures;

- margins of prudence, sensitivity analyses and the main risks to Québec's financial situation;

- entities included in the government's reporting entity, classified by portfolio;

- the government's net financial surpluses or requirements.

Additional information is available on the Ministère des Finances website. To consult it, visit the November 2020 update documents' page at: www.finances.gouv.qc.ca/update

Québec's Financial Situation	D.43

Exhibit 99.8

Section E

UPDATE ON FEDERAL TRANSFERS

Summary	E.3

1. Increase of the Canada Health Transfer to 35% of provincial health spending	E.5

2. Improvement of the fiscal stabilization program	E.11

3. Increase in federal infrastructure funding	E.13

E.1

SUMMARY

To address health care needs and restart the economy, Québec is asking the federal government to increase its health and infrastructure transfers to the provinces and territories. These transfers must be unconditional.

Québec's priorities are aligned with those of the Council of the Federation, which is made up of the Premiers of the provinces and territories and has been presided over by the Premier of Québec since September 24, 2020.

The unanimous demands addressed to the federal government by the Council of the Federation concern federal health funding, the fiscal stabilization program and infrastructure funding.

The federal government is being asked to:

- increase the Canada Health Transfer (CHT) to 35% of provincial and territorial health spending and to maintain that proportion thereafter;

- improve the fiscal stabilization program, under which the provinces can receive a maximum payment of $60 per capita, which has been the same for more than 30 years, i.e. since 1987-1988;

- increase federal public infrastructure funding throughout Canada by $100 billion over ten years.

With respect to the recurring increase in the CHT, it should be mentioned that it will be used, in particular, to support the funding of initiatives already implemented by Québec.

This increased federal funding will be used to:

- train and hire beneficiary attendants;

- Québec's objective is to hire 10 000 people.

- hire nurses;

- enhance home care;

- improve access to mental health services;

- fund seniors' homes;

- help to improve the performance of Québec's health and social services system, in particular through the use of cutting-edge technologies and new practices like telemedicine.

Update on Federal Transfers	E-3

1. INCREASE OF THE CANADA HEALTH TRANSFER TO 35% OF PROVINCIAL HEALTH SPENDING

The federal government contributes to provincial and territorial health spending through the CHT.

In 2020-2021, the CHT for Canada will stand at $41.9 billion, while provincial and territorial health spending, excluding the impact of the pandemic, will amount to $188.6 billion.1

As a result, the federal government will contribute to only 22.2% of provincial and territorial health spending in 2020-2021.

This is less than in the past, while Québec is confronted with an unprecedented public health crisis and an aging population, as well as growing health care costs, connected, in particular, to the emergence of new medications and access to new cutting-edge technologies, all of which highlight the need for increased federal funding.

Health: an exclusive provincial jurisdiction

Health is an exclusive provincial jurisdiction. The Constitution Act, 1867, which determines the exclusive powers of the provinces, is very clear in this regard. This Act stipulates that the provinces have exclusive jurisdiction over the "Establishment, Maintenance and Management of Hospitals".

The federal government's role is to support the provinces financially given the large tax fields it occupies and its ability to collect revenue throughout Canada.

By being unconditional, flexible, predictable and recurrent, only an increase in federal funding through the Canada Health Transfer (CHT) would help support the priorities and specific characteristics of the provinces' health care systems while respecting their autonomy in administering their health systems.

In addition, contrary to conditional and targeted funding for carrying out specific initiatives, funding through the CHT enables the provinces and territories to react quickly to reallocate funds to sectors with emerging problems. Such flexibility is more important today than ever before, now that the provinces and territories have to adapt rapidly to the impacts of the pandemic.

______________________________

1  These costs exclude those related to the pandemic, which could amount to more than $20 billion for Canada in 2020-2021.

Update on Federal Transfers	E-5

The CHT has been growing at the rate of Canada's nominal gross domestic product (GDP) 2  since 2017-2018, whereas it previously grew by 6% per year.

- From 2017-2018 to 2020-2021, the average annual increase was 3.8%, far below 6%.

- This decision to reduce the annual increase in the CHT was taken unilaterally by the federal government.

On account of this lower indexation, the federal contribution to provincial and territorial health spending is declining and if no changes are made this trend will continue.

- While the federal contribution to the health spending of the provinces and territories stood at 20.3% in 2004-2005 when the CHT was created, it climbed up to 23.3% in 2016-2017, because of the federal-provincial-territorial agreement on health signed in September 2004.

Since then, this contribution is decreasing. If nothing changes, it could reach 19.0% in 2030-2031, an unprecedented low since the creation of the CHT.

CHART E.1 Share of federal funding in provincial and territorial health spending, 2004-2005 to 2030-2031
(per cent)

Sources: Canadian Institute for Health Information, Conference Board of Canada, Ministère des Finances du Québec and Department of Finance Canada.

______________________________

2  Indexation is subject to a minimum of 3% per year.

E.6	Update on Québec’s Economic and Financial Situation

The 2004 health agreement

A federal-provincial-territorial agreement on health, entitled A 10-Year Plan to Strengthen Health Care, was reached in September 2004.

Through this $41-billion, 10-year, pan-Canadian agreement, the federal government recognized the importance of reinvesting in health following the substantial decrease in transfers to the provinces that had occurred in the mid-1990s.

This agreement provided for, among other, an increase in the Canada Health Transfer (CHT) base, as well as an annual increase of 6% as of 2006-2007, thereby narrowing to some extent the shortfall in the federal contribution to provincial and territorial health spending (the share of federal health funding went from 21.7% in 2006-2007 to 23.3% in 2016-2017).

However, this share is shrinking again, following the decision by the federal government to limit, since 2017-2018, the annual growth of the CHT to the growth rate of the Canadian economy.

As a result, the federal government is contributing less to the health spending of provinces and territories than it did in the past. At the same time, Québec is confronted with an unprecedented public health crisis, an aging population and growing health care costs, connected, in particular, to the emergence of new medications and access to new cutting-edge equipment.

As in 2004, the federal government must once again sit down with the provinces and territories and agree with them on a 10-year funding plan to meet the needs of the population.

It should also be noted that the 2004 agreement recognized the existence of asymmetrical federalism in Canada, which enables specific agreements to be reached between the federal government and any of the provinces.

Québec had entered into such an agreement with the federal government in which the latter recognized the Québec government's desire to exercise its own responsibilities with respect to planning, organizing and managing health services within its territory.

Update on Federal Transfers	E-7

❏ An immediate injection of $28 billion in the CHT

Like the other provinces and territories, Québec is asking for an immediate increase in the CHT so that provinces and territories have the means they need to fully assume their responsibilities.

The CHT envelope for Canada should correspond to 35% of provincial and territorial health spending.

- To that end, the CHT should increase from $42 billion in 2020-2021 to $70 billion in 2021-2022, which represents an injection of $28 billion.

- Each province would receive the same amount per capita. For Québec, this increase would represent $6.2 billion in 2020-2021.

- Thereafter, this share of 35% would be maintained. The CHT would grow in pace with provincial and territorial health spending.

Québec is asking the federal government to be a true financial partner with regard to this matter. This partnership must be based on increased and recurrent funding, as well as full respect for the jurisdiction of the provinces and territories.

The provinces and territories play a leading role when it comes to health care and are thus in a better position to determine the needs of their population. However, they will not be able to address these needs without a renewed long-term partnership with the federal government. Otherwise, the improvement of their health care systems will come at the expense of their other missions.

In health care, Québec is demanding that the federal government give priority to increasing the CHT before implementing other health care initiatives.

This increase in the CHT will be used to support the funding of initiatives already implemented in Québec, such as the training and hiring of beneficiary attendants. It will also be used to hire nurses, enhance home care, improve access to mental health services and fund seniors' homes.

This funding will also improve the performance of Québec's health and social services system, in particular through the use of cutting-edge technologies.

Furthermore, if the federal government decides to introduce a nationwide public prescription drug insurance plan, Québec would ask for the right to withdraw with full financial compensation given that such a type of plan has already been in place in Québec since 1997.

E.8	Update on Québec’s Economic and Financial Situation

Considerable pressure will be placed on provincial and territorial health care systems in the coming years

Various factors will exert pressure on health care costs in the future. Population aging will accelerate the prevalence of chronic illnesses and the use of home care. It will also lead to an intensification of public investment in residential centres.

Population aging, which will continue in the coming years, will lead to a significant increase in the number of people aged 65 and over. In Québec, it is estimated that the proportion of seniors in the total population will increase to 25.2% in 2031, up from 18.0% in 2016.

Share of people aged 65 and over as a proportion of the overall population
(per cent)

Sources: Canadian Institute for Health Information, Ministère des Finances du Québec and Statistics Canada.

Update on Federal Transfers	E-9

Considerable pressure will be placed on provincial and territorial health care systems in the coming years (cont.)
On average, people aged 65 and over have a greater impact on the costs of the health care system.
Average provincial health spending, by age group, 2017
(dollars per capita)

Sources: Canadian Institute for Health Information, Ministère des Finances du Québec and Statistics Canada.

Certain health problems in the population, such as those related to mental health, will continue to take on more importance as a result of the pandemic.

The acquisition cost of medical technologies and medications will grow more than in the past, particularly with the arrival of innovative cancer treatments and biologic drugs. Furthermore, inadequate use of digital technologies in several provinces, coupled with the emergence of new practices such as telemedicine, will also put significant pressure on technological costs.

E.10	Update on Québec’s Economic and Financial Situation

2. IMPROVEMENT OF THE FISCAL STABILIZATION PROGRAM

The fiscal stabilization program, established in 1967, allows a province to qualify for federal compensation when it sustains a substantial decline in its revenues because of the economic situation.3

Three provinces have received payments under this program since 2015-2016, namely, Alberta, Saskatchewan, and Newfoundland and Labrador. These three provinces were hard hit by the significant drop in the price of oil in recent years.

- The last time Québec received a stabilization payment was in 1992-1993.

- Since the provinces sustained a significant drop in revenues in 2020-2021, some might be eligible for a stabilization payment this year.

The fiscal stabilization program is subject to certain criteria:

- a province must have seen its revenues unrelated to natural resources decrease by at least 5% compared to the previous year;4

- a province must have seen its resource revenues decrease by at least 50% compared to the previous year.

Québec, like the other provinces, considers that this program is no longer adapted to today's reality and that it must be reviewed.

In September 2020, the Council of the Federation reiterated the provincial finance ministers' request to the federal government to make the following main improvements to the fiscal stabilization program:

- elimination of the maximum per capita payment, which has been $60 since 1987-1988;

- lowering of the qualifying threshold for non-resource revenues from 5% to 3% and for resource revenues from 50% to 40%;

- granting of retroactive payments based on these changes for the past five years, i.e. since 2015-2016.

However, it is crucial for Québec that the enhancement of the fiscal stabilization program is not achieved at the expense of other transfers to the provinces.

______________________________

3  Like equalization, the fiscal stabilization program is funded by the federal government from revenues collected throughout Canada.

4  The year-to-year variation is calculated using a constant tax basis.

Update on Federal Transfers	E-11

3. INCREASE IN FEDERAL INFRASTRUCTURE FUNDING

Québec makes substantial investments in public infrastructure. These investments help to increase the potential of the economy and create wealth.

- The 2020-2030 Québec Infrastructure Plan (QIP) provides for investments of $130.5 billion over ten years.

In the current context, these investments also contribute to the support and the recovery of the economy.

In recent months, the federal government announced that it would allow a portion of the amounts provided for under the integrated bilateral agreement,5  totalling $7.5 billion, to be reallocated to fast-track projects. Québec will thus be able to use up to 10% or $750 million of its envelope for this purpose and the federal government will contribute 80% to those projects. These adjustments are quite modest compared to Québec's demands and they do not grant Québec any additional funding for public infrastructure projects.

Like the other provinces and territories, Québec is asking the federal government to increase its financial support for infrastructure by $10 billion per year over ten years and to simplify its approach in this area.

To respect their priorities in regard to infrastructure, the provinces and territories should be provided with additional sums through an unconditional transfer.

- Québec would thus be able to allocate this funding based on its priorities: strategic public transit projects, schools and hospitals, seniors' homes, maintenance of infrastructure (in particular roads), technology infrastructure, etc.

Such a transfer would be far more efficient than the current agreements, which subject the provinces to numerous conditions, add to the administrative processes and delay the implementation of projects.

In addition, an unconditional transfer would be more aligned with already existing accountability mechanisms and help to accelerate the implementation of public infrastructure projects.

______________________________

5  This Canada-Québec agreement was concluded in June 2018.

Update on Federal Transfers	E-13

Exhibit 99.8

Section F

THE QUÉBEC GOVERNMENT'S DEBT

Summary	F.3

1. Québec's debt	F.5

1.1 Different concepts of debt	F.5

1.2 Gross debt	F.6

1.3 Net debt	F.11

1.4 Debt representing accumulated deficits	F.13

1.5 The Generations Fund and debt reduction	F.15

2. Financing	F.17

2.1 Financing program	F.17

2.2 Debt management strategy	F.21

2.3 Yield on Québec's debt securities	F.24

3. Credit ratings	F.25

3.1 Québec's credit ratings	F.25

3.2 Comparison of the credit ratings of the Canadian provinces	F.26

F.1

SUMMARY

❏ Québec's debt

As at March 31, 2020, the gross debt stood at $198.8 billion, or 43.3% of GDP.

The debt is expected to increase substantially in 2020-2021, owing to the impact of the economic contraction on own-source revenue and the actions taken to manage the public health crisis and support the economy.

- The gross debt-to-GDP ratio is expected to climb back up to 50.5% as at March 31, 2021.

The debt burden as at March 31, 2021 will nonetheless remain below the level that still prevailed in 2017, that is, 51.0% of GDP.

The gross debt-to-GDP ratio will stabilize as of 2021-2022 due to a substantial economic rebound in 2021 and the anticipated improvement of Québec's financial situation.

- The gross debt burden will stand at 50.0% of GDP as at March 31, 2022 and 49.9% as at March 31, 2023.

❏ Generations Fund

Deposits in the Generations Fund help to reduce the debt and thus to improve intergenerational fairness. Therefore, the government will maintain its deposits in the Generations Fund.

- In 2020-2021, deposits in the Generations Fund will stand at $2.7 billion.

The Act to reduce the debt and establish the Generations Fund provides that, for fiscal 2025-2026, the gross debt must not exceed 45% of GDP, while the debt representing accumulated deficits must not exceed 17% of GDP.

These targets will be hard to achieve due to the substantial increase in the debt in 2020-2021.

However, reducing the debt burden remains a priority for the government.

More light will be shed on the situation of the economy and public finances in the coming months. On the basis of this information, the government will examine whether there is a need to review the Act to reduce the debt and establish the Generations Fund, particularly with regard to the achievement of the targets set for 2025-2026.

The Québec Government's Debt	F-3

1. QUÉBEC'S DEBT

1.1 Different concepts of debt

A number of different concepts of debt are used to measure a government's indebtedness.

- Gross debt corresponds to the debt on financial markets, plus the commitments made with regard to the retirement plans of government employees. The balance of the Generations Fund is subtracted from the gross debt.

- Net debt corresponds to the government's liabilities as a whole, less its financial assets. Ontario and several other provinces use this concept.1

- Debt representing accumulated deficits corresponds to the difference between the government's assets and liabilities. It is the debt that does not correspond to any assets. This concept is used by the federal government.

TABLE F.1

Debt of the Québec government as at March 31 according to various concepts

(millions of dollars)
	2020	2021	2022
GROSS DEBT(1)	198 811	220 837	233 850
% of GDP	43.3	50.5	50.0
Less: Financial assets, net of other liabilities(2)	-27 526	-31 431	-35 150
NET DEBT	171 285	189 406	198 700
% of GDP	37.3	43.3	42.5
Less: Non-financial assets	-76 107	-81 881	-85 909
DEBT REPRESENTING ACCUMULATED DEFICITS	95 178	107 525	112 791
% of GDP	20.7	24.6	24.1

(1) The gross debt excludes pre-financing and takes into account the sums accumulated in the Generations Fund.

(2) Financial assets include, in particular, participations in government enterprises (e.g. Hydro-Québec) and accounts receivable, minus other liabilities (e.g. accounts payable).

_______________________________________
1           The International Monetary Fund compares countries' debt by using, in particular, their net debt.

The Québec Government's Debt	F-5

1.2 Gross debt

The gross debt corresponds to the amount of debt issued on financial markets (consolidated direct debt) plus the net liability for the retirement plans and other future benefits of public and parapublic sector employees, minus the balance of the Generations Fund.

After falling gradually for five years to 43.3% of GDP as at March 31, 2020, the gross debt will climb back up to 50.5% of GDP as at March 31, 2021 mainly because of the major repercussions of the public health crisis on Québec's financial situation.

The gross debt burden will stabilize as of 2021-2022, reaching 49.9% of GDP as at March 31, 2023.

TABLE F.2

Gross debt as at March 31

(millions of dollars)
	2020	2021	2022	2023
Consolidated direct debt	192 975	220 068	238 872	255 663
Plus: Retirement plans and other employee future benefits	14 735	12 321	9 514	6 627
Less: Generations Fund	-8 899	-11 552	-14 536	-17 755
GROSS DEBT	198 811	220 837	233 850	244 535
% of GDP	43.3	50.5	50.0	49.9

F.6	Update on Québec’s Economic and Financial Situation

❏ The debt remains under control

The debt is expected to increase substantially in 2020-2021, owing to the impact of the economic contraction on own-source revenue and the actions taken to manage the public health crisis and support the economy.

- The gross debt-to-GDP ratio will reach 50.5% as at March 31, 2021.

- Roughly half of this increase is explained by the decrease in nominal GDP in 2020.

The debt burden as at March 31, 2021 will nonetheless remain below the levels reached following the 2008-2009 recession and the level that still prevailed in 2017, which was 51.0% of GDP.

The debt burden is expected to stabilize as of 2021-2022 thanks to the substantial economic rebound forecast in 2021 and the anticipated improvement of Québec's financial situation.

- The gross debt burden will stand at 49.9% of GDP as at March 31, 2023.

CHART F.1 Change in the gross debt as at March 31
(percentage of GDP)

The Québec Government's Debt	F-7

The proportion of revenue devoted to debt service will remain at a historic low

Despite a substantial increase in the debt, the proportion of revenue devoted to debt service in 2020-2021 will remain at a historic low. Between now and 2022-2023, it will be less than it was in 2018-2019.

The increase in the proportion of revenue devoted to debt service in 2021-2022 and 2022-2023 is explained, in particular, by the increase in the level of the debt.

Debt service
(percentage of consolidated revenue)

F.8	Update on Québec’s Economic and Financial Situation

TABLE F.3

Factors responsible for the change in the Québec government's gross debt

(millions of dollars)
	Debt, beginning of year	Budgetary deficit (surplus)	Investments, loans and advances	Net capital investments(1)	Other factors(2)	Deposits in the Generations Fund	Total change	Debt, end of year	% of GDP
2011-2012	173 436	2 628	1 861	5 071	1 228	-840	9 948	183 384	53.0
2012-2013	183 384	3 476(3)	659	4 863	445	-961	8 482	191 866	54.0
2013-2014	191 866	2 824	1 349	3 977	-788	-1 421	5 941	197 807	54.1
2014-2015	197 807	1 143(4)	2 146	2 980	1 160	-1 279	6 150	203 957	54.1
2015-2016	203 957	-2 191	808	2 695	-338	-1 584	-610	203 347	52.5
2016-2017	203 347	-2 361	2 527	1 784	194	-2 001	143	203 490	51.0
2017-2018	203 490	-2 622	1 859	2 173	-1 536	-2 293	-2 419	201 071	48.0
2018-2019	201 071	-4 803	1 296	3 002	2 009	-3 477	-1 973	199 098	45.3
2019-2020	199 098	-32	574	3 737	-1 960	-2 606	-287	198 811	43.3
2020-2021	198 811	15 000	2 619	5 774	1 286	-2 653	22 026	220 837	50.5
2021-2022	220 837	8 250	4 414	4 028	-695	-2 984	13 013	233 850	50.0
2022-2023	233 850	7 000	3 064	4 563	-723	-3 219	10 685	244 535	49.9

(1) Investments made under public-private partnership agreements are included in net capital investments.

(2) Other factors include, in particular, the change in other accounts, such as accounts receivable and accounts payable.

(3) This amount includes the loss of $1 876 million from activities abandoned following the closure of Hydro-Québec's Gentilly-2 nuclear power plant.

(4) Budgetary balance excluding the impact of accounting changes. The budgetary balance including accounting adjustments of $418 million is a deficit of $725 million.

The Québec Government's Debt	F-9

Net capital investments

Net capital investments consist of the government's gross investments minus depreciation expenses.

Even though gross investments have an impact on the gross debt, net capital investments are presented in the factors responsible for the change in the gross debt due to the fact that the depreciation expense is included in the budgetary balance.

From 2020-2021 to 2022-2023, net capital investments will increase the gross debt by $4.8 billion per year on average.

Net capital investments

(millions of dollars)
	2020-2021	2021-2022	2022-2023
Gross investments(1)	10 179	8 634	9 302
Less: Depreciation	-4 405	-4 606	-4 739
Net capital investments	5 774	4 028	4 563

(1) These investments exclude the Québec government's contribution to the projects of partners (e.g. municipalities), whereas this contribution is included in the annual investments of the Québec Infrastructure Plan and portfolio expenditures.

Investments, loans and advances

Investments, loans and advances refer to investments made by the government in enterprises, mainly government enterprises.

Such investments may be made through advances, capital outlays or by allowing government enterprises to keep part of their net earnings.

- For example, every year, Hydro-Québec pays the government a dividend corresponding to 75% of its net earnings. Hydro-Québec uses the portion of net earnings not paid to the government (25%) to finance its investments, including in hydroelectric dams.

- For the government, this constitutes an investment in Hydro-Québec that creates a financial requirement and thus leads to an increase in the gross debt.

F.10	Update on Québec’s Economic and Financial Situation

1.3 Net debt

The net debt corresponds to the government's liabilities less its financial assets.

As at March 31, 2021, the net debt will stand at $189.4 billion, or 43.3% of GDP. The net debt-to-GDP ratio is expected to fall as of 2021-2022.

TABLE F.4

Factors responsible for the change in the net debt

(millions of dollars)
	Debt, beginning of year	Budgetary deficit (surplus)	Net capital investments	Other(1)	Deposits in the Generations Fund	Total change	Debt, end of year	% of GDP
2018-2019	176 543	-4 803	3 002	1 293	-3 477	-3 985	172 558	39.3
2019-2020	172 558	-32	3 737	-2 372	-2 606	-1 273	171 285	37.3
2020-2021	171 285	15 000	5 774	-	-2 653	18 121	189 406	43.3
2021-2022	189 406	8 250	4 028	-	-2 984	9 294	198 700	42.5
2022-2023	198 700	7 000	4 563	-	-3 219	8 344	207 044	42.3

(1) The change in the net debt is due mainly to the other comprehensive income of Hydro-Québec. This includes accounting entries (e.g. unrealized exchange gains and losses) that, without affecting Hydro-Québec's net earnings, have an impact on its net assets and, consequently, the value of the government's participation in Hydro-Québec.

After declining gradually over several years, the net debt will increase to 43.3% of GDP as of March 31, 2021 due to the impact of the public health crisis. The net debt burden will resume its downward trajectory as of 2021-2022, reaching 42.3% of GDP as at March 31, 2023.

CHART F.2 Net debt as at March 31
(percentage of GDP)

The Québec Government's Debt	F-11

Comparison of the net debt of governments in Canada

As at March 31, 2020, Québec's net debt burden stood at 37.3% of GDP, compared with the provincial average of 30.4%.[1]

Québec's net debt burden is expected to increase to 43.3% in 2021 and then decrease to 42.3% in 2023.

Net debt of governments in Canada as at March 31, 2020
(percentage of GDP)

(1) The federal government's net debt burden is an estimate of the Ministère des Finances du Québec. Sources: Governments' public accounts, budgets and updates.

 1 Weighted average as a proportion of GDP.

F.12	Update on Québec’s Economic and Financial Situation

1.4 Debt representing accumulated deficits

The debt representing accumulated deficits consists of the accumulated deficits figuring in the government's financial statements. It is the debt that does not correspond to any assets.

After decreasing gradually over several years, the debt representing accumulated deficits will increase to 24.6% of GDP as at March 31, 2021 due to the impact of the public health crisis.

The debt representing accumulated deficits will decrease thereafter, reaching 23.8% of GDP as at March 31, 2023.

TABLE F.5

Factors responsible for the change in the debt representing accumulated deficits

(millions of dollars)
	Debt, beginning of year	Budgetary deficit (surplus)	Accounting adjustments(1)	Deposits in the Generations Fund	Total change	Debt, end of year	% of GDP
2018-2019	107 470	-4 803	1 258	-3 477	-7 022	100 448	22.9
2019-2020	100 448	-32	-2 632	-2 606	-5 270	95 178	20.7
2020-2021	95 178	15 000	-	-2 653	12 347	107 525	24.6
2021-2022	107 525	8 250	-	-2 984	5 266	112 791	24.1
2022-2023	112 791	7 000	-	-3 219	3 781	116 572	23.8

(1) The change in the debt representing accumulated deficits as a result of accounting adjustments is due mainly to the other comprehensive income of Hydro-Québec. This includes accounting entries (e.g. unrealized exchange gains and losses) that, without affecting Hydro-Québec's net earnings, have an impact on its net assets and, consequently, the value of the government's participation in Hydro-Québec.

The Québec Government's Debt	F-13

Québec's public sector debt

The public sector debt includes the government's gross debt as well as the debt of Hydro-Québec, the municipalities, universities other than the Université du Québec and its constituents, and other government enterprises. This debt has served among other things to fund public infrastructure, such as roads, schools, hospitals, hydroelectric dams and water treatment plants.

As at March 31, 2020, Québec's public sector debt stood at $272.0 billion, or 59.3% of GDP. These figures must be put into perspective as they do not take into account the economic value of certain assets held by the government, such as Hydro-Québec, the Société des alcools du Québec and Loto-Québec.

Public sector debt as at March 31

(millions of dollars)
	2016	2017	2018	2019	2020
Government's gross debt	203 347	203 490	201 071	199 098	198 811
Hydro-Québec	43 843	42 882	43 160	43 054	43 869
Municipalities	23 846	24 058	24 505	25 173	27 707
Universities other than the Université du Québec and its constituents	1 608	1 656	1 321	1 458	1 639
Other government enterprises(1)	308	258	218	210	-
PUBLIC SECTOR DEBT	272 952	272 344	270 275	268 993	272 026
% of GDP	70.4	68.2	64.5	61.2	59.3

(1) These amounts correspond to the debt of the Financing Fund used to finance government enterprises and entities not included in the reporting entity. As of 2020, this debt is included in the gross debt ($504 million as at March 31, 2020).

F.14	Update on Québec’s Economic and Financial Situation

1.5 The Generations Fund and debt reduction

❏ Deposits in the Generations Fund

Deposits in the Generations Fund help to reduce the debt and thus to improve intergenerational fairness. Therefore, the government will maintain its deposits in the Generations Fund.

- In 2020-2021, revenues totalling $2.7 billion will be dedicated to the Generations Fund.

- As at March 31, 2021, the Generations Fund should stand at $11.6 billion.

TABLE F.6

Generations Fund

(millions of dollars)
	2019-2020	2020-2021	2021-2022	2022-2023
Book value, beginning of year(1)	8 293	8 899	11 552	14 536
Dedicated revenues
Water-power royalties
Hydro-Québec	708	720	767	790
Private producers	95	99	105	107
Subtotal	803	819	872	897
Indexation of the price of heritage electricity	317	377	500	540
Additional contribution from Hydro-Québec	215	215	215	215
Mining revenues	286	244	294	320
Specific tax on alcoholic beverages	500	500	500	500
Unclaimed property	21	25	15	15
Investment income(2)	464	473	588	732
Total dedicated revenues	2 606	2 653	2 984	3 219
Use of the Generations Fund to repay borrowings	-2 000	-	-	-
BOOK VALUE, END OF YEAR	8 899	11 552	14 536	17 755

(1) For information purposes, the market value of the Generations Fund as at June 30, 2020 was $10.4 billion, or $0.9 billion higher than its book value at that date.

(2) The investment income of the Generations Fund corresponds to realized investment income (interest, dividends, gains on the disposal of assets, etc.). The forecast may thus be adjusted upward or downward according to the timing of realized gains or losses. In addition to the realized gains generated by withdrawals from the Generations Fund, an annual return of 4.8% is expected, a rate based on five historic years.

The Québec Government's Debt	F-15

❏ Debt reduction

The Act to reduce the debt and establish the Generations Fund provides that, for fiscal 2025-2026, the gross debt must not exceed 45% of GDP, while the debt representing accumulated deficits must not exceed 17% of GDP.

Given the substantial increase in the debt in 2020-2021, arising from the significant deterioration in Québec's financial situation related to the public health crisis and support for the economy, these targets will be hard to achieve.

More light will be shed on the situation of the economy and public finances in the coming months. On the basis of this information, the government will examine whether there is a need to review the Act to reduce the debt and establish the Generations Fund, particularly with regard to the achievement of the targets set for 2025-2026.

Reducing the debt burden remains a priority for the government. Québec is one of the most indebted Canadian provinces and it is not shielded from an eventual increase in interest rates.

Reducing the debt burden will also enable Québec to:

- ensure stable funding for the government's chief missions, such as health and education;

- cope with the costs associated with population aging;

- fund investment in public infrastructure;

- fight climate change;

- ease the tax burden on Quebecers;

- counter an eventual upcoming economic slowdown;

- increase its financial autonomy within the federation.

Reducing the debt burden also contributes to economic growth by creating a climate of confidence conducive to private investment and higher productivity.

F.16	Update on Québec’s Economic and Financial Situation

2. FINANCING

2.1 Financing program

The financing program corresponds to long-term borrowings made among other things to repay maturing borrowings and to fund the government's capital investments and the budgetary deficit.

For 2020-2021, the program amounts to $32.5 billion, which is $0.4 billion more than forecast in Québec's Economic and Financial Situation 2020-2021 published in June 2020. This is explained mainly by an increase in transactions under the credit policy.

This adjustment is in addition to the one presented in the June 2020 snapshot, namely, an $18.4-billion increase in net financial requirements for the measures implemented by the government and the decreases in revenue associated with COVID-19.

As at October 29, 2020, borrowings contracted in 2020-2021 amount to $29.3 billion, or 90% of the scheduled program.

TABLE F.7

The government's financing program, 2020-2021

(millions of dollars)
	June 2020	Adjustments	November 2020
Net financial requirements	28 197	-152	28 045
Repayments of borrowings	10 346	-59	10 287
Use of the Generations Fund to repay borrowings	-	-	-
Use of pre-financing	-7 988	-	-7 988
Change in cash position	-	-	-
Deposits in the Retirement Plans Sinking Fund (RPSF)(1)	-	-	-
Transactions under the credit policy(2)	1 560	577	2 137
TOTAL	32 115	366	32 481

Note: A negative entry indicates a source of financing and a positive entry, a financial requirement.

(1) Deposits in the RPSF are optional. They are recorded in the financing program only once they are made.

(2) Under the credit policy, which is designed to limit risk with respect to counterparties, the government disburses or receives amounts following, in particular, movements in exchange rates. These amounts do not affect the debt.

The Québec Government's Debt	F-17

Borrowings contracted in 2020-2021

The government aims to borrow at the lowest possible cost. To that end, it applies a strategy for diversifying sources of funding by market, financial instrument and maturity.

Thus far in 2020-2021, the government has contracted 42% of its borrowings on foreign markets, compared to an average of 21% for the past 10 years. However, the government keeps no exposure of its debt to foreign currencies in order to neutralize the impact of variations in foreign exchange rates on debt service.

In 2020-2021, conventional bonds in Canadian dollars were the main debt instrument used.

To date, approximately 70% of the borrowings contracted in 2020-2021 had a maturity of 10 years or more.

Summary of long-term borrowings contracted in 2020-2021

Currencies	$million	%
CANADIAN DOLLAR
Conventional bonds	16 319	55.6
Savings products issued by Épargne Placements Québec	338	1.2
Immigrant investors(1)	293	1.0
Green Bonds	-	-
Subtotal	16 950	57.8

OTHER CURRENCIES
U.S. dollar	6 413	21.9
Euro	5 954	20.3
Subtotal	12 367	42.2
TOTAL	29 317	100.0
Note: Borrowings contracted as at October 29, 2020. (1) These borrowings are from sums advanced by immigrant investors. These sums are lent to the government through Investissement Québec.

F.18	Update on Québec’s Economic and Financial Situation

The financing program will amount to $35.3 billion in 2021-2022. In 2022-2023, it will total $31.8 billion.

TABLE F.8

The government's financing program in 2021-2022 and 2022-2023

(millions of dollars)
	2021-2022	2022-2023
Net financial requirements	18 735	17 558
Repayments of borrowings	16 547	14 229
Use of the Generations Fund to repay borrowings	-	-
TOTAL	35 282	31 787
Note: A negative entry indicates a source of financing and a positive entry, a financial requirement.

Green Bond program

In 2017, the government introduced a Green Bond program to fund projects providing tangible benefits with regard to protecting the environment, reducing greenhouse gas (GHG) emissions or adapting to climate change. Through this program, the government is contributing to, among other things, the development of a socially responsible investment market.

The program draws on the Green Bond Principles, a set of guidelines created to bring more transparency to the issuance process, disclosure and reporting.

Québec's Green Bond framework has received the highest rating possible from CICERO (Center for International Climate Research).

Five issues totalling $2.8 billion have been made since the program was launched. Given the demand for Québec's Green Bonds and the government's commitment to the environment, Québec will be a regular issuer of Green Bonds.

For more information, visit www.finances.gouv.qc.ca/en/RI_GB_Green_Bonds.asp.

The Québec Government's Debt	F-19

Funding of public bodies

The main mission of the Financing Fund and Financement-Québec is to offer Québec's public sector bodies financing at the lowest possible cost. The clientele of the Financing Fund consists of public bodies included in the government reporting entity. In fiscal 2020-2021, the long-term loan program of the Financing Fund amounts to nearly $12.7 billion.

Long-term loans granted by the Financing Fund in 2020-2021

The clientele of Financement-Québec consists of public bodies not included in the government reporting entity. In fiscal 2020-2021, the long-term loan program of Financement-Québec amounts to nearly $1.6 billion.

Long-term loans granted by Financement-Québec in 2020-2021

(1) Montreal Museum of Fine Arts and the Mohawk Council of Kahnawake. (2) Société de transport de Montréal, Autorité régionale de transport métropolitain and Réseau de transport métropolitain.

F.20	Update on Québec’s Economic and Financial Situation

2.2 Debt management strategy

The government's debt management strategy aims to minimize the cost of debt while limiting the risks related to fluctuations in foreign exchange and interest rates.

The government uses a range of financial instruments, particularly interest rate and currency swap agreements (swaps), to achieve desired debt proportions by currency and interest rate.

❏ Structure of the gross debt by currency

As at March 31, 2020, before taking swaps into account, 77% of the gross debt was in Canadian dollars, 14% in U.S. dollars, 6% in euros, 1% in pounds sterling, 1% in Australian dollars, 1% in Swiss francs and less than 1% in other foreign currencies (yen, New Zealand dollars, Hong Kong dollars and Swedish krona).

After taking swaps into account, the entire gross debt is denominated in Canadian dollars.

Since 2012-2013, the government has maintained no exposure of its debt to foreign currencies.

Swaps allow for neutralization of the impact of variations in foreign exchange rates on debt service.

TABLE F.9

Structure of the gross debt by currency as at March 31, 2020

(per cent)
	Before swaps	After swaps
Canadian dollar	77	100
U.S. dollar	14	0
Euro	6	0
Pound sterling	1	0
Australian dollar	1	0
Swiss franc	1	0
Other (yen, New Zealand dollar, Hong Kong dollar and Swedish krona)	0(1)	0
TOTAL	100	100
Note: Gross debt including pre-financing. (1) The proportion of the debt attributable to other currencies before swaps is less than 1%.

The Québec Government's Debt	F-21

❏ Structure of the gross debt by interest rate

The government keeps part of its debt at fixed interest rates and part at floating interest rates.

As at March 31, 2020, after taking swaps into account, the proportion of the gross debt at fixed interest rates was 92.0%,2  while the proportion at floating rates was 8.0%.

In addition, as at March 31, 2020, the share of the gross debt subject to an interest rate change in 2020-2021 was 11.7%. This share includes the debt at floating interest rates (8.0%) as well as the debt at fixed interest rates to be refinanced in 2020-2021 (3.7%).

CHART F.3 Structure of the gross debt by interest rate as at March 31, 2020
(per cent)

Note: Gross debt including pre-financing.

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2  This proportion includes the debt at fixed interest rates maturing in more than one year (88.3%) as well as the debt at fixed interest rates to be refinanced in 2020-2021 (3.7%).

F.22	Update on Québec’s Economic and Financial Situation

❏ Maturity of the debt

Maturities of new borrowings are distributed over time to obtain a stable refinancing profile and ensure the government's regular presence on capital markets. The average maturity of borrowings in 2020-2021 is 13 years.

CHART F.4 Maturity of transactions carried out in 2020-2021
(per cent)

This diversification by maturity is reflected on the maturity of the debt as shown in the following chart. As at March 31, 2020, the average maturity of the debt was approximately 11 years.

CHART F.5 Maturity of the long-term debt as at March 31, 2020
(millions of dollars)

Note: Long-term debt of the Québec government and Financement-Québec.

The Québec Government's Debt	F-23

2.3 Yield on Québec's debt securities

The yield on the Québec government's 10-year securities is approximately 1.2%. The yield on Treasury bills is about 0.1%. These rates are at historic lows.

CHART F.6 Yield on the Québec government's securities
(per cent)

Sources: PC-Bond and Ministère des Finances du Québec.

Since June 2017, a spread in favour of Québec has been observed between the yield on 10-year securities of Québec and those of Ontario. Since January 2020, this spread has varied from 1.5 to 4.5 basis points in Québec's favour.

CHART F.7 Yield spread on long-term (10-year) securities
(percentage points)

Source: PC-Bond.

F.24	Update on Québec’s Economic and Financial Situation

3. CREDIT RATINGS

3.1 Québec's credit ratings

A credit rating measures the ability of a borrower, such as the Québec government, to pay interest on its debt and repay the principal at maturity.

A higher credit rating means access to a broader pool of investors and advantageous borrowing costs.

Québec's credit rating is evaluated by six credit rating agencies.

In 2020, these six credit rating agencies confirmed Québec's credit rating and assigned it a stable outlook.

TABLE F.10

Québec's credit ratings

Credit rating agency	Credit rating	Outlook
Standard & Poor's (S&P)	AA−	Stable
Moody's	Aa2	Stable
Fitch Ratings	AA−	Stable
DBRS Morningstar	AA (low)	Stable
Japan Credit Rating Agency (JCR)	AA+	Stable
China Chengxin International (CCXI)(1)	AAA	Stable
Note: Québec's credit ratings as at October 29, 2020. (1) Credit rating for bond issues on the Chinese market.

The Québec Government's Debt	F-25

3.2 Comparison of the credit ratings of the Canadian provinces

The following charts show the credit ratings of the Canadian provinces by Standard & Poor's and Moody's as at October 29, 2020.

CHART F.8 Credit ratings of the Canadian provinces - Standard & Poor's

(1) These provinces have a negative outlook.
CHART F.9 Credit ratings of the Canadian provinces - Moody's

(1) These provinces have a negative outlook.

F.26	Update on Québec’s Economic and Financial Situation